      As filed with the Securities and Exchange Commission on May 31, 1996

                                                         Registration No. 33-___
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                          ALASKA APOLLO RESOURCES INC.
           (EXACT NAME OF THE REGISTRANT AS SPECIFIED IN ITS CHARTER)


 PROVINCE OF BRITISH COLUMBIA                     1311, 5172                       NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)


           ALASKA APOLLO RESOURCES INC.                                            WILLIAM S. DAUGHERTY
               131 PROSPEROUS PLACE                                                      PRESIDENT
                    SUITE 17-A                                                     131 PROSPEROUS PLACE
          LEXINGTON, KENTUCKY 40509-1844                                                SUITE 17-A
                  (606) 263-3948                                              LEXINGTON, KENTUCKY 40509-1844
(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING                          (606) 263-3948
AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                        INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                ________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has been declared effective.

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         CALCULATION OF REGISTRATION FEE



- -----------------------------------------------------------------------------------------------------------------------------------
  Title of each class of                                   Proposed maximum             Proposed maximum            Amount of
securities to be registered  Amount to be registered  offering price per share(1)  aggregate offering price(1)  registration fee(2)
- -----------------------------------------------------------------------------------------------------------------------------------
     Common Stock, no par
       value per share           7,742,710 shares                 $0.375                    $2,903,516.25             $1,001.21
- -----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated pursuant to Rule 457(c) solely for tbe purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock reported on the NASDAQ on May 31, 1996.
(2)  The registration fee applies to 7,742,710 shares of the Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               DP INDUSTRIES, INC.
                              CROSS REFERENCE SHEET
                    PURSUANT TO ITEM 501(b) OF REGULATION S-K

               ITEM OF FORM S-4                        LOCATION OR CAPTION
               ----------------                        -------------------

A. INFORMATION ABOUT THE TRANSACTION
   1.  Forepart of Registration Statement
       and Outside Front Cover Page of
       Prospectus. . . . . . . . . . . . . . .    Cover Page; Cross-Reference
                                                  Sheet
   2.  Inside Front and Outside Back Cover
       Pages of Prospectus . . . . . . . . . .    Available Information
   3.  Risk Factors, Ratios of Earnings to
       Fixed Charges and Other Information . .    Summary; Table of Contents
   4.  Terms of the Transaction. . . . . . . .    Summary; Proxy Statement;
                                                  Change of Jurisdiction
   5.  PRO FORMA Financial Information . . . .    Not Applicable
   6.  Material Contracts With the Company
       Being Acquired. . . . . . . . . . . . .    Not Applicable
   7.  Additional Information Required For
       Reoffering by Persons and Parties
       Deemed to be Underwriters . . . . . . .    Not Applicable
   8.  Interests of Named Experts and
       Counsel . . . . . . . . . . . . . . . .    Experts; Legal Matters
   9.  Disclosure of Commission Position
       on Indemnification for Securities
       Act Liabilities . . . . . . . . . . . .    Not Applicable
B. INFORMATION ABOUT THE REGISTRANT
   10. Information With Respect to S-3
       Registrants . . . . . . . . . . . . . .    Not Applicable
   11. Incorporation of Certain Information
       by Reference. . . . . . . . . . . . . .    Not Applicable
   12. Information With Respect to S-2 or
       S-3 Registrants . . . . . . . . . . . .    Not Applicable
   13. Incorporation of Certain Information
       by Reference. . . . . . . . . . . . . .    Not Applicable
   14. Information With Respect to
       Registrants Other Than S-2 or S-3
       Registrants . . . . . . . . . . . . . .    Business; Market Price of and
                                                  Dividends on the Company's
                                                  Common Equity and Related
                                                  Stockholder Matters; Financial
                                                  Statements; Selected Financial
                                                  Data; Management's Discussion
                                                  and analysis of Financial
                                                  Condition and Results of
                                                  Operations
C. INFORMATION ABOUT THE COMPANY BEING
   ACQUIRED
   15. Information With Respect to S-3
       Companies . . . . . . . . . . . . . . .    Not Applicable
   16. In formation With Respect to S-2
       or S-3 Companies. . . . . . . . . . . .    Not Applicable
   17. Information With Respect to
       Companies Other Than S-2 or S-3
       Companies . . . . . . . . . . . . . . .    Not Applicable
D. VOTING AND MANAGEMENT INFORMATION
   18. Information if Proxies, Consents
       or Authorizations Are to be
       Solicited . . . . . . . . . . . . . . .    Cover Page; Summary; Proxy
                                                  Statement; Voting Securities;
                                                  Certain Beneficial Owners;
                                                  Security Ownership of
                                                  Management; Executive
                                                  Compensation; Certain
                                                  Relationships and Related
                                                  Transactions; Shareholder
                                                  Return Performance Graphs;
                                                  Change of Jurisdiction
   19. Information if Proxies, Consents
       or Authorizations Are Not to be
       Solicited in and Exchange Offer . . . .    Not Applicable

                      SUBJECT TO COMPLETION, DATED MAY 31, 1996


JOINT PROXY STATEMENT/PROSPECTUS

                                   7,742,710 SHARES

                             ALASKA APOLLO RESOURCES INC.

                                     COMMON STOCK
                               (NO PAR VALUE PER SHARE)

                          ---------------------------------

    This Joint Proxy Statement/Prospectus is being furnished to the shareholders of Alaska Apollo Resources Inc., a British Columbia corporation (the "Company"), in connection with the solicitation of proxies for use at an Annual General Meeting of Shareholders of the Company (the "Meeting") to be held on June 28, 1996, and at any adjournments thereof. At the Meeting, the shareholders will be asked to vote (i) for a resolution fixing the number of directors of the Company at three; (ii) for the election of three directors to the Company's Board of Directors to hold office until the Annual General Meeting of Shareholders to be held after the fiscal year ending December 31, 1996; (iii) for the appointment of independent auditors for the fiscal year ending December 31, 1996; and (iv) to vote for all resolutions relating to the proposed continuance of the Company from the Province of British Columbia to the State of Wyoming (the "Continuance") in accordance with the provisions of the British Columbia Company Act and the Wyoming Business Corporation Act, and the subsequent merger of the Company into the Company's wholly-owned subsidiary domiciled in the State of Delaware (the "Merger").

    This document also constitutes a prospectus under the Securities Act of 1933, as amended (the "Securities Act") for the offering by the Company, pursuant to the terms of the Continuance, of 7,742,710 shares of the common stock of the Company, without par value per share (the "Common Stock").

    The affirmative vote of the holders of at least 75 percent of the shares of the Common Stock present in person or represented by proxy at the Meeting will be required to approve the special resolutions relating to the Continuance and the Merger. Neither the Continuance nor the Merger will be implemented without shareholder approval of all of the resolutions relating thereto.

    SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS RELATED TO THE CONTINUANCE AND THE MERGER.

    NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION OR ANY STATE GOVERNMENTAL AGENCY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



         THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS         , 1996
                                                              ---------

                                AVAILABLE INFORMATION

    A Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act has been filed with the Securities and Exchange Commission (the "Commission"). As permitted by the rules and regulations of the Commission, this document omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of the Registration Statement can be obtained from the Commission at prescribed rates by writing to the Commission at such address. For further information, reference is made to the Registration Statement including the exhibits filed therewith.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast regional office, 7 World Trade Center, 13th Floor, New York, New York 10048 or its Chicago regional office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail at prescribed rates. Requests should be directed to the Commission's public reference section, 450 Fifth Street, N.W., Washington, D.C. 20549.

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.

                                  TABLE OF CONTENTS


AVAILABLE INFORMATION..........................................................2
SUMMARY........................................................................4
RISK FACTORS...................................................................7
SELECTED FINANCIAL DATA........................................................8
BUSINESS.......................................................................8
MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITYAND RELATED
STOCKHOLDER MATTERS...........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF
OPERATIONS....................................................................20
PROXY STATEMENT...............................................................24
VOTING SECURITIES.............................................................24
CERTAIN BENEFICIAL OWNERS.....................................................25
DETERMINATION OF THE NUMBER OF DIRECTORS......................................25
ELECTION OF DIRECTORS.........................................................25
NOMINEES......................................................................26
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD................................26
SECURITY OWNERSHIP OF MANAGEMENT..............................................27
EXECUTIVE COMPENSATION........................................................27
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.............................29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................30
SHAREHOLDER RETURN PERFORMANCE GRAPHS.........................................32
CHANGE OF JURISDICTION........................................................33
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS....................41
OTHER MATTERS.................................................................42
AVAILABILITY OF INFORMATION...................................................42
SHAREHOLDER PROPOSALS FOR 1997 ANNUAL GENERAL MEETING OF SHAREHOLDERS.........42
FEDERAL TAX CONSIDERATIONS....................................................42
LEGAL MATTERS.................................................................42
EXPERTS.......................................................................43
Financial Statements.........................................................F-1
Annual Report to Shareholders............................................Annex I
Proxy Card..............................................................Annex II
Sample Proxy...........................................................Annex III
Letter to Shareholders..................................................Annex IV
Change of Jurisdiction Proxy.............................................Annex V
Articles of Continuance.............................................Schedule "A"
Merger Agreement....................................................Schedule "B"
Certificate of Incorporation (Delaware).............................Schedule "C"
Article 13 of the WBCA..............................................Schedule "D"

                                       SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

INTRODUCTION

    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Alaska Apollo Resources Inc., a British Columbia corporation (the "Company"), to be voted at the 1996 Annual General Meeting of Shareholders (the "Meeting") to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on June 28, 1996 at 10:00 a.m., Vancouver, British Columbia time, and at any and all adjournments thereof. The information contained in this Joint Proxy Statement/Prospectus is given as of May 13, 1996. This Joint Proxy Statement/Prospectus relates, in part, to the approval of the Continuance of the Company from the Province of British of Columbia, Canada to the State of Wyoming and the subsequent Merger of the Company into a wholly-owned Delaware subsidiary of the Company. This Joint Proxy Statement/Prospectus also relates to the election of directors and the appointment of auditors. The 1995 Annual Report to Shareholders, including financial statements for the year ended December 31, 1995, is attached to this Joint Proxy Statement/Prospectus as Annex I.

THE CONTINUANCE

    Since the Company does not conduct any of its activities in Canada, management feels that it is in the best interest of the Company to remove its jurisdiction of incorporation to the United States. Such removal will save the Company on an annual basis many thousands of dollars in legal and accounting fees. As matters now stand, the Company must concern itself with both Canadian and United States securities and accounting measures, whereas, as a United States corporation, the Company will need to only deal with United States securities and accounting issues in general. The mechanism for changing the Company's jurisdiction to the United States will be through a process of continuing the Company from the Province of British Columbia to the State of Wyoming (the "Continuance") in accordance with the provisions of the British Columbia Company Act (the "BCCA") and the Wyoming Business Corporation Act (the "WBCA"). If the shareholders of the Company approve the special resolutions relating co the Continuance including the terms set forth in the Application for Certificate of Registration and Articles of Continuance (the "Articles of Continuance") in the form attached hereto as Schedule "A," the Meeting will be adjourned and the Company will file the Articles of Continuance with the Secretary of State of the State of Wyoming and, upon approval of the Articles of Continuance and issuance by the Secretary of State of the State of Wyoming of a Certificate of Continuance, the Company will thereafter be continued as a Wyoming corporation.

    If the Continuance is approved, the Articles of Continuance, in combination with new Bylaws (the "Wyoming Bylaws") of the Company to be adopted immediately after the Continuance will replace the existing Memorandum and Articles of the Company and will constitute the governing instruments of the Company under Wyoming law. The proposed Wyoming Bylaws will be presented at the Meeting for consideration and approval by the shareholders.

    The form of Articles of Continuance attached as Schedule "A" sets forth the provisions that will be contained in the Articles of Continuance. The Articles of Continuance and the Wyoming Bylaws contain the provisions required by Wyoming law and certain additional provisions permitted by Wyoming law, some of which are summarized below. See "Change of Jurisdiction."

THE MERGER

    Assuming that the Company continues to the State of Wyoming, the Meeting will be reconvened and the shareholders will be asked to approve a merger (the "Merger") under the Delaware General Corporation Law (the "DGCL") of the Company with and into its wholly-owned Delaware subsidiary (the "Subsidiary") with the surviving company (the "Merged Company") being a Delaware corporation with the name of "Alaska Apollo Resources, Inc," or such other name as may be approved for use in Delaware. If the shareholders approve the Merger on the terms set forth in the Agreement and Plan of Merger (the "Merger Agreement") in the form attached hereto as Schedule "B," the Company and the Subsidiary will enter into the Merger Agreement which will then be filed with the Secretaries of State of the State of Delaware and the State of Wyoming. Upon the Secretary of State of the State of Delaware issuing a Certificate certifying that the Merger Agreement has been received and filed in his office, the Merged Company will thereafter be a Delaware corporation having the Certificate of Incorporation (the "Delaware Certificate") in the form attached hereto as Schedule "C." The proposed Bylaws of the Merged Company (the "Delaware Bylaws") will be presented at the Meeting for consideration and approval by the shareholders.

    The Delaware Certificate and the Delaware Bylaws will replace the Wyoming Articles and Wyoming Bylaws and will constitute the governing instruments of the Merged Company under Delaware law. The Delaware Certificate and Delaware Bylaws contain provisions required by Delaware law and certain additional provisions permitted by Delaware law, some of which are summarized below.

SHAREHOLDERS' MEETING

    At the Meeting, the shareholders will be asked to vote (i) for a resolution fixing the number of directors of the Company at three; (ii) for the election of three directors to the Company's Board of Directors to hold office until the Annual General Meeting of Shareholders to be held after the fiscal year ending December 31, 1996; (iii) for the appointment of independent auditors for the fiscal year ending December 31, 1996; and (iv) to vote for all resolutions relating to the Continuance and the Merger.

PROXY CARDS

    In connection with the Meeting, the Company will mail three proxy cards to its shareholders. The first proxy card, attached hereto as Annex II, covers all issues to be voted on at the Meeting described in this Joint Proxy Statement/Prospectus, except the issues dealing with the proposed change of the Company's jurisdiction from the Province of British Columbia, Canada to the State of Wyoming (the "Continuance" or the "Change of Jurisdiction"). The second proxy card (the "Sample Proxy"), attached hereto as Annex III, deals only with the issues relating to the Change of Jurisdiction. In addition to the proxy cards described in Annex II and Annex III, the Company will also send to the shareholders the letter described in Annex IV attached hereto, which letter advises the shareholders that they will receive an actual proxy (the "Change of Jurisdiction Proxy") in the form described in Annex V attached hereto, covering the Company's proposed Change of Jurisdiction after the effective date of the Company's Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

    The Company will print the actual Change of Jurisdiction Proxy described in Annex V on blue paper to make it easily distinguished from the Sample Proxy described in Annex III, remove the "Sample" legend from the face of the proxy, and mail it to the shareholders only after the effective date of the Registration Statement. The Company will count only those Change of Jurisdiction Proxies printed on blue paper, and any Sample Proxies that are erroneously executed and returned to the Company will be disregarded. The shareholders of the Company will be furnished with copies of this Joint Proxy Statement/Prospectus in the mailing to the shareholders of the Change of Jurisdiction Proxies described in Annex V.

    In the event that the Company does not receive notification of the effective date of the Registration Statement in sufficient time to provide for delivery of the Change of Jurisdiction Proxies, described in Annex V, along with copies of this Joint Proxy Statement/Prospectus to the shareholders and the return of such proxies to the Company, the Meeting to be held on June 28, 1996 will proceed as to all business other than the Change of Jurisdiction. At the conclusion of all other business, the Meeting will be adjourned to a date after the effective date of the Registration Statement to allow sufficient time for the delivery and return of the Change of Jurisdiction Proxies, described in Annex V, and the delivery of this Joint Proxy Statement/Prospectus.

STOCK OWNERSHIP

    As of May 23, 1996 (the "Record Date") the authorized capital stock of the Company consisted of 20,000,000 shares of common stock, without par value per share (the "Common Stock"), each of which shares is entitled to one vote, of which there were 7,742,710 shares issued and outstanding, fully paid and non-assessable.

MANAGEMENT AND OPERATIONS OF THE COMPANY AFTER THE CONTINUANCE AND THE MERGER

    The operations of the Company will remain unchanged after the Continuance and the Merger, inasmuch as nothing will have occurred other than the change of the Company's original jurisdiction of incorporation, the Province of British

Columbia, to the its ultimate jurisdiction, the State of Delaware. The Company intends to conduct no operations as a Wyoming corporation other than to complete the Merger.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

    The BCCA, which currently governs the corporate affairs of the Company, permits the continuance of a British Columbia corporation only to a jurisdiction that has reciprocal legislation allowing a corporation incorporated in that jurisdiction to continue to British Columbia. Although Delaware does not have reciprocal legislation, Wyoming is one of the few jurisdictions in the United States that has such reciprocal legislation and therefore, Wyoming was chosen as the jurisdiction in the United States for the Continuance of the Company. Once the Continuance has been effected, Delaware and Wyoming have legislation which permit the merger of the corporation domiciled in the State of Wyoming with and into a corporation domiciled in the State of Delaware, with the Delaware corporation surviving the merger.

    There are a substantial number of differences between the BCCA, the WBCA, and the DGCL that may materially affect the rights of shareholders. Included elsewhere in this Joint Proxy Statement/Prospectus is a summary of some of the changes that will occur as a result of the Continuance of the Company's jurisdiction of incorporation from the Province of British Columbia to the State of Wyoming and the subsequent Merger and domestication of the Merged Company in the State of Delaware. This summary is not intended to be exhaustive and the shareholders should consult with their legal advisers regarding all of the implications of the Continuance and the Merger. A copy of the BCCA, the WBCA, and the DGCL will be available for reference by the shareholders of the Company or their legal advisers at the Registered Office of the Company.

EXCHANGE RATIO

    Inasmuch as the Company will continue its existence from the Province of British Columbia to the state of Wyoming, the current share certificates representing the shares of the Common Stock of the Company will remain in use. After the Merger of the Company into its wholly-owned subsidiary, the shareholders of the Company will receive one share of Common Stock of the Merged Company for every share of the Common Stock of the Company. All of the shares of the Company as continued into Wyoming are being registered under the Securities Act pursuant to the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part. The Continuance will be effective upon the approval of the Articles of Continuance and the issuance by the Secretary of State of the State of Wyoming of a Certificate of Continuance. Thereafter, the Company will be continued as a Wyoming corporation until it is merged with its wholly-owned Delaware subsidiary. The Merger will become effective as soon as practicable following the adoption of the Merger Agreement at the Meeting, upon the filing of the Certificate of Merger with the Secretary of State of Delaware.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Continuance and the Merger are intended to qualify as tax-free reorganizations within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and as such, no gain or loss should be recognized by the shareholders as a result of the Continuance or the Merger (except to the extent of cash received in lieu of fractional shares and cash received upon the exercise of dissenters' rights of appraisal). See "Federal Tax Considerations."

DISSENTERS' RIGHTS

    Any shareholder of the Company, pursuant to the BCCA, will have until two days before the Meeting at which the special resolutions for the Continuance of the Company from the Province of British Columbia to the State of Wyoming pursuant to Section 37 of the BCCA are to be passed, to give a notice of dissent concerning his shares of the Common Stock to the Company with respect to said special resolutions. As a result of giving a notice of dissent the shareholder may, on receiving from the Company a notice of intention to act under Section 231 of the BCCA, require the Company to purchase all of his shares in respect of which the notice of dissent was given. The price to be paid for his shares is their fair value as of the day before the date on which the resolution for the Continuance is passed, that is, the day before the Meeting which is scheduled to be held on June 28, 1996. A shareholder's right to give a notice of dissent with respect to the Continuance will lapse if not exercised two days before the Meeting at which the special resolutions for the Continuance are to be passed. Further, a notice of dissent ceases to be effective if the shareholder gives it votes in favor of the resolutions for the Continuance.

    Section 224 of the BCCA sets out the rights of a shareholder to apply to a court for relief in certain circumstances. By way of example, a shareholder may apply to a court for relief if he believes the proposed Continuance is unfairly prejudicial to him.

    Pursuant to the WBCA, a shareholder of the Company is entitled to assert dissenters rights under the WBCA in connection with the resolution to approve the Merger of the Company into its wholly-owned Delaware Subsidiary.

                                     RISK FACTORS
OPERATING RESULTS

    For the year ending December 31,1995, the Company's gross revenues declined 20 percent to $2,052,222 from $2,548,835 for the same period in 1994. The Company experienced a net loss of $1,440,003 in 1994 compared to $174,823 in 1993. The reduction in gross revenues was attributable primarily to the level of contract revenue from turnkey drilling activities which declined by $692,134 from $1,972,249 in 1994 to $1,280,115 in 1995. During 1995, total operating expenses were $1,829,616 compared to $1,475,522 in 1994, for an increase of $354,094. Total operating expenses in 1995 included non cash items such as amortization and depreciation of $395,205 and bad debt expense of $137,632. Non cash items included $178,956 for the amortization of goodwill related to the Company's acquisition of Daugherty Petroleum.. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will not experience future losses and that, if such losses are prolonged, the financial condition of the Company would not be materially impaired.

OIL AND GAS OPERATIONS

    MARKET CONDITIONS. The profitability of the Company's oil and gas operations depends upon certain factors which are beyond the Company's control, such as natural gas and crude oil prices that are subject to substantial fluctuations as a result of variations in supply and demand, seasonality and other factors. The Company's principal oil and gas operation is the production of natural gas. Because some of the gas produced from the Company's operations is sold on the spot market, any changes in gas prices affect the Company's revenues and the results of its operations.

    Market, economic and regulatory factors may in the future materially affect the Company's sales of its gas production. The Company faces significant competition in its oil and gas operations.

    RESERVES. Unless the Company acquires additional properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced.

    OTHER. The Company's oil and gas operations are subject to substantial government regulation and all of the risks normally incident to the exploration for and production of oil and gas.

    See generally "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

MINING OPERATIONS

    NO PRODUCTION. The Company has had no revenues from its mining properties. Further, during each year the Company must expend certain funds to maintain the validity of the title to its mining properties. There can be no assurance that the Company will ever be able to put its mining properties into production, or that it will ever be able to generate a profit from their operations. See generally "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

FAILURE OF THE MERGER

    If, after the Continuance takes place, there could be a failure or delay in the effectiveness of the Merger, in which event, the Company will be a Wyoming corporation but still resident in Canada. Therefore, the Company would be subject to tax upon any taxable income from sources inside and outside Canada (subject to any treaty relief) since the Company would be deemed to be a Canadian resident for Canadian income tax purposes by virtue of its incorporation in Canada. If the Company undertakes the Merger with its wholly-owned Delaware Subsidiary, it would be able to sever its Canadian income tax deemed residency status and the taxation of its worldwide income, if the "mind and management" of the Company were exercised from the United States. Upon the Merger with the Subsidiary, the Company will not be considered "incorporated in Canada" and thereby resident in Canada for Canadian income tax purposes.

                               SELECTED FINANCIAL DATA

    The following table sets forth certain selected financial information for the periods presented and should be read in conjunction with the financial statements of the Company and the related notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Joint Proxy Statement/Prospectus.


                                                                                       Year Ended December 31,
                                                        ---------------------------------------------------------------------------
                                                              1995           1994           1993 (1)       1992           1991
                                                           ----------     ----------     ----------     ----------     ----------
INCOME STATEMENT DATA:
    Revenues . . . . . . . . . . . . . . . . . . . . . .   $2,052,222     $2,458,835     $   71,838     $    -0-       $    -0-
    Direct Expenses. . . . . . . . . . . . . . . . . . .    1,660,043      1,156,648          -0-            -0-            -0-
    Operating income (loss). . . . . . . . . . . . . . .   (1,437,437)      (173,335)      (258,861)      (121,073)      (137,330)
    Income (loss) from continuing operations . . . . . .   (1,440,003)      (174,823)      (251,021)      (121,073)      (137,330)
    Per share income (loss) from continuing operations .        (0.19)         (0.03)         (0.07)         (0.09)         (0.17)
CASH FLOW DATA:
    Capital expenditures . . . . . . . . . . . . . . . .      197,354      3,781,088      2,734,235          4,192         20,037
BALANCE SHEET DATA:
    Working capital. . . . . . . . . . . . . . . . . . .     (692,600)       226,174        228,212         92,744        167,671
    Property and equipment, net. . . . . . . . . . . . .   15,657,153     15,678,048     12,019,231     11,087,314     11,083,122
    Total assets . . . . . . . . . . . . . . . . . . . .   18,220,555     18,701,045     14,383,366     11,259,701     11,081,232
    Current maturities of long-term debt . . . . . . . .      218,458         86,304         66,052         24,000         30,000
    Long-term debt . . . . . . . . . . . . . . . . . . .      913,986        849,025        682,760        642,818        666,818
    Stockholders' investment . . . . . . . . . . . . . .   15,573,940     19,784,443     16,195,391     13,106,259     12,706,259


- ----------
(1) Financial data for 1993 reflects the acquisition of Daugherty Petroleum by the Company.

                                       BUSINESS

GENERAL

    Alaska Apollo Resources Inc., (the "Company") is a diversified natural resources company that is engaged through certain subsidiaries in the exploration and production of oil and gas in the State of Kentucky, and in the prospecting, acquiring and, if warranted, developing gold mining properties in the State of Alaska. As used herein, the term the "Company" refers to the Company and its wholly owned subsidiaries, unless the context otherwise requires.

    For financial information regarding the segments of the Company's operations, see the information contained in the financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. To date, the Company's revenues are derived primarily from its oil and gas activities. The Company has received no revenues from its mining properties.

    The Company was incorporated on February 9, 1979, under the laws of British Columbia, Canada, as Catalina Energy & Resources Ltd. On November 27, 1981, the Company's name was changed to Alaska Apollo Gold Mines Ltd., and the authorized capital stock of the Company was changed from 5,000,000 shares of the Common Stock to 20,000,000 shares of the Common Stock. On October 14, 1992, the Company's name was changed to Alaska Apollo Resources Inc., and the Company completed a share recapitalization pursuant to which the Company's authorized capital was consolidated from 20,000,000 shares of the Common Stock to 6,000,000 shares of the Common Stock. On September 9, 1993, the Company's authorized capital stock was changed from 6,000,000 shares of the Common Stock to 20,000,000 shares of the

Common Stock. At the date of this Joint Proxy Statement/Prospectus, there are 7,742,710 shares of the Common Stock outstanding.

    On September 17, 1993, the Company acquired all of the issued and outstanding shares of Daugherty Petroleum, Inc., a Kentucky corporation ("Daugherty Petroleum"), in exchange for 1,250,000 shares of the restricted Common Stock of the Company. Daugherty Petroleum is engaged in the exploration, production and development of natural gas, and, to a lesser extent, oil. All of Daugherty Petroleum's operations are presently located in Kentucky.

    On December 31, 1993, the Company's wholly-owned subsidiary, Alaska Apollo Gold Mines, Limited, a Nevada corporation, was merged into Daugherty Petroleum. As a result of the merger, all of the Company's mining properties and related assets were transferred to Daugherty Petroleum. On March 28, 1994, the Company acquired through a newly formed wholly-owned subsidiary of Daugherty Petroleum, Niagara Oil, Inc., a Kentucky corporation, approximately 60 percent of the working interests in a group of leases and 154 oil wells located in Henderson County, Kentucky, commonly referred to as the "Niagara Field." Consequently, as of the date of this Joint Proxy Statement/Prospectus, the Company has one subsidiary, Daugherty Petroleum. Daugherty Petroleum has one subsidiary, Niagara Oil, Inc.

OIL AND GAS EXPLORATION AND PRODUCTION

    The Company is engaged through Daugherty Petroleum, which was incorporated in 1984, in the business of acquiring properties for the exploration and development of oil and gas, including lease acquisitions, participation in ventures involving other oil and gas companies and investors, and in farm-ins from other producers. Daugherty Petroleum performs these services on behalf of the Company, investors in specific programs, and on a turnkey basis for other oil and gas companies. Daugherty Petroleum has also acquired producing properties, both to operate and to resell. These acquisitions often require workover attempts and the purchase of these properties is usually based upon an assumed return on investment to the Company of three years or less. During 1995, Daugherty Petroleum did not acquire any oil or gas wells by direct purchase. During 1995, the Company acquired mineral leases in its area of operation, expanded its reserve base through the drilling of 16 wells, and participated in four additional wells drilled by another operator on Daugherty Petroleum farmout acreage. The Company also pursued acquisitions of reserves, mineral leases, and well assets but did not close any acquisitions during 1995.

    In addition to its main business of drilling and operating oil and gas wells, Daugherty Petroleum is pursuing a strategy of diversification within the oil and gas industry. The Company has developed a infrastructure to allow it to serve other segments of the industry, such as transportation, marketing and pipeline construction and operation. During 1995, the Upper Cumberland Utility District, a non-profit "public utility" completed the construction of an 18-mile, eight inch pipeline connecting its system with the East Tennessee pipeline. Pursuant to the terms of an agreement with Upper Cumberland Utility District, Daugherty Petroleum has the option to purchase all transportation space available on the District's system in excess of that quantity required by the District to supply its customers. The term of the agreement is for five years and is renewable in five year periods.


    Daugherty Petroleum has completed the construction of a natural gas pipeline gathering system, approximately 40,000 feet in length, in the Gausdale Field located in Knox County, Kentucky. This system, in which the Company owns a 25 percent interest, has allowed Daugherty Petroleum to extend its operations and will allow further exploration into areas previously inaccessible to pipeline gathering systems.

    Daugherty Petroleum is mainly active in oil and gas exploration, development and production in the Appalachian and Illinois Basins. The western edge of the Appalachian Basin in eastern and southeastern Kentucky is the primary target for drilling and acquisitions by the Company. The Appalachian Basin, which has relatively shallow production, is the oldest and, geographically, one of the largest producing regions in the United States. In the Appalachian Basin, Daugherty Petroleum operates gas wells in the Williamsburg and Gausdale Fields in Whitley and Knox Counties, Kentucky. The wells range between 1,500 and 3,000 feet in depth and production is from the Big Lime, Waverly, and Devonian Shale Formations, with daily production ranging between 20 and 200 Mcf per day. The gas produced in the fields is of a good quality and dry. The proximity of the gas fields to the northeastern United States market has generally resulted in higher than average natural gas prices.

    The majority of Daugherty Petroleum's oil is produced from leases located in the western Kentucky portion of the Illinois Basin. The wells in which Daugherty Petroleum owns interests are less than 2,500 feet deep, and each well typically produces one to five barrels daily. Daugherty Petroleum acquired most of its oil production through acquisitions. Most fields in the Illinois Basin are eventually produced by waterflooding (secondary recovery methods), and it is the intention of the Company to waterflood some of its properties that have the characteristics to flood well. In addition to waterflooding to enhance production, the Company intends to drill on proven undeveloped leases that the Company owns.

    The Company is continually leasing land for future drilling operations.
The document normally used to lease land is commonly referred to as "Oil and Gas Lease-Kentucky-Tennessee Form 88." This lease document allows the Company the exclusive right of extracting oil and gas by drilling, injecting gas, water, brine and other substances relating to the production of oil and gas into subsurface strata, and rights-of-way for laying gathering lines and constructing structures required for the production of oil and gas. The royalty to the mineral owner is typically one-eighth of the gross sales price, and the owner usually receives free domestic gas. The typical lease taken by the Company is for a term of one year. If production is obtained within the term, the lease remains in force and effect so long as production continues, otherwise, the lease expires.

    The Company's operating objective is to continue to build and maintain a dominant position as an oil and gas producer in the Appalachian and Illinois Basins. To accomplish this objective, first, the Company intends to continue an aggressive growth strategy. Many producing properties are expected to become available for sale in the areas in and around the Company's existing operations. Next, the Company intends to expand its lease inventory and continue seeking capital to finance new drilling operations. The Company has typically acquired drilling capital by offering joint venture interests in drilling prospects to sophisticated and accredited investors, and by offering turnkey drilling services to other oil and gas companies, thereby earning interests of between five and 25 percent in each well drilled. Finally, the Company plans to continue the improvement of profit margins on oil and gas production through operating efficiencies, mechanical improvements, and the use of enhanced and secondary recovery techniques.

    Daugherty Petroleum owns a net 10.4 Bcf or its equivalent of proven natural gas reserves. The Company's natural gas reserves increased 25 percent in 1995, and this increase was solely attributable to the drilling of wells through joint ventures and partnerships. The Company purchased no gas reserves in 1995. For information relating to Daugherty Petroleum's proven reserves and proven undeveloped reserves, see the financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus.

    DOMINION RESERVES, INC. On June 16, 1995, Daugherty Petroleum signed a joint venture agreement with Dominion Reserves, Inc., to drill 15 wells in Knox County, Kentucky. The agreement also gave Dominion Reserves, Inc., a first option to drill additional wells in an area of mutual interest with the Company. Nine of the 15 wells were drilled in 1995, with the remainder to be drilled in 1996.

    LOS ALAMOS NATIONAL LABORATORY AND UNIVERSITY OF HOUSTON'S OIL RECOVERY CENTER RESEARCH PROJECT. On March 15, 1995, research related to the Company's research project on certain of its properties was discontinued by Los Alamos and the University of Houston as a result of insufficient data to conduct a reservoir simulation study. On September 5, 1995, the Company signed a Cooperative Research and Development Contract with Los Alamos National Laboratory and the Regents of the University of California. The scope of the new contract is to "investigate the design of a development drilling program for gas fields." The Company is currently transmitting data on field geology and well production to the Los Alamos Laboratory for digitization. After all the information is obtained and digitized, analysis will be performed to study areas for potential development and assist the Company in selecting drilling locations for greater enhancement of natural gas reserves.

    WENTZLOFF ACQUISITION. During 1994, Daugherty Petroleum purchased 6.5 Bcf of natural gas or its equivalent from 29 Kentucky partnerships for 1,057,795 shares of restricted common stock in the Company operated by Wentzloff Energy, Inc. During 1995, the Company produced 189,916 Mcf (0.189 Bcf) of the 6.5 Bcf of natural gas.

    The shares of the restricted Common Stock which were attributable to the acreage and overriding royalty interests and personal property acquired from Wentzloff Energy and Southern Drilling, Inc. were placed in trust pursuant to trust agreements and escrow agreements executed by Wentzloff Energy, Southern Drilling, Daugherty Petroleum and a trustee. All stock placed in the trusts was subject to proxies whereby such stock was to be voted in accordance with the direction of the management of the Company. The voting trust agreements expired on November 16, 1995.

    Likewise, the shares of the restricted Common Stock which were received by the partnerships for the gas production sold to Daugherty Petroleum were placed in trust pursuant to a trust agreement executed by the partnerships, Daugherty Petroleum and a trustee. All stock placed in the trust was subject to a proxy and a voting trust agreement whereby such stock was to be voted in accordance with the direction of the management of the Company. The voting trust agreement expired on December 22, 1995.

    Under the terms of the purchase agreement with Wentzloff Energy, Daugherty Petroleum had a period of 12 months to conduct due diligence with respect to the production purchased from the partnerships. As of November
16, 1994, the Company determined to its satisfaction that the reserves covered under the purchase agreement were in place and on that date and the Company notified the trustee of this satisfactory completion of its due diligence. Subsequent to this notification, the shares held by the trustee for the various partnerships were distributed to the various partnerships.
On November 15, 1994, Wentzloff Energy directed the trustee to distribute the shares to the individual partnership participants. As of the date of this Joint Proxy Statement/Prospectus, these shares have been issued to the various participants and, as of December 22, 1995, the shares are free trading subject to the ongoing restrictions of Rule 144 of the Securities Act.

    Daugherty Petroleum bears all costs and expenses relative to the production of gas purchased from the partnerships. In addition, Daugherty Petroleum and the partnerships have entered into a Joint Development Agreement, in order to enhance the recovery from the oil and gas properties owned by the partnerships. All production of oil and gas from the properties owned by the partnerships shall be allocated to Daugherty Petroleum until the receipt by Daugherty Petroleum of the 6.5 Bcf of gas purchased from the partnerships. Thereafter, any recovery shall be split 80 percent to Daugherty Petroleum and 20 percent to the partnerships.

    On April 11, 1994, the Company reached an agreement with Michigan Southern Energy, Inc., a Michigan corporation, to purchase gas reserves and its equivalent totaling 0.6 billion cubic feet (0.6 Bcf) from two partnerships which it managed. The gas is underlying six producing wells located in the Gausdale Field in Knox County, Kentucky, which are pursuant to the agreement operated by Daugherty Petroleum. The consideration for the purchase was 175,002 shares of the restricted Common Stock.

    NIAGARA OIL, INC. The Company's subsidiary, Daugherty Petroleum, through its subsidiary, Niagara Oil, Inc., acquired from the U.S. Bankruptcy Court for the Western District of Kentucky, the Niagara Oil Field located in Henderson County, Kentucky. One hundred fifty-four wells were acquired, and 79 wells are equipped. Fifteen wells have been used as water injection wells and 60 wells are drilled but not equipped. The prior operator of this field was in bankruptcy and had been cited for environmental violations by the United States Environmental Protection Agency and the Kentucky Division of Water. Daugherty Petroleum negotiated with the EPA, the Kentucky Division of Oil and Gas, and the Kentucky Division of Water to clean up the field and to bring it into environmental compliance. As of the date of this Joint Proxy Statement/Prospectus, the Company has completed cleanup operations, has reworked approximately 10 percent of the oil wells and is proceeding to bring the field into compliance. The Company estimates oil production will be 75 barrels of oil per day.

    PRODUCTION AND SALES. During 1995, eighty-eight percent of the Company's operating revenues were derived from its oil and gas related activities. The Company's oil and gas gross revenues totaled $1,820,430 and were comprised of turnkey contract revenues of $1,280,115 (70 percent); oil and gas production revenues of $484,237 (27 percent); operating revenues of $41,078 (two percent); and lease sales of $15,000 (one percent). The Company sells a substantial amount of its gas through short term (less than one year) gas sales contracts. Gas sales are dependent on a variety of factors beyond the control of the Company, including competition with other gas suppliers, seasonal demand for gas and access to gas markets through transportation systems owned by third parties. During the past several years there has been a worldwide surplus of oil that is placing downward pressure on prices. There is no expectation that the oversupply will abate in the foreseeable future.

    PRODUCTIVE WELLS AND ACREAGE. Daugherty Petroleum owns fractional working interests (cost bearing interests) in 112 gross (42 net) producing gas wells and in 66 gross (21.6 net) producing oil wells. The majority of Daugherty Petroleum's gas production is located in southeastern Kentucky, in the Gausdale Field, in Whitley and Knox Counties. Oil production is primarily centered in Henderson County, Kentucky in the Illinois Basin, which is located in the Western part of Kentucky.

    A "gross well" is a well in which the Company owns a working interest. A "net well" is deemed to exist when the sum of the fractional working interests owned by the Company in gross wells equals one.

    As of December 31, 1995, Daugherty Petroleum owned natural gas and oil mineral leases covering 23,700 gross (19,552 net) acres of land. In 1995, Daugherty Petroleum had a budget of $100,000 for drilling exploratory wells, and $500,000 for drilling developmental wells.

    A "gross acre" is an acre in which a working interest is owned. The number of gross acres represents the sum of acres in which a working interest is owned. A "net acre" is deemed to exist when the sum of the fractional working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests in gross acres expressed in whole numbers or fractions thereof.

    DRILLING ACTIVITY. During 1995, Daugherty Petroleum participated in the drilling of 16 gross (1.72 net) gas wells. All sixteen of these wells were completed as wells capable of producing gas in commercial quantities. In addition, one of these gas wells was also completed as a well capable of producing crude oil. These wells included wells in which Daugherty Petroleum. participated as program manager of natural gas and oil drilling programs in which units of participation representing working interest (cost bearing) ownership were sold to natural gas and oil investors. Daugherty Petroleum received, as a part of its compensation, interests in the wells operated by it on behalf of these programs. During 1995, Daugherty Petroleum sold interests in one drilling program and in one joint venture. The program and the joint venture were completed and all wells were capable of producing natural gas. Daugherty Petroleum also participated in a joint venture with Dominion Reserves, Inc. This joint venture was originally signed for 15 wells. As of December 13, 1995, nine wells had been drilled. The remainder of the wells are scheduled to be drilled beginning in June 1996.

    NATURAL GAS AND OIL RESERVES. The following table sets forth information as to the Company's proved and proved developed reserves of natural gas and oil as of December 31, 1995, 1994, 1993, 1992, and 1991:


                                                     Gas           Liquids
TOTAL PROVED RESERVES AS OF:                        (Mcf)           (Bbl)
- ----------------------------                     ----------        -------
    December 31, 1995. . . . . . . . .           10,353,988        201,491
    December 31, 1994. . . . . . . . .            7,844,657        130,912
    December 31, 1993. . . . . . . . .              970,753        171,388
    December 31, 1992. . . . . . . . .            1,250,532            505
    December 31, 1991 (1). . . . . . .                  N/A            N/A

- ------------
(1) Daugherty Petroleum did not have reserves information until 1992.

    As used herein, the term "Mcf" means thousand cubic feet, the term "MMcf" means million cubic feet, the term "Bcf" means billion cubic feet, and the term "Bbl" means barrel. Liquids include crude oil, condensate and natural gas liquids.

    The reserve estimates presented herein were prepared by management and reviewed by Richard M. Russell & Associates, Inc., independent petroleum engineers. The report was prepared March 8, 1996, for the period ending December 31, 1995. For additional information regarding the Company's proved reserves, see Note 3 of the notes to the financial statements appearing elsewhere in this Joint Proxy Statement/Prospectus. No estimates of the Company's proved net oil and gas reserves have been filed with or included in reports to any federal authority or agency.

    CERTAIN FACTORS AFFECTING RESERVES. There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the producer. The reserve data set forth herein represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

    MARKETING. The revenues generated by the Company's exploration and production operations are highly dependent upon the prices of, and demand for, natural gas, and to a lesser extent, crude oil. For the last several years, prices of natural gas and crude oil have reflected a worldwide surplus of supply over demand. From time to time the Company has curtailed its production in response to low prices. While short term prices for natural gas was low during most of 1995, the Company saw higher prices for its natural gas beginning in December of 1995. It is management's belief that market factors will lead to a strong gas price for all of 1996. Management believes that demand will be strong for natural gas due to unseasonably low quantities of natural gas in storage resulting from the harsh winter of 1995, the continuing demand caused by the increased use of natural gas as an alternative fuel source for motor vehicles, and the increased use of natural gas as a source for electrical generation. The Company's efforts to complete its gathering system has improved its access to new markets where prices more closely reflect the Appalachian hub prices received by other operators in the Appalachian Basin.

    Market conditions for oil and gas are the result of a number of factors outside the control of the Company, including changing economic conditions, seasonal weather conditions, loss of markets to alternative fuels, increased foreign production, governmental regulation and the failure or success of members of OPEC to agree to and maintain price and production controls. Historically, demand for, and prices of, natural gas are seasonal, generally peaking in the winter when heating requirements are highest.

    Approximately 67 percent of the Company's natural gas production is sold to Southern Gas Company with the remaining 33 percent being sold to various customers including Wiser Oil and Delta Natural Gas. The Company has significantly increased its gas sales to Wiser Oil through its newly completed gathering system. Exploration efforts will be concentrated in the area of the Company's new gathering system so that it can continue to increase its percentage of gas sold to diversified markets to capitalize on improved prices and improve its cash flow. The Company sells approximately 60 percent of its crude oil production to Indiana Farm Bureau, Inc., with the balance being sold to refineries such as Marathon Oil, South Kentucky Purchasing and Bear Creek Oil. The Company believes that the loss of any purchaser of the Company's oil production would not have a materially adverse affect on the Company.

    COMPETITION. The Company faces significant competition in its natural gas and oil operations. The Company's competitors in its producing efforts include major natural gas and oil production companies and numerous independent natural gas and oil companies, individuals and drilling and income programs. The Company's competitors in its marketing efforts include other natural gas and oil companies, major interstate pipelines and their marketing affiliates, and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. The Company has been diligently working with one of the major natural gas and oil production companies in the Appalachian Basin over the past year to acquire access to acreage offsetting the Company's gathering system and existing acreage to decrease competition and secure a greater leasehold position in its main area of interest. While these negotiations are continuing, the Company believes its expertise in the area coupled with its existing leasehold position, working knowledge of the area, and existing gathering system provide it with a competitive advantage in its market area.

    GOVERNMENT REGULATIONS. The Company's oil and gas operations are subject to extensive state and federal regulations which have increased the cost of doing business by requiring additional equipment or methods to eliminate or reduce pollution and have increased financial exposure as in the case of federal laws and regulations which may result in absolute liability for cleanup or removal of contamination. Consequently, governmental agencies may from time to time suspend or curtail operations considered to be detrimental to the ecology or which may jeopardize public safety. The Company does not anticipate any material adverse effect on its financial or competitive position as a result of compliance with such laws and regulations.

MINING OPERATIONS

    The Company's mining properties are located on the southeastern end of Unga Island in the Shumagin Islands group of the Aleutian Islands, approximately 579 miles southwest of Anchorage, Alaska. The mining properties cover over 381 acres, and are situated on 15 federal patented lode claims and one federal patented millsite claim (the "Apollo-Sitka Claims," which consist of approximately 280 acres) and six State of Alaska mining claims (the "Shumagin Claims," which consist of approximately 101 acres). A three mile road connects the two claim groups. The Company acquired its interest in the mining properties pursuant to a lease agreement and option to purchase dated October 9, 1979, with Azel L. Crandall. The lease agreement and option to purchase was converted into a contract of sale on July 8, 1986, whereby Mr. Crandall and the Company agreed that the Company would purchase the mining properties from Mr. Crandall for $854,818, with

$50,000 to be paid in 1987, $24,000 to be paid in each of 1988, 1989 and 1990.
Commencing on May 1, 1990, the Company became obligated to pay to Mr. Crandall the sum of $2,000 per month until the aggregate amounts received by Mr. Crandall, including any royalty payments, equal the amount of the purchase price. No interest is due or payable on this obligation. At December 31, 1995, the amount owing to Mr. Crandall was $594,818. Under the purchase agreement with Mr. Crandall, the Company agreed to pay Mr. Crandall four percent of the net smelter returns or net revenues received by the Company on all minerals, ores, metals or valuable products of any kind mined, extracted or taken from the mining properties, with any payments credited to the $854,818 purchase price. After the purchase price has been paid, the net smelter return royalty due to Mr. Crandall will terminate. "Net smelter returns" are defined in the purchase agreement with Mr. Crandall as the amount received by the Company from the smelter for any and all ores, concentrates, metals or valuable products shipped to the smelter, after deducting normal smelting charges and freight charges, and "net revenues" are defined as the amount paid by any purchaser to the Company for the sale of concentrates, ores, metals or other valuable products shipped, taken or produced from the claims, less any marketing costs and the costs of shipping the products from the mining properties.

    In addition to the payments due Mr. Crandall, the six State of Alaska claims (the Shumagin claims) are subject to annual rental payments of $40 per claim through 1998. This amount increases to $100 per claim in 1999. The annual claim rental is subject to revision each 10 years, based on the Anchorage, Alaska consumer price index. Annual assessment work of $100 per claim must be performed on the claims and recorded annually. If more than the required $100 worth of work for each location is performed in any one year, the excess value may be carried forward and applied against labor requirements in the subsequent year or years for as many as four years. A $100 cash payment per claim can be made in lieu of assessment work for one labor year at a time.

    The Shumagin claims are subject to a three percent of net income production royalty payable to the State of Alaska. The annual claim rental payment for each year is credited against the production royalty as it accrues for that year.

    On January 18, 1996, the State of Alaska announced a new Exploration Incentive Program under the law HB 197. This law added Chapter 30, EXPLORATION INCENTIVE CREDITS to Title 27 of the Alaska Statutes (AS). AS 27.30 allows deduction of annually cumulative, specific exploration expenses from the State Mining License Tax, State Production Royalty, and the State Corporate Income Tax. The Exploration Incentive Credit can be applied to 50 percent of the State Taxes in a given year for 15 years (years not necessarily sequential). Exploration expenditures which may be incurred on the Company's Unga Island Mining Claims in 1996 and during succeeding years would be eligible for the credit. Accumulation of exploration expenditures would cease at the time all permits for a production operation were obtained.

    The Company has a lease dated August 16, 1990, from the Unga Corporation for the surface rights on approximately 20 square miles covering 23 sections of land surrounding the Company's mining property. The lease extends through August 1, 1997, and will continue thereafter so long as the Company conducts mining operations on the leased premises. The Company must notify the Unga Corporation on or before January 1, 1997, of its intention to extend the Lease. Six months after the Company terminates all mining activity on the leased premises, the lease will automatically expire. There are no lease payments, but the Unga Corporation would receive one percent of all net profits with respect to all new production and two percent of all net profits with respect to production derived from mine dumps and tailings in existence prior to execution of the lease. The lease provides water rights, the rights to construct roads, docks, utility lines, an airstrip, living quarters, and the right to conduct mining and milling operations on the leasehold.

    Franklin Mining & Exploration Company, Inc., and Alaska Apollo Gold Mines Ltd. signed a joint venture option agreement on February 15, 1990 to place the Shumagin ore deposit into production at a 200 ton per day rate. Franklin was to have earned a 60 percent equity interest in the joint venture at the time production commenced. Franklin became unable to proceed with the joint venture late in 1990. The joint venture was terminated March 8, 1991. The Company obtained the Unga Corporation Lease through assignment from Franklin on May 20, 1991.

    On October 9, 1991, the Unga Corporation notified the Company that it was the Unga's position that the surface lease had expired under an implied "use it or lose it" provision. Unga Corporation maintained that the Company's planned mining project did not go into operation. The Unga Corporation was represented in the 1991 letter as being willing to enter into a new agreement under terms acceptable to all parties.

    The Company believes that the August 16, 1990 lease may be enforceable. Nonetheless, in view of the current agreement's August 1, 1997, expiration date, potential revision to the lease "footprint" in order to cover an expanded exploration area, and desirable clause modifications, renegotiation of the surface lease may best serve the interests of the Company and the Unga Corporation.

    The Aleutians East Borough (the "AEB") made application to the State of Alaska for surface rights on the Company's Shumagin State Mining Claims under the State Municipal Entitlements Act of 1989. The stated purpose of AEB's selection was to obtain a land base which could support economic development. The Company was notified of this selection and the state's proposed conveyance of the surface land on December 1, 1994. The Company filed comments with the state. The Company simultaneously notified the Alaska Department of Natural Resources, Division of Mining, of its intention to file an application to convert the State Mining Claims to a State Upland Mining Lease. The latter application was subsequently submitted.

    A Final Finding and Decision on AEB's application, issued January 18, 1996, contained a provision making the application subject to valid existing rights, easements, and reservations, including the Company's Mining Claims. The grant Decision became final after expiration of an appeal period on February 7, 1996. The Company retains the right to enter the land for drilling, developing, and otherwise operating its mineral holding. No adverse impact on the Company's Shumagin Project or other exploration, development and mining activities on Unga Island is anticipated as a result of the Shumagin Claim surface rights transfer to AEB. The Company's application for conversion of its State Mining Claims to a State Upland Mining Lease is pending.

    Beginning in 1994, and continuing through 1995, the Company aggressively pursued the development of its mining properties and expanded its activities from those of simple maintenance of the physical property to preparing for its future development. In 1995, an update of the engineering data was completed to address reserve estimates as well as to review operational considerations and issues were addressed in a number of meetings held in Anchorage, Alaska. Also during 1995, the Company expended $61,106 in performing this work, in addition to the $24,000 paid to Mr. Crandall.

    CERTAIN FACTORS AFFECTING RESERVES AND THE INDICATED RESOURCE. The Company's Unga Island activities on the Apollo-Sitka and Shumagin Claims have brought the project to the mid-exploration stage. The reserves and indicated resource are estimates based on surface and underground sampling, drilling, and geologic inference. Complete assurance cannot be given that all of the reserve and indicated resource is recoverable. Metal price fluctuations, variations in production costs and mine/mill recoveries, environmental considerations, the results of exploration work and geologic interpretation, and other factors may require restatement of the reserves and indicated resource. Neither the reserves, indicated resource, nor projections of future operations should be interpreted as assurances of the economic life or profitability of future operations.

    GOLD PRICE VOLATILITY. The Company's anticipated profitability with respect to potential production mining activities, which could be initiated after completion of further exploration work, would be significantly affected by variations in the market price of gold. Gold prices can fluctuate widely and are affected by factors such as inflation, interest rates, currency exchange rates, central bank sales, forward selling by producers, supply and demand, global or regional political and economic crises and production costs in major gold producing regions such as South Africa and the former Soviet Union. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for management to predict.

    The volatility of gold prices is illustrated by the following table of the high, low and average afternoon fixing prices of gold per ounce in United States dollars on the London Bullion Market:

                             Year Ended December 31,
                    1995      1994      1993      1992      1991
                   -----------------------------------------------
High . . . . .       396       396       409       359       403
Low  . . . . .       372       371       326       330       344
Average. . . .       384       384       360       344       362

    FACTORS IN BRINGING A MINERAL PROJECT INTO PRODUCTION. The Company's decisions as to whether the mining properties contain mineable ore deposits and whether any property should be placed in production will depend on the results of phased exploration programs and feasibility studies, the recommendations of management and technical support, and the willingness and capability of the Company's co-venturers or other participants to proceed. This decision will involve consideration and evaluation of several significant factors, including, but not limited to (i) costs of bringing a property into production, including exploration, preparation of feasibility studies, development work, and the construction of exploration, development, and production mine/mill facilities; (ii) availability and costs of financing; (iii) production costs; (iv) metal market prices; (v) compliance requirements for environmental and mine safety and health regulations; and (vi) political climate and governmental regulations. Exploration and development of the properties may be expensive and take a number of years. There is no assurance that the Company, its co-venturers, or other participants will have the necessary funds for any of these activities.

THE MINING CLAIMS

    THE APOLLO-SITKA CLAIMS AND MILLSITE. Development of the Apollo-Sitka Claims started in 1887. The Claims were in production from 1891 through 1904. During this period, 500,000 tons of ore were extracted with a recovery of approximately 145,138 equivalent ounces of gold (0.29 ounces of equivalent gold per ton). Approximately 17,000 feet of underground working were driven during the mining of and search for oxide gold ore. A 60 stamp mill, located on the property, recovered approximately 75 to 80 percent of the gold contained in the oxide ore. Low recoveries of the lead, zinc, and copper sulfides contained in the ore were made. Mining operations were shut down in 1904 after the free-milling oxide reserve was depleted and exploratory work discovered only precious metal-bearing copper-lead-zinc sulfide ores, which were uneconomical to process with mill technology available at the time. The development of the flotation mineral recovery process and improvements in that process over the years may possibly have rendered the current Apollo-Sitka reserve and resource economical at current metal prices.

    The main Apollo mine was developed over a vertical interval of 1,400 feet and 3,000 feet along strike. The principal workings consist of an upper tunnel, a lower tunnel, a 420 foot internal shaft, and an 811 foot exploration shaft located approximately 1,000 feet east of the lower tunnel portal. Extensive exploration workings were driven on levels off both shafts. Over 1980 through 1982, the Company surveyed and mapped the upper and lower tunnels. The internal shaft was dewatered to the lower (400) level and rehabilitation work was started on the three levels accessed by that shaft. The collar area of the exploration shaft was rehabilitated.

    The 350-foot deep Sitka shaft is located approximately 1,580 feet northeast of the Apollo exploration shaft. The Sitka mine was developed by the shaft and three levels. These workings were rehabilitated, sampled, and mapped by the Company over years 1980-1982. This work and associated surface and underground diamond drilling are the basis of the current Sitka Reserve.

    The Apollo-Sitka Claims contain attractive precious/base metal exploration targets. Exploration would be conducted with a phased program involving surface and underground diamond drilling, further rehabilitation and equipping of the existing shafts, and level rehabilitation and geologic sampling and mapping.
The existing mine workings, including those rehabilitated by the Company over 1980-1982, will be valuable during future underground exploration and development work on the claims.

     APOLLO-SITKA RESERVES. The following table sets forth information as to the Company's probable reserves of gold and silver as of December 30, 1995, with respect to the Apollo-Sitka Claims:


                                    APOLLO-SITKA INDICATED RESOURCE AND RESERVE
                                    -------------------------------------------
                                                      Grade
                                                      -----
                                    Ounces per Ton                          Percent
                                    --------------                          -------
Block                   Tons             Au             Ag             Cu             Pb             Zn      Classification
- -----                   ----             --             --             --             --             --      --------------


APOLLO(1)           2,250,000           .145(2)         8.0            .25            6.0            4.0      Indicated
- ------                                                                                                        Resource
SITKA(3)
- -----
     A                  7,000           .203           2.67           1.54           3.83           3.07      Proven
     B                  1,650           .188           2.42           1.55           1.48           2.56      Proven
     C                  8,150           .131           1.73           1.43           3.01           3.36      Proven
Total/Average          16,800           .167           2.19           1.49           3.20           3.16      Proven
- -------------
     D                  1,560           .212           2.85           1.76          11.52           2.98      Probable
     E                  2,390           .096           1.45            .88           3.25           5.96      Probable
     F                  3,680           .002            .22            .32            .96           1.66      Probable
     G                 14,670           .001           1.02            .53          12.55           1.76      Probable
Total/Average          22,300           .026           1.06            .62           9.57           2.28      Probable
- -------------
TOTAL/AVERAGE          39,100           .086           1.55            .99           6.83           2.66      Proven
- -------------


- -------------------------
(1)   Based solely on Frank R. Brown's report, APOLLO CONSOLIDATED GOLD
      MINING COMPANY, 1935, Mr. Brown classified the reserve as "Probable." The reserve is re-classified as an INDICATED RESOURCE, which conforms to current guidelines for reporting resources and reserves.
(2) Based on the assumption that Mr. Brown used a $20.67 per ounce gold price in his 1935 report.
(3)   Alaska Apollo Gold Mines, Ltd., internal report, December 1983.

    THE SHUMAGIN CLAIMS. The Shumagin Claims are located approximately 2.5 miles north of the Apollo-Sitka Claims and consist of six State of Alaska mining claims. They are connected to the Apollo-Sitka Claims by a three-mile road. Gold and silver mineralization was encountered on the Shumagin Claims in 1983, when the Company diamond drilled 3,190 feet.

    From its discovery in 1983 to December 31, 1995, management estimates that the Company has spent $5.5 million on exploration of the Shumagin Claims. Funds for this exploration were provided by a party interested in the exploration of the claims (approximately $350,000 in 1989) and the balance through the sale of the Company's Common Stock in 1983 ($3,002,272), 1985 ($416,305) and 1987
($1,613,382) and from corporate funds during 1994 and 1995.

    An independently prepared reserve estimate, incorporating the ore intercept in a deep 1990 diamond drill hole as well as the previous Company's raw drill hole and trench data, was completed by Edward O. Strandberg, Jr., P.E., Mining Engineer, on March 30, 1995. The ore reserves are defined by 17,963 feet of diamond drilling, 1,827 feet of percussion drilling, 1,017 feet of trenching, 286 feet of crosscuts, and 641 feet of drift. The reserves appear to be contained in six ore shoots ranging over 1,334 feet vertically and 1,782 feet horizontally. Strong structural control of the ore deposit is evident. The deposit is open in all quadrants and at depth.

    Ore continuity determined by the exploration work allows classification of the reserve as drill/trench-inferred and inferred ore. Drill/trench-inferred reserves are determined based upon geologic inference and drilling and/or trenching. The inferred reserve is estimated by projection from or between drill/trench-inferred ore blocks. Reserves in both classifications are mineable reserves, based on a current site specific operating cost estimate for underground cut and fill mining of the ore with shaft access.

    A break-even cutoff grade of 0.27 ounce gold per ton was determined at a 200 ton per day cut and fill ore production rate and a $375 gold price. The break-even grade is sensitive to mining and milling costs, the gold price, and mill recovery. Fixed costs, such as royalties and gold refining charges further impact the break-even cutoff grade. A minimum mining width of four feet and a tonnage factor of 12 cubic feet per ton were employed.

    Additional exploration work is necessary in order to verify the reserves as demonstrated mineable reserves in the proven and probable measured reserve categories, and to expand reserves. It is anticipated that this work will include surface exploration, diamond drilling, shaft sinking and exploration drifting, crosscutting, raising, and diamond drilling from underground drill stations. A decision to place the ore deposit in production is contingent upon favorable completion of further exploration and preliminary and final feasibility studies.

    The Aleut Corporation controls approximately 10 percent of the drill/trench-inferred gold reserve and approximately 31 percent of the inferred gold reserve. This distribution is based on vertical claim line boundaries on the Shumagin patented claim pattern. The Aleut Corporation's share in current gold reserves is assumed to be in ore outside the vertical downward projection of the patented claim pattern. The ore reserve division assumes no assertion of extra lateral rights by either the Company or the State of Alaska.

    The increase in reserves over 1993-1994 levels reflected in the March 30, 1995 estimate is the result of the incorporation of a deep 1990 diamond drill hold drill log and assay data and additional geologic interpretation in the reserve analysis. Classification of the Reserve as drill/trench-inferred and inferred ore in the 1995 reserve estimate is consistent with current industry practice.

    THE SHUMAGIN GOLD AND SILVER RESERVES. The following table sets forth information as to the Company's reserves of gold and silver as of December 30, 1995, with respect to the Shumagin Claims.



                             SHUMAGIN RESERVE (March 30, 1995)
                                  (UNCUT AND UNDILUTED)
                                  ---------------------

                                     Grade, Ounces per Ton                Ounces
                                     ---------------------                ------
                             Tons       Gold     Silver              Gold         Silver
                             ----       ----     ------              ----         ------
Drill/Trench Inferred      149,283      .891      4.24             133,005        633,081
- ---------------------
             Inferred
             --------      131,052      .700      3.00              91,755        392,794

        Total/Average      280,335      .802      3.66             224,760      1,025,875
        -------------


    The Shumagin reserve estimate was prepared by Edward O. Strandberg, Jr., P.E., independent consulting mining engineer and documented in a report dated March 30, 1995. Since March 30, 1995, no major favorable or adverse event has occurred which the Company believes significantly affects or changes estimated reserve quantities as of that date.

    CLIMATE. The climate relating to the mining properties is relatively mild due to the proximity of the Japanese Current. The temperature rarely falls below zero degrees Fahrenheit and the ocean has a mean temperature of 53 degrees Fahrenheit. The annual average rainfall on Unga Island is between 45 and 50 inches, one-third of this falling as snow. Unga Island is on the same latitude as Ireland and Denmark.

    COMPETITION. The mining industry is intensely competitive. The Company competes with numerous individuals and companies, including major mining companies which have greater technical and financial resources than the Company. The level of competition for desirable mining leases, suitable prospects for drilling operations, and for project funds is high.

    PERMITTING. Various permits are required from governmental bodies for exploration, development, and mining operations to be conducted. No assurance can be given that such permits will be received, or that environmental standards imposed by federal, state, or local authorities will not be changed with material adverse effects on the Company's activities. Compliance with such laws may cause delays and require additional capital. The Company may be subject to environmental damage liability which it may elect not to insure against due to prohibitive premium costs and other reasons. The Company continues to respect and make every effort to preserve the environment and terrain of Unga Island. The Company is in compliance with all federal, state and local laws relating to current activities.

EMPLOYEES

    At December 31, 1995, the Company employed 11 persons.

PROPERTIES

    In addition to the properties discussed above with respect to each business segment, the Company leases office space in Lexington, Kentucky for its executive offices pursuant to a lease which will expire in July 1997. The Company believes its facilities are adequate and suitable for its current level of operations. The Company also owns a field office, repair shop and storage yard in Williamsburg, Kentucky. The property is near the gas fields in southeast Kentucky and is used as storage for equipment owned by Daugherty Petroleum. The Company also leases a portion of the buildings as residential apartments and a maintenance shop. The Company maintains customary compensation, liability, and property insurance for all of its operations, which also includes well coverage for oil and gas exploration and production activities.

             MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY
                           AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock trades on the NASDAQ system in the United
States. There is no trading of the Common Stock in Canada. The range of the high and low bid information for the Common Stock for each full quarterly period within the two most recent fiscal years is shown on the following table. As of May 13, 1996, the Company was authorized to issue 20,000,000 shares of the Common Stock, of which there were issued and outstanding 7,742,710 shares. On October 14, 1992, the Company completed a share recapitalization pursuant to which the Company's authorized capital was consolidated from 20,000,000 shares of the Common Stock to 6,000,000 shares. On September 9, 1993, the Company's authorized capital was increased to 20,000,000 shares of the Common Stock. No dividends were declared or paid during such periods.


                             Dec. 31,    Sept. 30,   June 30,    Mar. 31,    Dec. 31,    Sept. 30,   June 30,    Mar. 31,
Quarter Ended:                 1995        1995        1995        1995        1994        1994        1994        1994
- -------------                  ----        ----        ----        ----        ----        ----        ----        ----
Low bid price. . . . .          1/2         3/4         3/4           1         1/2         5/8         1/2       1-1/8

High bid price . . . .          1/4       13/32       17/32         3/4           1           1       1-1/8       1-7/8


    As of May 13, 1996, the high and low bids with respect to the price of the Common Stock were both 3/8. The NASDAQ quotations represent interdealer prices, without mark-ups, commissions, etc., and they may not necessarily be indicative of actual sales prices.

    As of December 31, 1995, there were 3,063 holders of record of the Common Stock, of whom 2,969 were United States shareholders holding a total of 6,632,632 shares or approximately 86 percent of the issued and outstanding shares of the Common Stock.

FOREIGN LAWS AFFECTING THE COMMON STOCK

    EXCHANGE CONTROLS AND OTHER LIMITATIONS. There are no governmental laws, decrees or regulations in Canada relating to restrictions on the import/export of capital or affecting the remittance of interest, dividends or other payments to non-resident holders of the shares of the Common Stock. Any such remittances to United States residents, however, are subject to a 15 percent withholding tax pursuant to Article X of the reciprocal tax treaty between Canada and the United States. (See below).

    Except as provided in the Investment Canada Act, there are no limitations under the laws of Canada, the Province of British Columbia or in the charter or any of the constituent documents of the Company on the right of foreigners to hold and/or vote the shares of the Common Stock.

    The Investment Canada Act essentially requires a non-Canadian making an investment to acquire control of a Canadian business, the investment in which exceeds $150,000,000, to file an application for review with Investment Canada, the Canadian federal agency created by the Investment Canada Act. Where the acquisition of control is indirect and made by a non-Canadian (other than an American, as defined) (for example by the purchase of shares in a controlling parent corporation which has a Canadian business subsidiary) the threshold is $500 million. For Americans, there is no review of such indirect acquisitions. The proposed investment, if above the threshold, may not proceed unless the Investment Canada agency and its responsible minister are satisfied that the investment will be of benefit to Canada.

    A Canadian business is defined in the Investment Canada Act as a business carried on in Canada that has a place of business in Canada, an individual or individuals in Canada who are employed or self-employed in connection with the business, and assets in Canada used in carrying on the business. An American, as defined in the Investment Canada Act, includes an individual who is a United States citizen or a lawful permanent resident of the United States, a government or governmental agency of the United States, an American-controlled entity, corporation or limited partnership, and a corporation, limited partnership or trust of which two-thirds of its directors, general partners or trustees, as the case may be, are Americans.

    The acquisitions of certain Canadian businesses are excluded from the $150,000,000 threshold and remain subject to review in any event. These excluded businesses are oil, gas, uranium, financial services (except insurance), transportation services and cultural and broadcast media services (I.E., the publication, distribution or sale of books, magazines, periodicals, other than printing or typesetting businesses, television and radio services).

    TAXATION. Generally, dividends paid by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25 percent of the gross amount of such dividends. However, Article X of the reciprocal tax treaty between Canada and the United States reduces to 15 percent the withholding tax on the gross amount of dividends paid to residents of the United States. A further five percent reduction in the withholding rate on the gross amount of dividends is applicable when a United States corporation owns at least 10 percent of the voting stock of the Canadian corporation paying the dividends.

    A non-resident of Canada who holds shares of the Common Stock of the Company as capital property will not be subject to tax on capital gains realized on the disposition of such shares unless such shares are "taxable Canadian property" within the meaning of the Canadian Income Tax Act and no relief is afforded under any applicable tax treaty. The shares of the Common Stock would be "taxable Canadian property" of a non-resident if at any time during the five year period immediately preceding a disposition by the non-resident of such shares not less than 25 percent of the issued shares of any class of the Company belonged to the non-resident, the person with whom the non-resident did not deal at arm's length, or to the non-resident and any person with whom the non-resident did not deal at arm's length.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following is a discussion of the Company's financial condition and results of operations. This discussion should be read in conjunction with the financial statements of the Company and the related notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

LIQUIDITY

    With the acquisition of Daugherty Petroleum in the fourth quarter of 1993, the Company began a strategy of aggressively acquiring natural gas and oil properties in southeastern and western Kentucky. Daugherty Petroleum has provided the Company with a diversified asset base which includes natural resources other than its prospective gold and silver mining properties and has also increased the Company's asset base. During 1995, management also invested in areas it deemed critical in developing an infrastructure suitable to support its future growth. These areas included ongoing expenses such as increases in management, professional and operational personnel and other one time expenses deemed necessary to position the Company for future acquisitions and financing.

    The Company has traditionally realized revenues from two primary sources. The first is from its interests in the producing natural gas and oil wells it operates or in which it owns fractional interests. The second source of revenue for the Company is derived from its activities as a "turnkey driller" and operator for various drilling programs within its geographic area. As discussed below, during 1995, approximately 88 percent of the Company's revenues were derived from these activities. The Company derived approximately 70 percent of these revenues from its activities as a turnkey driller for various partnerships and joint ventures. Production from its interests in natural gas and oil wells accounted for approximately 27 percent of these revenues. The remaining three percent of oil and gas revenues were derived from operational activities and lease sales.

    The Company plans to drill 25 wells during 1996 and will attempt to earn interests ranging from 7.5 percent to 25 percent net revenue interests in each well it drills as a program sponsor or turnkey driller. In addition, the Company is currently negotiating with several prospective joint venture partners to develop its existing leased acreage as well as acreage it anticipates obtaining early in 1996. Management believes that these negotiations will result in the drilling of 15 to 20 wells during 1996.

    During 1995, the Company realized additional revenues from the purchase and sale of lumber related to a proposed acquisition of a hardwood lumber manufacturing facility. Revenues related to this activity accounted for 12 percent of the Company's total gross revenues.

    During 1995, the Company has held negotiations with several potential financial institutions and investors with the intent of securing financing necessary to provide short and long term credit facilities to support both existing and future capital requirements. In addition, the increase in production resulting from the acquisition of various natural gas and oil reserves, the addition of new wells drilled and completed in 1995, as well as projected turnkey drilling programs will, in the opinion of management, provide sufficient cash flow to meet the short term operating needs and financial commitments of the Company. It is expected that the Company's revenues will be further enhanced in 1996 as additional revenue sources materialize from agreements reached during 1995, such as the operation of the natural gas pipeline gathering system, activities related to the Upper Cumberland Utility District discussed below, and the completion of the acquisition of the hardwood lumber manufacturer.

    Working capital for the period ending December 31, 1995, was a negative $692,600, and compared to the same period in 1994, reflected a decrease of $919,774.

    During 1995, the major change in the composition of the Company's current assets consisted of a decrease in cash balances of $230,467, from $369,447 to $138,980, a decrease in accounts receivable balances of $281,489, from $791,432 to $509,980 and an increase in other current assets such as inventories, prepaids and notes receivable of $201,421, from $180,794 to $382,215. The reduction in accounts receivable balances reflected the Company's increase in its allowance for bad debts by $137,623 during the period.

    Current liabilities grew $608,239 from $1,115,499 to $1,723,738. The major components of this growth were from the Company's increase in the current portion of long term debt by $276,325 from $96,340 to $372,665 and an increase in accounts payable and accrued liabilities of $336,941 from $1,014,159 to $1,351,073.

    During 1995, operating capital was improved by the issuance of 360,130 shares of the Common Stock valued at $283,657 in lieu of cash payments to various consultants for services provided in 1995.

    While management believes that the cash flow resulting in its operating revenues will contribute significantly to its short term financial commitments and operating costs, it has developed a plan to meet its short term financial obligations. This plan includes:

    - Acquisition of revenue producing properties. As of December 31, 1995, the Company entered into negotiations with the owner of the working interests in a total of 35 oil wells for the acquisition of those working interests. This transaction was completed on March 31, 1996, and was concluded with owner financing to be paid from production revenues. After debt service, it is expected that this acquisition will result in a net increase in revenues of approximately $54,000 per year. Daugherty Petroleum had been operating the properties under a Participation Agreement whereby it paid all operating expenses. This agreement originally anticipated the development and implementation of an enhancement program whereby Daugherty Petroleum would receive 100 percent of the revenues over and above a base level of production until it recovered 100 percent the cost of the enhancement. Upon recovery of its enhancement cost, Daugherty Petroleum was to receive 50 percent of all revenues. After further engineering analysis, it was determined that the implementation of an enhancement program was not feasible with the net effect being Daugherty Petroleum paying all expenses and receiving no revenue. The acquisition will result in the Company obtaining offsetting revenues in excess of expenses currently being incurred.

    - Sponsorship of a private placement drilling/production program to investors. As of May 13, 1996, the Company has began the offering of a private placement drilling/production program to investors through a network of brokers. This program, if successfully completed, will generate revenues and profits for the Company earlier in the year than normally occurs with a year end, tax driven program.

    - Sale of non revenue producing oil properties. The Company has entered negotiations for the sale of a group of oil wells. If successfully completed, this transaction will result in debt service currently incurred by the Company. In addition, initial negotiations indicate that the purchaser will contract with Daugherty Petroleum for the development, enhancement, and operation of these wells on a cost plus basis.

    - Sale of miscellaneous Company assets. The Company owns real estate in Williamsburg, Kentucky, consisting of a field office and separate office/apartment building. The Company plans to sell the office/apartment building and retain the field office which will reduce debt service by approximately $16,000 per year. The Company has also identified surplus vehicles and equipment, the sale of which will result in a reduction of debt service $16,740 per year. As of May 13, 1996, certain of the assets have been sold or have sales contracts pending.

    - Negotiations related to third party loans. The Company is negotiating with various third party lenders, including major shareholders, to secure short term loans. If successful, these loans will be available during early 1996. In December 1995, the Company received a line of credit from its bank in the amount of $100,000. On February 23, 1996, a major shareholder of the Company made available to Daugherty Petroleum a line of credit in the amount of $100,000.

    - The Company has also negotiated extended payment arrangements with various vendors.

    Due to losses experienced by the Company in 1995, it did not utilize any of the net operating loss carry forwards available to it for United States and Canadian tax purposes. As of December 31, 1995, the Company had $7,925,960 in net loss carry forwards in the United States that will expire from 1996 through 2011. In addition, for Canadian federal tax purposes, these carry forwards are $1,029,000 and expire at periods through 2002.

CAPITAL RESOURCES

    In August, 1995, the Board of Directors approved a plan by Daugherty Petroleum to acquire through the United States Bankruptcy Court, a hardwood lumber manufacturing facility and the funding of a total of $520,000 in loans to complete the transaction. As of December 31, 1995, the Company has secured loans outstanding in the amount of $200,000 and has commitments of $320,000 in loans to complete the transaction. As of the date of this Joint Proxy Statement/Prospectus, the acquisition has not been finalized.

    In 1995, the Company's issued 360,130 shares of the Common Stock under an S-8 registration as compensation to various consultants for services rendered. These shares reflected a total value of $283,657 and were issued, without discount, at a market bid prices ranging from $0.75 to $0.875 per share. The following table summarizes the individual and total number of shares issued:


           Recipient                           Number of Shares Received
           ---------                           -------------------------
      Robert L. McIntyre                                54,285
      Norman T. Reynolds                                18,705
        Gary M. Smith                                   16,286
         Cmark, Inc.                                    15,000
  Guthrie York & Company, Inc.                         100,000
  Arizona Desert Minerals, Inc.                         57,617
      CFO Services, Inc.                                57,617
                                                       -------
             Total                                     360,130
                                                       -------
                                                       -------

RESULTS OF OPERATIONS

    For the year ending December 31,1995, the Company's gross revenues declined 20 percent to $2,052,222 from $2,548,835 for the same period in 1994. The Company experienced a net loss of $1,440,003 in 1994 compared to $174,823 in 1993.

    The Company's gross revenues are derived from turnkey contract revenues of $1,280,115 (62.4 percent); natural gas and oil production revenues of $484,237 (23.6 percent); operating revenues of $41,078 (2.0 percent); lease sales of $15,000 (0.7 percent); lumber sales of $228,303 (11.1 percent); and miscellaneous revenues of $3,489 (0.2 percent).

    The reduction in gross revenues was attributable primarily to the level of contract revenue from turnkey drilling activities which declined by $692,134 from $1,972,249 in 1994 to $1,280,115 in 1995. These revenues were derived from partnerships sponsored by the Company or others who contract with the Company to drill and operate wells on a contract basis. These partnerships are, to a large extend, driven by investors' desire for the tax benefits associated with oil and gas investments. Historically, the drilling activity generated from these partnerships result in significant year end revenues and drilling activity during the first three to six months of the following year. In 1995, the Company sponsored a partnership that was intended to provide these revenues and that partnership failed to reach the minimum aggregate investment necessary for it to be completed. In addition, other customers of the Company, that is other partnerships who would typically use the Company as a turnkey driller and operator, encountered similar problems in closing year end investments which adversely impacted the Company's revenues.

    During 1995, total operating expenses were $1,829,616 compared to $1,475,522 in 1994, for an increase of $354,094. Total operating expenses in 1995 included non cash items such as amortization and depreciation of $395,205 and bad debt expense of $137,632. Non cash items included $178,956 for the amortization of goodwill related to the Company's acquisition of Daugherty Petroleum. Consulting and management fees increased due to the utilization of outside contractors for services for accounting and financial management, engineering of reserve studies and landman costs incurred as result of increased leasing activities. Advertising, promotional, legal and consulting expenses increased due to the Company's year end drilling program which failed to generate any offsetting revenues.

    While the Company is successfully achieving its goal of dramatic growth, it has incurred costs and expenses above historical levels as a result of these efforts. Management does not expect this trend to continue at the same rate experienced in 1995 as the Company's infrastructure is developed to support greater revenues before substantial increases in expenses will be incurred again.

    The Company believes there are three factors that will increase the price it receives for its natural gas production. First, the acquisition of gas reserves from Wentzloff Energy and Michigan Southern Energy, Inc., partnerships is providing a much larger production base with which to negotiate contracts previously unavailable to the Company. Secondly, the natural gas gathering systems completed in 1995 and currently under construction will allow the Company to diversify its customer base and access markets where prices are higher. Thirdly, natural gas prices in 1996 are up significantly over 1995, and projected market trends indicate that higher prices will prevail throughout 1996. The combined effect will be the a higher overall price for the Company's production. The Company intends to aggressively pursue new contracts based on its increased reserves, increased production capacity and improved distribution.

    On May 13, 1994, Daugherty Petroleum executed a letter of intent with the Upper Cumberland Utility District to act as its exclusive marketer/aggregator and supplier of natural gas. Pursuant to the letter of intent, Daugherty Petroleum is to receive $0.15 per thousand cubic feet ($0.15/Mcf) of gas supplied and delivered to Upper Cumberland. Daugherty Petroleum also has the option to purchase all transportation space available on the District's system in excess of that quantity required by the District to supply its residential and commercial customers. Daugherty Petroleum shall pay the sum of $0.25 per thousand cubic feet ($0.25/Mcf) of natural gas transported for Daugherty Petroleum or its designees. During 1995, Daugherty Petroleum provided financing in the form of an advance payment and loans to the District to be used as working capital. As of the date of this Joint Proxy Statement/Prospectus, the Company has made advance payments of $10,000 to the District.

    Although the Company is a corporation incorporated in the Province of British Columbia, Canada, all assets of the Company and all sources of revenue are within the United States. As a company incorporated in British Columbia, the Company is required under Canadian corporate law to a use a Canadian chartered accounted firm. On April 25, 1995, the

Company's Canadian accountants advised the Company that "There are no material differences between generally accepted accounting principles in Canada and the United States which would either increase or decrease net loss for the year or the accumulated deficit."

                                   PROXY STATEMENT

    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Alaska Apollo Resources Inc., a British Columbia corporation (the "Company"), to be voted at the 1996 Annual General Meeting of Shareholders (the "Meeting") to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on June 28, 1996 at 10:00 a.m., Vancouver, British Columbia time, and at any and all adjournments thereof. The information contained in this Joint Proxy Statement/Prospectus is given as of May 13, 1996.

     The 1995 Annual Report to Shareholders, including financial statements for the year ended December 31, 1995, is enclosed with this Proxy Statement. Solicitation of proxies by mail is expected to commence on June 3, 1996, and the cost thereof will be borne by the Company. Advance notice of the Meeting was published in the VANCOUVER PROVINCE in Vancouver, British Columbia on May 3, 1996. In addition to such solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by the Company for postage and clerical expenses. Unless otherwise specified herein, all references to dollars shall mean United States dollars.

     SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS HAVE BEEN GIVEN IN A PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE FIXING OF THE NUMBER OF DIRECTORS FOR THE ENSUING YEAR AT THREE (ITEM 1), FOR THE ELECTION OF THE NOMINEES LISTED HEREIN AS DIRECTORS (ITEM 2), FOR THE RATIFICATION OF KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1996 (ITEM 3), FOR THE CHANGE OF JURISDICTION OF THE COMPANY (ITEM 4), and, in the discretion of the persons named in the proxy, on any other business that may properly come before the Meeting. A form of proxy will not be valid unless it is completed and delivered to Pacific Corporate Trust Company, 625 Howe Street, Suite 830, Vancouver, British Columbia V6C 3B8, Canada, not less than 48 hours (excluding Saturdays and holidays) before the Meeting at which the person named therein purports to vote in respect thereof.

     THIS SOLICITATION OF PROXIES IS BEING MADE ON BEHALF OF THE MANAGEMENT OF THE COMPANY. THE INDIVIDUALS NAMED IN THE ACCOMPANYING FORM OF PROXY ARE THE PRESIDENT AND A DIRECTOR OF THE COMPANY. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEEDS NOT BE A SHAREHOLDER OF THE COMPANY) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.

     Proxies may be revoked at any time before the commencement of the Meeting by delivering to the Chairman of the Meeting a written revocation or a duly executed proxy bearing a later date. The principal executive office and mailing address of the Company is 131 Prosperous Place, Suite 17-A, Lexington, Kentucky 40509-1844. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be available for inspection by shareholders of record during ordinary business hours for proper purposes at the Company's principal executive office.

                                VOTING SECURITIES

     Shareholders of record at the close of business on May 23, 1996 (the "Record Date"), are entitled to notice of and to vote at the Meeting and at any adjournments thereof. On the Record Date the authorized capital stock of the Company consisted of 20,000,000 shares of common stock, without par value per share (the "Common Stock"), each of which shares is entitled to one vote, of which there were 7,742,710 shares issued and outstanding, fully paid and non-assessable. The quorum for the transaction of business at the Meeting consists of two persons present and being, or representing by proxy, shareholders holding not less than one-tenth of the outstanding shares of the Common Stock. If there are not sufficient shares represented in person or by proxy at the Meeting to constitute a quorum, the Meeting may be postponed or adjourned in order to permit further solicitations of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Meeting in the manner set forth above.

     Under the Company Act of British Columbia, the three nominees receiving the greatest number of votes cast by the holders of the Common Stock will be elected as directors (Item 2). There will be no cumulative voting in the election of directors. A simple majority of the votes cast at the Meeting is required to approve the fixing of the number of directors for the ensuing year at three (Item 1) and for the ratification of Kraft, Rothman, Berger, Grill, Schwartz & Cohen as independent public accountants for 1996 (Item 4). Under the Company Act of British Columbia a majority of at least 75 percent of the votes cast at the Meeting (in person or by proxy) is required to approve the Change of Jurisdiction of the Company (Item 4).

     Under British Columbia law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except the election of directors as to which they will have no effect.

                            CERTAIN BENEFICIAL OWNERS

     The following information relates to the holders of the Company's voting securities known to the Company on May 13, 1996, to own beneficially five percent or more of any class of the Company's voting securities. For the purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.


                                                                   SHARES OWNED          PERCENT
    TITLE OF CLASS            NAME AND ADDRESS                     BENEFICIALLY          OF CLASS
    --------------            ----------------                     -------------         --------
     Common Stock         William S. Daugherty
                          131 Prosperous Place, Suite 17-A
                          Lexington, Kentucky 40509                   1,300,000            16.8

                          Howe & Co. (1)
                          P.O. Box 10338
                          Vancouver, British Columbia V74 1J9           943,144            12.2

                          Cede & Co. (2)
                          P.O. Box 222
                          Bowling Green Station
                          New York, New York 10004                    3,188,057            41.2


- ---------------------------
(1)  The beneficial ownership of these shares of the Common Stock is not known.
(2) The beneficial ownership of these shares of the Common Stock is not known. However, according to a Schedule 13D delivered to the Company, management believes that Alaska Investments Ltd., whose address is Osprey House, 5 Old Street, St. Helier, Jersey, Channel Islands, is the beneficial owner of 1,013,334 or 13.7 percent of the shares of the Common Stock. Likewise, according to a Schedule 13D delivered to the Company, management believes that Gracechurch Securities Ltd., whose address is 21 Abbotsbury House, Abbotsbury Road, London W14 8EN, England, is the beneficial owner of 1,103,000 or 14.9 percent of the shares of the Common Stock. It is possible that some portion of the shares of the Common Stock held by Cede & Co. are beneficially owned by either one or both of Alaska Investments Ltd. and Gracechurch Securities Ltd.

                    DETERMINATION OF THE NUMBER OF DIRECTORS

     Management proposes to fix the number of directors of the Company at three for the ensuing year.

VOTE REQUIRED

     The affirmative vote of a majority of the total number of shares of the Common Stock present in person or represented by proxy at the Meeting is required to fix the number of directors of the Company at three for the ensuing year.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FIXING OF THE NUMBER OF DIRECTORS FOR THE ENSUING YEAR AT THREE.

                              ELECTION OF DIRECTORS

     The size of the Board of Directors is currently determined at three. It is intended that the number of directors will be three for the ensuing year.

TERM OF OFFICE

     The term of office of each of the current directors expires at the Meeting. The persons named below will be nominated for election at the Meeting as management's nominees. Each director elected will hold office until the next annual general meeting of the shareholders of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company or the provisions of the Company Act of British Columbia.

                                    NOMINEES

     The following sets forth certain information with respect to the business experience of each nominee during the past five years and certain other directorships held by each nominee.

     William S. Daugherty, age 41, has been a director since September 1993.
Mr. Daugherty has served as President and Chief Operating Officer of the Company since September 1993 when he acquired 1,250,000 shares of the Common Stock in exchange for all of his common stock in Daugherty Petroleum, Inc. Mr. Daugherty has served as President of Daugherty Petroleum, Inc. since 1984. In 1995, Mr. Daugherty was elected as Chairman of the Board of the Company.

     James K. Klyman-Mowczan, age 40, has been a director since May 1992. For the past five years Mr. Klyman-Mowczan has been a computer software designer and programmer specializing in applied information technology.

     Charles L. Cotterell, age 71, has been a director since June 1994. Mr. Cotterell has been involved in the resources industry and has participated in the natural gas and oil industries in Western Canada and the United States, particularly in Kentucky. He is a Vice President of Konal Engineering Co. Ltd., is a past director of Mariner Mines, Ltd., Nordustrial, Ltd., Goliath Boat Co., and Dominion Power Press Equipment Co., Ltd., and the past President of Smith Press Automation Co., Ltd.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal 1995, the Board of Directors held six meetings. The Board of Directors has established an Audit Committee and Nominating Committee to oversee specific matters affecting the Company.

COMMITTEES

     The Company does not have an Executive Committee. The Company is required to have an Audit Committee of which the current members are William S. Daugherty, James K. Klyman-Mowczan and Charles L. Cotterell. The Audit Committee held one meeting during fiscal 1995. The Audit Committee meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

     The Nominating Committee, currently composed of William S. Daugherty and Charles L. Cotterell, held two meetings during fiscal 1995. The functions performed by the Nominating Committee include selecting candidates to fill vacancies on the Board of Directors, reviewing the structure and composition of the Board, and considering qualifications requisite for continuing Board service. The Nominating Committee will consider candidates recommended by a shareholder of the Company. Any such recommendation should be provided to the Corporate Secretary of the Company.

     During the fiscal year ended December 31, 1995, each director attended at least 50 percent of the aggregate number of meetings of the Company's Board of Directors and respective Committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a Compensation Committee or other Board committee performing an equivalent function. However, during the last completed fiscal year of the Company, William S. Daugherty and Charles L. Cotterell, two of the directors of the Company, participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of its business. The Company maintains insurance coverage against potential claims in an amount which it believes to be adequate. The Company believes that it is not presently a party to any litigation the outcome of which would have a material adverse effect on its results of operations or financial condition.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of May 13, 1996 by each director, nominee for director, the executive officers and by directors and executive officers as a group.



                                                                  SHARES OWNED           PERCENT
   TITLE OF CLASS                NAME                            BENEFICIALLY (1)        OF CLASS
   --------------                ----                            ----------------        --------
    Common Stock       William S. Daugherty (2)                     1,300,000              16.1
                       James K. Klyman-Mowczan (3)                      -0-                 *
                       Charles L. Cotterell (4)                        20,000               *
                       Timothy F. Guthrie (5)                         129,086               1.6
                       All of the above and other
                       executive officers as a group (4) persons    1,449,086              18.7

- ------------------------
*    Less than one percent.
(1) Except as otherwise noted, individuals listed in the table have sole voting and investment power with respect to the indicated shares.
(2) Mr. Daugherty received an option to purchase 200,000 shares of the Common Stock in 1994 exercisable at $2.00 per share in increments of 50,000 shares each on December 10, 1994, 1995, 1996, and 1997 up to and including December 10, 1998. In February 1995, the Board of Directors of the Company authorized the granting of options covering 200,000 shares of the Common Stock exercisable at $1.00 per share to Mr. Daugherty and an additional 25,000 shares of the Common Stock as a bonus. In December 1995, the Board of Directors authorized the granting of options covering an additional 200,000 shares of the Common Stock to Mr. Daugherty, exercisable at a price of $1.00 per share and an additional 25, 000 shares of the Common Stock as a bonus. As of May 13, 1996, none of the options authorized in February or December 1995 have been granted to Mr. Daugherty. If and when such options are granted, they will be granted over a period of four years, with the first year's allocation being vested and exercisable immediately. The options, if they are granted, will expire five years from the date they vest and become exercisable. Each option authorized in February and December 1995 is contingent upon Mr. Daugherty's employment at the time the option vests.
(3) Mr. Klyman-Mowczan received an option to acquire 10,000 shares of the Common Stock in 1994 at $1.00 per share, which option expires on December 10, 1998. In 1995, Mr. Klyman-Mowczan received an option to acquire an additional 10,000 shares of the Common Stock at $1.00 per share, which option expires on December 27, 2000.
(4) Mr. Cotterell received an option to acquire 10,000 shares of the Common Stock in 1994 at $1.00 per share, which option expires on December 10, 1998. In 1995, Mr. Cotterell received an option to acquire an additional 10,000 shares of the Common Stock at $1.00 per share, which option expires on December 27, 2000.
(5) Included in the 129,086 shares of the Common Stock allocated to Mr. Guthrie are 65,205 shares owned by CFO Services, Inc., a firm wholly-owned by Mr. Guthrie, 48,000 shares owned by Guthrie, York & Company, Inc., a company in which Mr. Guthrie is a principal, and 15,881 shares controlled by Mr. Guthrie personally. In addition, 50,000 shares of the Common Stock have been committed to Mr. Guthrie, but they have not yet been issued. Further, in February and December 1995, the Board of Directors of the Company authorized the granting of incentive stock options covering 200,000 shares of the Common Stock for Mr. Guthrie. As of May 13, 1996, none of the options authorized in February or December 1995 have been granted to Mr. Guthrie. If and when such options are granted, they will be granted over a period of four years, with the first year's allocation being vested and exercisable immediately. The options will be exercisable at a price of $1.00 per share. The options, if they are granted, will expire five years from the date they vest and become exercisable. Each option authorized in 1995 is contingent upon Mr. Guthrie's employment at the time the option vests. Guthrie York & Company, Inc., a firm in which Mr. Guthrie is a principal, holds options to acquire 100,000 shares of the Common Stock at $1.00 per share. The options in favor of Guthrie York & Company, Inc. were granted in February 1995 and expire in February 1997.

     In February 1995, the Board of Directors authorized the issuance of 100,000 shares of the Common Stock as a bonus to key employees. Twenty-five thousand shares each were allocated to Messrs. Daugherty and Guthrie and 50,000 shares were allocated to other employees at Mr. Daugherty's discretion. In December 1995, an additional 125,000 shares were authorized as bonuses. Messrs. Daugherty and Guthrie were each allocated 25,000 shares, and 75,000 shares were allocated to other key employees at Mr. Daugherty's discretion. As of May 13, 1996, none of the shares have been issued.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended December 31, 1995, 1994 and 1993 for services in all capacities rendered to the Company by those persons who were, at December 31, 1995, (i) the Company's chief executive officer, and (ii) the other executive officer of the Company.


                                                     SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                                              ----------------------------------------  ----------------------
     NAME AND PRINCIPAL POSITION                              YEAR          SALARY ($)       BONUS (1)      OPTIONS (#)
     ---------------------------                              ----          ----------       ---------      -----------
William S. Daugherty, Chairman and President (2)  . . . .     1995           100,000           50,000         600,000
                                                              1994           100,000            -0-           200,000
                                                              1993            25,000            -0-             -0-

Timothy F. Guthrie, Secretary . . . . . . . . . . . . . .     1995            78,215           50,000         200,000
  and Chief Financial Officer (3)                             1994            40,534            -0-             -0-

- ------------------------
(1)  The bonus was in the form of shares of the Common Stock.
(2) Mr. Daugherty became an executive officer of the Company in September 1993. Consequently, he only received the sum of $25,000 during 1993 for his services as an executive officer of the Company.
(3) Mr. Guthrie became an executive officer of the Company in November 1995, although he has performed contract work for the Company since May 1994.

     While the officers of the Company do receive benefits in the form of certain perquisites, none of the individuals identified in the foregoing table has received perquisites which exceed in value the lesser of $50,000 or 10 percent of such officer's salary and bonus.

     The following table shows the number of shares of the Common Stock underlying all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1995.


                                        AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED IN-
                                                                 OPTIONS AT FISCAL               THE-MONEY OPTIONS AT
                                                                    YEAR-END (#)                  FISCAL YEAR-END ($)
                                                               ---------------------           ------------------------
                         NAME                                EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE (1)
                         ----                                -------------------------       -----------------------------
William S. Daugherty  . . . . . . . . . . . . . . . . . .        200,000/400,000                         -0-

Timothy F. Guthrie  . . . . . . . . . . . . . . . . . . .         75,000/125,000                         -0-


- --------------------------
(1) The market price for the shares of the Common Stock at December 31, 1995 was below the option price for each share of the Common Stock.

     Mr. Daugherty received an option to purchase 200,000 shares of the Common Stock in 1994 exercisable at $2.00 per share in increments of 50,000 shares each on December 10, 1994, 1995, 1996, and 1997 up to and including December 10, 1998. In February 1995, the Board of Directors of the Company authorized the granting of options covering 200,000 shares of the Common Stock exercisable at $1.00 per share to Mr. Daugherty as a bonus, and an additional 25,000 shares of the Common Stock. In December 1995, the Board of Directors authorized the granting of options covering an additional 200,000 shares of the Common Stock to Mr. Daugherty, exercisable at a price of $1.00 per share. As of May 13, 1996, none of the options authorized in February or December 1995 have been granted to Mr. Daugherty. If and when such options are granted, they will be granted over a period of four years, with the first year's allocation being vested and exercisable immediately. The options, if they are granted, will expire five years from the date they vest and become exercisable. Each option authorized in February and December 1995 is contingent upon Mr. Daugherty's employment at the time the option vests.

     In February and December 1995, the Board of Directors of the Company authorized the granting of incentive stock options totaling 200,000 shares of the Common Stock for Mr. Guthrie. As of May 13, 1996, none of the options authorized in February or December 1995 have been granted to Mr. Guthrie. If and when such options are granted, they will be granted over a period of four years, with the first year's allocation being vested and exercisable immediately. The options will be exercisable at a price of $1.00 per share. The options, if they are granted, will expire five years from the date they vest and become exercisable. Each option authorized in 1995 is contingent upon Mr. Guthrie's employment at the time the option vests. Guthrie York & Company, Inc., a firm in which Mr. Guthrie is a principal, holds options to acquire 100,000 shares of the Common Stock at $1.00 per share. The options in favor of Guthrie York & Company, Inc. were granted in February 1995 and expire in February 1997.

COMPENSATION OF DIRECTORS

     The Company does not compensate any of its directors for their services to the Company as directors. However, the Company does reimburse its directors for expenses incurred in attending board meetings. Further, the Company has granted options to acquire shares of the Common Stock to following current and former directors of the Company, other than Mr. Daugherty.


                                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED IN-
                                                         OPTIONS AT FISCAL               THE-MONEY OPTIONS AT
                                                           YEAR-END (#)                   FISCAL YEAR-END ($)
                                                       ---------------------          --------------------------
                    NAME                             EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE (1)
                    ----                             -------------------------       ------------------------------
John R. Bogert (2)  . . . . . . . . . . . . . . . .             25,000/0                      -0-

James K. Klyman-Mowczan . . . . . . . . . . . . . .             20,000/0                      -0-

Colin R. Bowdidge (3) . . . . . . . . . . . . . . .             10,000/0                      -0-

Charles L. Cotterell  . . . . . . . . . . . . . . .             20,000/0                      -0-

- ----------------------
(1) The market price for the shares of the Common Stock at December 31, 1995 was below the option price for each share of the Common Stock.
(2)  Mr. Bogert retired as an officer and director of the Company in 1995.
(3)  Mr. Bowdidge retired as a director of the Company in 1994.

     Mr. Bogert was granted an option to purchase 33,333 shares of the Common Stock in 1990 exercisable at $3.00 per share up to and including December 31, 1995. In June 1994, the Board of Directors approved the reduction of the exercise price of these previously granted options to $1.00. Mr. Bogert was granted an additional option to purchase 100,000 shares of the Common Stock in 1994 exercisable at $1.00 per share in increments of 25,000 shares each on December 10, 1994, 1995, 1996, and 1997 up to and including December 10, 1998. As a result of Mr. Bogert's resignation in November 1995, the Company has committed 25,000 shares to these options, and the remaining options for 75,000 shares have been canceled. Mr. Klyman-Mowczan was granted an option to purchase 10,000 shares of the Common Stock in 1994 exercisable at $1.00 per share up to and including December 10, 1998. Mr. Bowdidge was granted an option to purchase 10,000 shares of the Common Stock in 1994 exercisable at $1.00 per share up to and including December 10, 1998. Mr. Cotterell was granted an option to purchase 10,000 shares of the Common Stock in 1994 exercisable at $1.00 per share up to and including December 10, 1998.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Following the acquisition of Daugherty Petroleum, Inc. in September 1993, the Company ceased to be a "foreign private issuer," as defined in Rule 3b-4(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, the Company was no longer exempt from the reporting obligations of
Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10 percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all reports required by Section 16(a) to be filed by its directors, officers and greater than 10 percent beneficial owners were filed on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF DIRECTORS, OFFICERS AND EMPLOYEES

     As of May 13, 1996, the aggregate indebtedness to the Company and to any other person which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company of all present and former directors, officers and employees of the Company was $140,574.


                                                                     LARGEST AMOUNT
           NAME AND                   INVOLVEMENT OF             OUTSTANDING DURING LAST          AMOUNT OUTSTANDING
      PRINCIPAL POSITION           ISSUER OR SUBSIDIARY           COMPLETED FISCAL YEAR           AS OF MAY 13, 1996
      -------------------          --------------------         -------------------------        --------------------
William S. Daugherty (1)(3)                Lender                      $110,266                         $105,974
President and Chief
Operating Officer

Timothy F. Guthrie (2)(3)(4)               Lender                      $101,700                          $34,600
Secretary and Chief
Financial Officer
Daugherty Petroleum, Inc.

- --------------------
(1) Part of the indebtedness of Mr. Daugherty to the Company is evidenced by a promissory note dated September 23, 1993 in the principal amount of $50,000.
The debt was incurred to assist Mr. Daugherty in the payment of his legal expenses resulting from the acquisition by the Company of Daugherty Petroleum, Inc. By the terms of the note, the unpaid principal bears interest at the rate of six percent per annum and is repayable in monthly instalments of not less than $1,000 per month. Repayment commenced in November 1993. As of December 31, 1995, the unpaid principal balance due on the note was $28,377.22. Any unpaid balance is payable in full on December 31, 1997. The note is unsecured. As of May 13, 1996, the unpaid principal balance of the note was $24,086.00. Further, as of December 31, 1995 and May 13, 1996, Sentra Petroleum, Inc., a company wholly-owned by Mr. Daugherty, was indebted to the Company's wholly-owned subsidiary, Daugherty Petroleum, Inc, in the amount of $21,000 as a result of a turnkey contract for one well drilled by Daugherty Petroleum, Inc. in the Gausdale Field in Kentucky. As of December 31, 1995, a company wholly-owned by Mr. Daugherty was indebted to Daugherty Petroleum in the amount of $17,556.
(2) During 1995, CFO Services, Inc., a company owned by Mr. Guthrie, was indebted to the Company in the amount of $78,367. This indebtedness was evidenced by a promissory note payable to the order of the Company bearing an interest rate of 10 percent, with interest payable on a quarterly basis beginning in March 1994. During November, 1994, the note was renewed for an additional nine months until July 1995. In July 1995, the note was extended for an additional 60 days. The note was paid in full on September 11, 1995. The note was secured by the corporate guarantee and assets of CFO Services, Inc., and the personal guarantee of Mr. Guthrie.
(3) As of December 31, 1995, Messrs. Daugherty and Guthrie were each indebted to the Company in the amount of $46,666. Each indebtedness is evidenced by a promissory note payable to the order of the Company dated December 21, 1994, and due May 10, 1998. Each note bears interest at the rate of 10 percent per annum. Payments are to be made from 100 percent of the proceeds of the sale of natural gas from two wells the Company drilled prior to December 31, 1994 for a joint venture in which the individuals are participants. Each note is secured by a pledge of a nine percent working interest in the two well joint venture program.
(4) As of May 13, 1996, the Company had made advances to Mr. Guthrie totaling $11,267.

LEASE OBLIGATION OF THE COMPANY

     The Company is the tenant in a building owned by a partnership in which William S. Daugherty and Timothy F. Guthrie each own a 50 percent interest. The rent is $2,600 per month, and the lease expires in July 1997.

ARIZONA DESERT MINERALS CO., INC.


     In 1992, Arizona Desert Minerals Co., Inc. ("Arizona Desert"), a company wholly-owned by John R. Bogert, a former officer and director of the Company, and Joan N. Bogert, a former officer of the Company, agreed to provide the Company with consulting services in the management of its affairs. The services covered business administration, employee and shareholder relations, finance, raising capital, marketing, and other areas affecting the Company's business. Arizona Desert appointed its President, John R. Bogert, to apportion part of his time to perform the above agreed upon duties. Mr. Bogert was not restricted from performing similar services for other companies. The agreement terminated March 31, 1994. The agreement provided that the annual fee for Arizona Desert's services would be $70,000, however $30,000 of the annual fee was accrued until the Company begins generating revenues from gold mine operations. During 1995, Arizona Desert received approximately $38,001 in management fees. In 1995, the Company paid to Arizona Desert the sum of $7,686 ($5,000 in principal and $2,686 in interest) in the form of 8,838 shares of the Common Stock at the market price of $0.875 per share. As of May 13, 1996, the Company is indebted to Arizona Desert in the amount of $4,333.33. Both Mr. and Mrs. Bogert retired from the Company in 1995.

CFO SERVICES, INC.

     Since 1990, Timothy F. Guthrie has served as director, Secretary and President of CFO Services, Inc. ("CFO"), a consulting firm that provides temporary and interim Chief Financial Officer and Controller services to companies and due diligence and investment monitoring services for various investor groups. CFO has been retained by the Company to provide various accounting and financial management services. As CFO's representative, Mr. Guthrie has agreed to perform the agreed upon duties. CFO also performs similar services for other companies. In addition, Mr. Guthrie became Secretary and Chief Financial Officer of the Company in 1995. The agreement between the Company and CFO is on a month to month basis and provides for the Company to pay a minimum of $5,967 for services rendered by CFO. The Company also reimburses CFO for all out of pocket expenses it incurs rendering services to the Company. As of December 31, 1995, the Company and its subsidiaries were indebted to CFO in the amount of $42,007. During 1995, CFO was paid a total of $78,215 in the form of 98,237 shares of the Common Stock at the market price ranging between $0.75 and $0.875 per share. As of December 31, 1995, CFO and Mr. Guthrie held 65,205 and 15,881 shares, respectively, of the Common Stock.

GUTHRIE YORK & COMPANY, INC.

     On February 1, 1995, the Company entered into an agreement with Guthrie York & Company, Inc. ("GYC"), whereby GYC will provide marketing, public relations and investor relations services to the Company. Timothy F. Guthrie, the Secretary and Chief Financial Officer of Daugherty Petroleum, Inc., and the Secretary of the Company, is a principal in GYC. As of December 31, 1995, GYC held 48,000 shares of the Common Stock and an option for 100,000 at the price of $1.00.

INDEBTEDNESS OF THE COMPANY TO A SHAREHOLDER

     The Company is indebted to Alaska Investments Ltd. in the amount of $75,000 for expenditures made on behalf of the Company for public relations services. The Company has no obligation repay Alaska Investments Ltd. except out of revenues generated from the Company's mining properties, if and when the mining properties are ever put into production. Alaska Investments Ltd. is believed to be the beneficial owner of 13.7 percent of the Common Stock of the Company.

     Niagara Oil, Inc., a subsidiary of Daugherty Petroleum, Inc., is indebted to Jayhead Investments, Inc., an affiliate of Alaska Investments Ltd. This indebtedness is for $115,000, and bears interest at a rate of 10 percent beginning April 1, 1995. Payment terms are based on quarterly payments of interest only with the total principal and interest, if any, due in full June 1, 1996. This indebtedness is secured by the assets of Niagara Oil, Inc., as well as the corporate guarantee of Daugherty Petroleum, Inc.

                      SHAREHOLDER RETURN PERFORMANCE GRAPHS

The following graph compares total shareholder returns of the Company since December 31, 1992 to two indices: a composite market index which includes The Nasdaq Stock Market (the "Broad Market") and a peer group (the "Peer Group") of publicly traded companies similar to the Company over the preceding four year period. The Peer Group consists of the below described companies, which are in industries related to the Company's major business operations and some of which also experienced financial difficulties. The total return for the Common Stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Common Stock. The Broad Market tracks the aggregate price performance of equity securities of all companies traded on The Nasdaq Stock Market. The following graph is presented pursuant to the Commission's rules.

             COMPARISON OF TOTAL RETURN SINCE DECEMBER 31, 1992 (1)

                                     [GRAPH]


- -----------
(1) Assumes that the value of the investment in Common Stock, the Broad Market and the Peer Group was $100 on December 31, 1992 and that all dividends were reinvested. For a meaningful comparison of the Common Stock's performance with that of similar companies, December 31, 1992 was chosen as the beginning date for the comparison, inasmuch as the Company changed its primary activities to that of oil and gas exploration and production with the acquisition of Daugherty Petroleum, Inc. in September 1993. Before December 31, 1992, the Company was essentially dormant and comparison of the performance of the Common Stock would have limited application.

     The Peer Group is composed of Amerac Energy Corp., Haldor Petroleum Co., Parallel Petroleum Corp., and XCL, Ltd.

     The following chart shows the value of a $100 investment in the Peer Group, the Broad Market and the Company as of the relevant dates, assuming a $100 investment on December 31, 1992.

                              12-31-92       12-31-93     12-31-94      12-31-95
- --------------------------------------------------------------------------------
Peer Group Average              $100           $137         $280          $230
- --------------------------------------------------------------------------------
Broad Market                    $100           $115         $111          $155
- --------------------------------------------------------------------------------
Alaska Apollo Resources Inc.    $100           $123          $64           $35
- --------------------------------------------------------------------------------

     The foregoing graph and chart are not incorporated in any prior or future filings of the Company under the Securities Act of 1933 or the Exchange Act. Unless the Company specifically incorporates the graph and chart by reference, the graph and chart shall not otherwise be deemed filed under such Acts.

                             CHANGE OF JURISDICTION

GENERAL

     Since the Company does not conduct any of its activities in Canada, management feels that it is in the best interest of the Company to remove its jurisdiction of incorporation to the United States. Such removal will save the Company on an annual basis many thousands of dollars in legal and accounting fees. As matters now stand, the Company must concern itself with both Canadian and United States securities and accounting measures, whereas, as a United States corporation, the Company will need to only deal with United States securities and accounting issues in general. The mechanism for changing the Company's jurisdiction to the United States will be through a process of continuing the Company from the Province of British Columbia to the State of Wyoming (the "Continuance"). Immediately after the Continuance, the Company will merge with and into its wholly-owned subsidiary incorporated in the State of Delaware.

     The shareholders of the Company will be asked at the Meeting to consider and, if thought fit, to approve special resolutions relating to the Continuance of the Company from the Province of British Columbia to the State of Wyoming in accordance with the provisions of the British Columbia Company Act (the "BCCA") and the Wyoming Business Corporation Act (the "WBCA"). If the shareholders of the Company approve the special resolutions relating co the Continuance including the terms set forth in the Application for Certificate of Registration and Articles of Continuance (the "Articles of Continuance") in the form attached hereto as Schedule "A," the Meeting will be adjourned and the Company will file the Articles of Continuance with the Secretary of State of the State of Wyoming and, upon approval of the Articles of Continuance and issuance by the Secretary of State of the State of Wyoming of a Certificate of Continuance, the Company will thereafter be continued as a Wyoming corporation.

     If the Continuance is approved, the Articles of Continuance, in combination with new Bylaws (the "Wyoming Bylaws") of the Company to be adopted immediately after the Continuance will replace the existing Memorandum and Articles of the Company and will constitute the governing instruments of the Company under Wyoming law. The proposed Wyoming Bylaws will be presented at the Meeting for consideration and approval by the shareholders.

     The form of Articles of Continuance attached as Schedule "A" sets forth the provisions that will be contained in the Articles of Continuance. The Articles of Continuance and Bylaws contain the provisions required by Wyoming law and certain additional provisions permitted by Wyoming law, some of which are summarized below. The following summary of the Articles of Continuance is qualified in its entirety by reference to the Articles of Continuance in the form attached hereto:

     1. Section 12 of the Articles of Continuance contains a provision, permitted under Wyoming law, which limits the liability of directors of the Company to the Company and its shareholders for monetary damages for certain conduct as a director.

     2. Section 13 of the Articles of Continuance provides for indemnification of directors to the fullest extent not prohibited by Wyoming law. A provision similar in effect, but based on British Columbia law, is included in the Company's existing Articles.

     3. Section 14 of the Articles of Continuance provides that a quorum for a meeting of shareholders is a majority of the votes entitled to be cast by the voting group entitled to vote on the matter.

     Assuming that the Company continues to the State of Wyoming, the Meeting will be reconvened and the shareholders will be asked to approve a merger (the "Merger") under the Delaware General Corporation Law (the "DGCL") of the Company with and into its wholly-owned Delaware subsidiary (the "Subsidiary") with the surviving company (the "Merged Company") being a Delaware corporation with the name of "Alaska Apollo Resources, Inc," or such other name as may be approved for use in Delaware. If the shareholders approve the Merger on the terms set forth in the Agreement and Plan of Merger (the "Merger Agreement") in the form attached hereto as Schedule "B," the Company and the Subsidiary will enter into the Merger Agreement which will then be filed with the Secretaries of State of the State of Delaware and the State of Wyoming. Upon the Secretary of State of the State of Delaware issuing a Certificate certifying that the Merger Agreement has been received and filed in his office, the Merged Company will thereafter be a Delaware corporation having the Certificate of Incorporation (the "Delaware Certificate") in the form attached hereto as Schedule "C." The proposed

Bylaws of the Merged Company (the "Bylaws") will be presented at the Meeting for consideration and approval by the shareholders.

     The Delaware Certificate and the Delaware Bylaws will replace the Wyoming Articles and Wyoming Bylaws and will constitute the governing instruments of the Merged Company under Delaware law. The Delaware Certificate and Delaware Bylaws contain provisions required by Delaware law and certain additional provisions permitted by Delaware law, some of which are summarized below. The following summary of the Delaware Certificate is qualified in its entirety by reference to the Delaware Certificate in the form attached hereto:

     1. Article Four provides that the Merged Company has an authorized capital consisting of 20,000,000 shares of Common Stock, without par value per share;

     2. Article Ten provides that the directors have concurrent power to make, alter, amend, change, add to or repeal the Bylaws of the Merged Company; and

     3. Article Twelve contains provisions permitted under Delaware law, which limits the liability of directors of the Merged Company to the Company and its shareholders for monetary damages for certain conduct as a director.

     On the effective date (the "Effective Date") of the Merger, every one share of the Common Stock of the Company held by the shareholders will be converted into one share of the Common Stock of the Merged Company.

     Following the Effective Date, the Company will cause a notice to be sent to each of its shareholders of record as of the Effective Date advising that the Merger has been effected and that all shareholders will be entitled, upon completion and delivery of an enclosed letter of transmittal and surrender of their share certificates in the Company to Pacific Corporate Trust Company at its principal office in Vancouver, British Columbia (the "Depository") to receive one share of the Common Stock of the Merged Company for every one share of the Common Stock of the Company.

     The letter of transmittal will specify the details of the procedure for the surrender of certificates representing shares of the Common Stock in the Company. On receipt of a duly executed letter of transmittal and on surrender of share certificates, the Depository will issue certificates representing the appropriate number of shares in the Merged Company in accordance with the instructions set out in the letter of transmittal.

RESALES OF THE MERGED COMPANY COMMON STOCK

     The Merged Company will be relying on exemptions contained in the applicable legislation of the relevant provinces of Canada for the issuance of its shares of the Common Stock pursuant to the terms of the Merger Agreement. The Company may but is not obligated to apply for orders and rulings from various securities commissions and regulatory authorities in the relevant provinces of Canada where required to the effect that the shares of the Common Stock issuable in the Merger may be resold by former holders of the shares of the Common Stock of the Company without restriction provided that the seller complies with certain formalities of applicable legislation which presently include:

     1. If the Company's shares which were exchanged for shares of the Merged Company were subject to a hold period, that hold period must have elapsed;

     2. If the seller is an insider of the Merged Company, the Merged Company is not in default of any requirements of the applicable legislation;

     3.   The trade is not a distribution from the holdings of a control person;

     4. No unusual effort is made to prepare the market or create a demand for the securities; and

     5. No extraordinary commission or consideration is paid in respect of the trade.

     No assurances can be made that any such orders, rulings and approvals will be applied for or obtained.

DIFFERENCES IN SHAREHOLDER RIGHTS

     The Company was originally incorporated on February 9, 1979 under the BCCA. The Company purposes to "continue" to the State of Wyoming and then merge with and into its wholly-owned Delaware subsidiary and thereby become a "United States corporation." The shareholders of the Company will be asked at the Meeting to consider, and if thought fit, to approve special resolutions approving the Continuance. Assuming the shareholders approve the Continuance, the Meeting will be adjourned so that the Articles of Continuance may be filed with the Secretary of State of Wyoming. The Meeting will then be reconvened and the shareholders will be asked to approve the Merger so that the Merged Company will be domiciled in the State of Delaware.

     The BCCA, which currently governs the corporate affairs of the Company, permits the continuance of a British Columbia corporation only to a jurisdiction that has reciprocal legislation allowing a corporation incorporated in that jurisdiction to continue to British Columbia. Although Delaware does not have reciprocal legislation, Wyoming is one of the few jurisdictions in the United States that has such reciprocal legislation and therefore, Wyoming was chosen as the jurisdiction in the United States for the Continuance of the Company. Once the Continuance has been effected, Delaware and Wyoming have legislation which permit the merger of the corporation domiciled in the State of Wyoming with and into a corporation domiciled in the State of Delaware, with the Delaware corporation surviving the merger.

     There are a substantial number of differences between the BCCA, the WBCA, and the DGCL that may materially affect the rights of shareholders. The following is a summary of some of the changes that will occur as a result of the Continuance of the Company's jurisdiction of incorporation from the Province of British Columbia to the State of Wyoming and the subsequent Merger and domestication of the Merged Company in the State of Delaware. This summary is not intended to be exhaustive and the shareholders should consult with their legal advisers regarding all of the implications of the Continuance and the Merger. A copy of the BCCA, the WBCA, and the DGCL will be available for reference by the shareholders of the Company or their legal advisers at the Registered Office of the Company.

REQUIRED APPROVALS OF THE SHAREHOLDERS

     A number of specific differences between the BCCA, the WBCA, and the DGCL are due to the fact that the BCCA generally requires that a greater number and diversity of types of corporate matters be approved by a vote of shareholders than is required by the WBCA and the DGCL. Furthermore, most of the matters for which the BCCA requires shareholder approval must be approved by a three-fourths majority of the votes cast. The only material matters with respect to which a simple majority vote is required are the election of the directors and the appointment and removal of auditors. Under the WBCA and the DGCL, there are fewer matters requiring shareholder approval and such matters may, unless a "supermajority" vote requirement (discussed below) is applicable, be approved by a simple majority of the votes cast (assuming a quorum is present) or, where required by the WBCA and the DGCL for the approval of certain extraordinary corporate transactions (such as mergers and sales of substantially all assets), by a simple majority of the total votes entitled to be cast on the matter.

EFFECT OF NO BYLAWS UNDER THE BCCA

     A number of corporate governance matters that may be addressed in the bylaws of a Wyoming and a Delaware corporation must be addressed in the articles of a British Columbia corporation. The articles of a British Columbia corporation can only be amended upon the aforesaid requisite vote of shareholders, whereas the WBCA and the DGCL confer upon the board of directors the power to adopt, amend or repeal its bylaws (which may also be adopted, amended or repealed by simple majority vote of the shareholders). Thus the board of directors of a Wyoming or Delaware corporation has the power to make decisions on a number of matters with respect to which shareholder approval would be required if undertaken by a British Columbia corporation, such as matters related to shareholder meetings and voting; powers, number of members, committees, compensation and removal of members of the board of directors; requisite notices to directors or shareholders; titles, elections, salaries and terms of office of officers; certificates, transfers, record dates and registered ownership of stock and indemnification of officers, directors, employees and agents.

SPECIFIC DIFFERENCES

     Although the WBCA, DGCL and BCCA are structured and worded quite differently, each contains a number of provisions generally having substantially similar effect upon the rights of shareholders. For example, the provisions of the three acts relative to indemnification by a corporation of its directors, officers, employees and agents are similar but not identical (E.G., the BCCA requires court approval of all indemnification). General similarities exist with respect to corporate reorganization provisions, dissenters' rights provisions and numerous other provisions of the three acts.

     There are also a substantial number of material differences between specific provisions of the WBCA, the DGCL and the BCCA insofar as their respective effects upon the rights of shareholders is concerned. The following is a summary comparison of the more significant differences between them. Copies of the Articles of the Company and the proposed Bylaws will be available for inspection by the shareholders of the Company at the Company's Registered Office during normal business hours.

     1. RIGHTS OF DISSENT AND APPRAISAL. The BCCA provides that shareholders who dissent to certain actions being taken by a company may exercise their right of dissent and require the company to purchase the shares held by such shareholders at the fair value of such shares. The dissent right is applicable where a company proposes to:

     (a)  Continue out of the jurisdiction;

     (b) Provide financial assistance to a person for the purchase of the company's shares;

     (c) Sell the whole, or substantially the whole, of the company's undertaking;

     (d)  Enter into a statutory amalgamation; or

     (e)  Sell the whole or part of its business or property upon liquidation.

     The WBCA is much more restrictive in providing a right of dissent and appraisal to shareholders in that it is limited to mergers or consolidations, sales of substantially all assets and certain amendments to the articles of incorporation materially adversely affecting shareholder rights. The DGCL is even more restrictive in providing a right of dissent and appraisal to shareholders in that it is limited to mergers or consolidations.

     2. OPPRESSION REMEDIES. Under the BCCA, a shareholder of a company has the right to apply to a court on the grounds that the company is acting or proposes to act in a way that is prejudicial to the shareholder. On such an application, the court may make such order as it sees fit, including an order to prohibit any act proposed by the company. Neither the WBCA nor the DGCL contain a statutory provision that grants a remedy similar to that contained in the BCCA although shareholders have similar rights under the common law of the States of Wyoming and Delaware.

     3. PRO-RATA REDEMPTION OF SHARES. The BCCA requires a company which proposes to purchase its own shares other than through stock exchange or from an employee or former employee to make its offer to purchase pro-rata to every shareholder who holds shares of the class or series to be purchased. The WBCA and the DGCL contain no similar provisions.

     4. CUMULATIVE VOTING. Cumulative voting permits each share of stock entitled to vote on the election of directors to have such number of votes as is equal to the number of directors to be elected. A shareholder may then cast all of his votes for a single candidate or may allocate them among as many candidates as he may choose. As a result, shareholders holding a significant minority percentage of the outstanding shares entitled to vote in the election of directors may be able to assure the election of one or more directors.

     The BCCA does not provide for cumulative voting. While the WBCA and DGCL do provide for cumulative voting, they do not require that cumulative voting be made available to shareholders and the proposed Articles of Continuance under the WBCA and the Certificate of Incorporation of the Merged Company under the DGCL will not provide for cumulative voting.

     5. CLASSIFIED BOARD. The DGCL permits, but does not require, the adoption of a classified board of directors with staggered terms, with each class serving staggered two or three year terms after the initial term. The WBCA also permits a classified board where the corporation has three or more directors. The Articles of Continuance under the WBCA and the Certificate of Incorporation of the Merged Company under the DGCL will not provide for a classified board.

     6. FINANCIAL ASSISTANCE TO PURCHASE SHARES. The BCCA limits the circumstances under and the extent to which a company may give financial assistance to any person. Financial assistance cannot be given at a time when the company is, or as a result of the assistance would be, insolvent and is otherwise restricted to affiliated companies, employees in some circumstances, owners of more than 90 percent of the issued shares and situations where there are reasonable grounds for believing that, or the directors are of the opinion that, to render such assistance is in the best interests of the company. The WBCA and DGCL require only that the giving of financial assistance to a director, officer or employee may be, in the judgment of the directors, reasonably expected to benefit the company.

     7. SUPERMAJORITY VOTING PROVISIONS. The BCCA require that essentially all votes of shareholders be a three-fourths majority of the votes cast, other than with respect to the election of directors and the appointment and removal of auditors which are accomplished by a simple majority of the votes cast. In contrast, the WBCA and DGCL generally require only a simple majority of the votes cast, except in the case of extraordinary corporate transactions, such as mergers or sales of substantially all assets, where a simple majority of all votes entitled to be cast is required. Wyoming and Delaware corporations may, unlike a British Columbia corporation, set forth in their articles of incorporation any greater majority ("supermajority") vote requirements than required by law, thereby helping to assure that the status quo of the matter voted upon is maintained. The proposed Articles of Continuance under the WBCA and the Certificate of Incorporation of the Merged Company under the DGCL do not contain supermajority vote requirements.

     8. PERSONAL LIABILITY OF DIRECTORS. The BCCA provides that every director of a company, in exercising his powers and performing his functions, shall act honestly and in good faith and in the best interests of the company and shall exercise the care, diligence and skill of a reasonably prudent person. The BCCA also specifically imposes personal liability to a company upon its directors who vote for, or consent to, a resolution that is in violation of applicable provisions of the BCCA relating to the acquisition of a company's own shares, the payment of a commission or the allowance of a discount in connection with subscriptions for the company's shares, the giving of certain loans, guarantees of financial assistance, authorizing a dividend payment if the company is insolvent or thereby rendered insolvent or the carrying on or business or the exercise of a power that a corporation is restricted from carrying on or exercising. The proposed Articles of Continuance provide, as permitted by the WBCA, that directors shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the directors' duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for authorizing a distribution that is unlawful under the WBCA, or (d) for any transaction from which the director derives an improper personal benefit.

     The Certificate of Incorporation of the Merged Company will provide that directors of the Merged Company shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provisions shall not eliminate or limit the liability of a director (a) for any breach of his duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derives an improper personal benefit.

     Such a provision protects directors against personal liability for monetary damages for breaches of their duty of care. Under the WBCA, absent adoption of such a provision, directors can be held liable for gross negligence in connection with decisions made on behalf of the corporation in the performance of their duty of care but not for simple negligence. Under the DGCL, absent adoption of such a provision, directors can be held monetarily liable in connection with decisions made on behalf of a corporation if such decisions are not made with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use.

     If the Continuance is approved by the shareholders, the Articles of Continuance would absolve directors of liability for monetary damages for negligence in the performance of their duties, including gross negligence. If the Merger is approved by the shareholders, the Certificate of Incorporation of the Merged Company would absolve directors of liability for monetary damages for breach of their duty of care in the performance of their duties as directors. Directors would remain liable as they would be under the BCCA, for breaches of their duty or loyalty to the corporation and its shareholders, for authorizing unlawful distributions, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and for transactions from which a director derives improper personal benefit.

     While the proposed Articles of Continuance of the Company under the WBCA and the Certificate of Incorporation of the Merged Company under the DGCL will provide directors with protection from awards of monetary damages for breaches of the duty of care, they do not eliminate the director's duty of care. Accordingly, they would have no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of the duty of care. Furthermore, liabilities that may arise out of acts or omissions occurring prior to the consummation of the Continuance or Merger would not be covered, so that directors of the Company would remain potentially liable for monetary damages in connection with such act or omissions.

     9. REQUISITION OF MEETINGS. The BCCA provides that one or more shareholders of the Company holding not less than five percent of the issued voting shares of the Company may give notice to the directors requiring them to call and hold a general meeting within four months of such notice. The WBCA provides that a special meeting of the shareholders, for any purposes, shall be called by the President upon the written demand of the holders of not less than one-tenth of all the votes entitled to be cast on any issued proposed to be considered at the meeting. The DGCL provides that a special meeting of the shareholders, for any purpose, may be called by the Board of Directors or by such person or persons as may be authorized by the Certificate of Incorporation or bylaws. The Bylaws of the Merged Company will provide that a special meeting of shareholders may be called only by the Board of Directors.

     10. FORM OF PROXY AND INFORMATION CIRCULAR. The BCCA requires a reporting company, such as the Company, to provide with notice of a general meeting a form of proxy for use by every shareholder entitled to vote at such meeting, as well as an information circular containing prescribed information regarding the matter to be dealt with at and conduct of the general meeting. The WBCA and DGCL do not require a corporation, such as the Company, to solicit proxies or provide information regarding matters to be dealt with at meetings other than a special meeting in which case notice of the special meeting must state the purpose(s) for which the meeting was called. Matters concerning disclosure are generally governed by the federal and state securities legislation in the United States. Because the Company is presently a "reporting issuer" under the Securities Act of British Columbia, S.B.C. 1985, c. 83 (the "Securities Act"), and will continue to be a reporting issuer under the Securities Act notwithstanding the Continuance and Merger, it is bound by the equivalent (or more stringent) provisions described above that are contained in the BCCA.

     11. INVESTIGATIONS. The BCCA provides that on application of shareholders holding not less than 20 percent of the issued shares of any class of a company, or an application of a company, a court may appoint an inspector to investigate the affairs and management of the company or its affiliates. Neither the WBCA or DGCL contain a comparable provision.

     12. PLACE OF MEETINGS. The BCCA requires all meetings or shareholders to be held in British Columbia unless consent of the British Columbia Registrar of Companies is otherwise obtained. The WBCA and the proposed Bylaws provide that meetings of the shareholders shall be held at any place designated by the Board of Directors and, if a meeting place is not designated by the Board of Directors, then the meeting shall be held at the Company's principal office. The DGCL provides that meetings of the shareholders shall be held at any place in or out of Delaware as may be designated by or in the manner provided in a corporation's bylaws.

     13. ADVANCE NOTICE OF ANNUAL MEETINGS. The BCCA requires that a reporting company, such as the Company, shall, not less than 56 days before it holds a general meeting at which a director is to be elected, publish in a daily newspaper in the prescribed manner an advance notice of meeting that shall (a) give the date of the meeting; (b) invite written nominations for directors signed by shareholders holding in the aggregate not less than 10 percent of the shares having the right to vote at the meeting; (c) state that, if any nomination referred to in paragraph (b) is delivered to the registered office of the company not less than 35 days before the date of the meeting, accompanied by the information as to the nominee required to be furnished in the information circular, the company will include the name of the nominee in the form of proxy and the information circular sent by the management of the company pursuant to the BCCA; (d) give the address of the registered office of the company; and (e) give the qualifications for directors provided by the BCCA and by the articles of the company. Neither the WBCA or DGCL contain any similar provisions.

     14. DISQUALIFICATION OF DIRECTORS. The BCCA prohibits certain persons from serving as a director. Such prohibitions generally apply to persons under age 18, undischarged bankrupts, persons found to be mentally infirm, corporations and person convicted of certain offenses relating to corporate activities or fraud or who have had certain registrations with the British Columbia Securities Commission canceled. The WBCA and DGCL contain no comparable direct prohibitions.

TAX CONSEQUENCES

     This summary is for a general nature only and does not constitute, nor should it be construed to constitute a legal opinion or tax advice to any particular person. Accordingly, the shareholders of the Company should consult their own tax advisers with respect to their own circumstances. It should be noted that no advance income tax ruling has been obtained and due to the time constraints of this transaction, it is not contemplated that one will be requested from Revenue Canada, Taxation, or the United States Internal Revenue Service.

     The income tax consequences to a shareholder of the Company will depend upon a number of factors including whether the holder is an individual, a corporation or a trust, the residency of the shareholder and whether the shareholder holds his shares as "capital property."

     This summary is limited to those shareholders who are corporations, trusts and individuals resident in Canada that hold their shares of the Company as capital property and specifically excludes the tax consequences to such entities as financial institutions, unit trusts, non-resident owned investment corporations and tax deferred vehicles such as registered pension plans, deferred profit sharing plans and registered retirement savings plans. However, after the Company has continued into the United States, the shares of the Company may be qualified investments and will be considered to be foreign property for such tax deferred vehicles, which may result in adverse tax consequences to such parties.

     1.   CONSEQUENCES - THE COMPANY.

          (a) DEEMED DISPOSITION OF ASSETS. For Canadian income tax purposes the Continuance would result in the Company being deemed to have disposed of and reacquired all its assets at fair market value immediately prior to the Company being granted the Articles of Continuance. Consequently, Canadian income tax can arise on the excess (if any) of the fair market value of the Company's total assets over the cost base of those assets for Canadian income tax purposes. Provided the Company can offset any deemed income from the disposition and reacquisition of the Company's assets against its non-capital losses and allowable capital losses, no Canadian income taxes should result from the deemed disposition and reacquisition of the Company's assets upon the Continuance.

          (b) DEEMED YEAR-END. The Company would have a deemed year-end for Canadian income tax purposes immediately before the time of the Continuance and a new Canadian taxation year would be deemed to commend immediately after the Continuance.

          (c) DEPARTURE TAX. The Company would be required to pay Canadian income tax equal to 25 percent of the amount (if any) by which the aggregate of the fair market value of its assets, at the time of the Continuance, exceeds the sum of (i) the Company's paid-up capital as defined for Canadian income tax purposes; and (ii) the fair market value of the Company's outstanding debt (other than dividends payable) at the time of the Continuance. This tax is in addition to the Company's regular corporation income tax payable on its taxable income and the tax, if any, on the deemed disposition of the Company's assets as discussed above. The Company will not have departure tax liability as a result of the Continuance provided its paid up capital exceeds the faire market value of its assets.

     2. UNITED STATES MERGER/RESIDENCY. Notwithstanding the continuance to Wyoming, the Company would continue to be resident in Canada and therefore subject to tax upon any taxable income from sources inside and outside Canada (subject to any treaty relief) since the Company is deemed to be a Canadian resident for Canadian income tax purposes by virtue of its incorporation in Canada. If the Company undertakes the Merger with its wholly-owned Delaware Subsidiary, it would be able to sever its Canadian income tax deemed residency status and the taxation of its worldwide income, if the "mind and management" of the Company were exercised from the United States. Upon the Merger with the Subsidiary, the Company will not be considered "incorporated in Canada" and thereby resident in Canada for Canadian income tax purposes. However, the Company may continue to have an office in Canada and thereby be subject to Canadian tax. Providing the fair market value of the Company's assets does not increase between the date of Continuance and the date of the Merger there should be no Canadian income tax liability as a consequence of the Merger.

     3. UNITED STATES TAXES. The Merged Company will be subject to United States income tax law and taxed at prevailing United States income tax rates.

     4. CONSEQUENCES - SHAREHOLDERS OF THE COMPANY. The shareholders of the Company will not be considered to have disposed of their shares upon the Continuance. A disposition of capital property occurs as a result of a taxpayer either being entitled to receive proceeds of disposition or pursuant to specific deeming provisions of the Tax Act. The

Continuance of the Company into the United States would not result in a deemed disposition. In addition, the shareholders of the Company will not be receiving any cash or non-cash consideration that would be considered proceeds of disposition.

     5. MERGER. A merger between the Company and a United States company should not result in any adverse Canadian tax consequences providing the Merger qualifies as a foreign merger, as defined in the Tax Act. The shareholders of the Company would be deemed to dispose of their shares in the Company for proceeds equal to their respective adjusted cost bases for tax purposes and to have acquired the shares of the Merged Company at a cost equal to their proceeds. Under present United States federal income tax laws, no gain or loss will be recognized to the Company or the Merged Company as a result of the merger, and no gain or loss will be recognized under such laws to the holders of outstanding shares of the Common Stock of the Company.

     6. DIVIDENDS. The Continuance of the Company would result in the Company ceasing to be a "Canadian corporation" in the sense that a Canadian resident individual shareholder would cease to be entitled to favorable "gross up" and "dividend tax credit" treatment which results in the dividend received by the Canadian resident individual being subject to a maximum federal and provincial (British Columbia) income tax rate of approximately 34 percent. Dividends received from the Company subsequent to the Continuance will be taxed as dividend income from a corporation resident in Canada that is not a Canadian corporation and as a result will be subject to a maximum federal and provincial (British Columbia) income tax rate of approximately 50 percent. Dividends received from the Merged Company by Canadian resident individuals or corporations owning less than 10 percent of the issued shares would be treated as foreign non-business income for Canadian tax purposes. The total amount of dividends received would be included in the recipient's net income for tax purposes and any taxes withheld on the payment of the dividend would be included in the shareholder's foreign non-business tax credit calculation. The resulting tax credit can be used to reduce taxes otherwise payable by the shareholder.
The excess, if any, of the foreign taxes withheld over the foreign tax credit can be deducted by the shareholder in the computation of his net income for tax purposes.

     7. FOREIGN PROPERTY. Shares of the Merged Company would constitute foreign property for purposes of deferred income savings plans, including registered retirement savings plans.

     8. CONSEQUENCES - DISSENTING SHAREHOLDERS. The receipt of a dissenting shareholder of a cash payment from the Company equal to the fair value of his shares of the Common Stock will generally be treated as a dividend to a holder of such shares to the extent that such payment exceeds the paid-up capital of the subject shares. The balance of the fair market value paid (I.E., the amount equal to the paid-up capital of the shares) will be treated as proceeds of disposition of shares of the Common Stock of the Company for capital gains purposes. Consequently, such dissenting shareholder would realize a capital gain (or capital loss) to the extent that the proceeds of disposition he receives for the shares exceed (or are exceeded by) the shareholder's adjusted cost base thereof. Notwithstanding the foregoing, if the dissenting recipient shareholder is a corporation resident in Canada, the full amount of the redemption proceeds received may be treated under the Tax Act as proceeds of disposition with the result that no dividend will be deemed to have been paid to the shareholder and any gain or loss realized by it upon the share's disposition will be determined by reference to the full amount of the redemption proceeds.

     Any capital loss arising on exercise of dissent rights by a corporate shareholder of the Company will be reduced by dividends received or deemed to be received, including any deemed dividend arising from the exercise of dissent rights, on the subject shares where the period of ownership of such shares was less than 365 days or where the corporate holder (together with person with whom it did not deal at arm's length) held more than five percent of the issued shares of any class of the Company at the time the dividends were received or deemed to have been received.

     Any deemed dividend received by a Canadian resident taxpayer as a result of the dissent proceeding after the Continuance will not attract the dividend tax credit provided under the Act.

INSPECTION OF DOCUMENTS

     A copy of the documentation referred to in this Proxy Statement may be inspected during normal business hours at the Registered Office of the Company, 131 Prosperous Place, Suite 17-A, Lexington, Kentucky 40509-1844, at any time prior to the Meeting and at the Meeting or any adjournment thereof.

SHAREHOLDER'S RIGHT TO DISSENT OR TO APPLY FOR COURT RELIEF

     TAKE NOTICE THAT pursuant to the BCCA, you have until two days before the Meeting at which the special resolutions for the Continuance of the Company from the Province of British Columbia to the State of Wyoming pursuant to Section 37 of the BCCA are to be passed, to give a notice of dissent concerning your shares of the Common Stock to the Company by registered mail to the Registered Office of the Company at 131 Prosperous Place, Suite 17-A, Lexington, Kentucky 40509-1844, with respect to said special resolutions. As a result of giving a notice of dissent you may, on receiving from the Company a notice of intention to act under Section 231 of the BCCA, require the Company to purchase all of your shares in respect of which the notice of dissent was given.

     A shareholder of the Company has the right to give a notice of dissent with respect to the Continuance pursuant to Section 37(4) of the BCCA. If a shareholder gives such notice of dissent, then Section 231 of the BCCA applies. The essence of these provisions is that a dissenting shareholder can require the Company to purchase all of his shares in respect of which he gives notice of dissent. The price to be paid for his shares is their fair value as of the day before the date on which the resolution for Continuance is passed, that is, the day before the Meeting which is scheduled to be held on June 28, 1996.

     A shareholder's right to give a notice of dissent with respect to the Continuance will lapse if not exercised two days before the Meeting at which the special resolutions for the Continuance are to be passed. Further, a notice of dissent ceases to be effective if the shareholder gives it votes in favor of the resolutions for the Continuance.

     Section 224 of the BCCA sets out the rights of a shareholder to apply to a court for relief in certain circumstances. By way of example, a shareholder may apply to a court for relief if he believes the proposed Continuance is unfairly prejudicial to him.

     Any shareholder who is uncertain of his rights under Sections 37(4), 224 and 231 of the BCCA and who wishes to exercise any of those rights should consult legal counsel in British Columbia.

     TAKE FURTHER NOTICE THAT pursuant to the WBCA you are or may be entitled to assert dissenters rights under the WBCA in connection with the resolution to approve the Merger of the Company into its wholly-owned Delaware Subsidiary. In accordance with the requirements of the WBCA, a copy of Article 13 of the WBCA is attached hereto as Schedule "D."

     Any shareholder who is uncertain of his rights under Article 13 of the WBCA and who wishes to exercise any of those rights should consult legal counsel in Wyoming.

VOTE REQUIRED

     The affirmative vote of the holders of at least 75 percent of the shares of the Common Stock present in person or represented by proxy will be required to approve the special resolutions relating to the Continuance of the Company to the State of Wyoming and the Agreement and Plan of Merger. The Continuance and the Merger will not be implemented without shareholder approval of all of the resolutions relating thereto.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE RESOLUTIONS RELATING TO THE CONTINUANCE AND THE MERGER.

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to shareholder ratification, the Board of Directors has appointed Kraft, Rothman, Berger, Grill, Schwartz & Cohen to serve as the Company's independent public accountants for the fiscal year ending December 31, 1996. Kraft, Rothman, Berger, Grill, Schwartz & Cohen has served as the Company's independent public accountants since 1992. Representatives of Kraft, Rothman, Berger, Grill, Schwartz & Cohen are not expected to be present at the Meeting.

VOTE REQUIRED

     The affirmative vote of a majority of the total number of shares of the Common Stock present in person or represented by proxy at the Meeting is required to approve the ratification of Kraft, Rothman, Berger, Grill, Schwartz & Cohen as the Company's independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                                  OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the 1996 Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

                           AVAILABILITY OF INFORMATION

     An Annual Report to Shareholders, including financial statements for the year ended December 31, 1995, is enclosed herewith. The financial statements were audited by Kraft, Rothman, Berger, Grill, Schwartz & Cohen, auditors of the Company. No disagreement over accounting practices of the Company exists.

     A copy of the exhibits to the Annual Report submitted to the Commission is available to each shareholder of record, at the cost of duplication, upon receipt of a written request addressed to the Company at 131 Prosperous Place, Suite 17-A, Lexington, Kentucky 40509-1844. The Company will also make these materials available at the same cost to "beneficial owners" of such securities upon receipt of a similar written request, containing a representation that, as of May 23, 1996, such person was a beneficial owner of shares of the Common Stock of the Company.

     All information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received by the Company from such directors and officers.

      SHAREHOLDER PROPOSALS FOR 1997 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1997 Annual General Meeting of Shareholders must be received by the Company by December 31, 1996 to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 meeting.

                              FEDERAL TAX CONSIDERATIONS

    The Continuance and the Merger are intended to qualify as tax-free reorganizations within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and as such, no gain or loss should be recognized by the shareholders as a result of the Continuance or the Merger (except to the extent of cash received in lieu of fractional shares and cash received upon the exercise of dissenters' rights of appraisal). No opinion is given with respect to the tax consequences to the shareholders arising under the law of any state, locality or foreign jurisdiction, nor is any opinion given with respect to the federal income tax consequences of the Continuance or the Merger upon foreign shareholders.

                                    LEGAL MATTERS

    The legality of the shares of the Common Stock offered hereby is being passed upon for the Company by Norman T. Reynolds, Esq., 909 Fannin Street, Suite 1600, Houston, Texas 77010.

                                       EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1994 and 1995, and the related statements of deficit, loss and cash flow for each of the years in the three year period ended December 31, 1995, included in this Joint Proxy Statement/Prospectus, have been audited by Kraft, Rothman, Berger, Grill, Schwartz & Cohen, independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                                                                         PAGE I

                                AUDITORS' REPORT



To The Shareholders Of
ALASKA APOLLO RESOURCES INC.

We have audited the consolidated balance sheets of ALASKA APOLLO RESOURCES INC. as at December 31, 1995 and 1994 and the consolidated statements of deficit, loss and cash flow for the three years ended December 31, 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1995 and 1994 and the results of its operations and cash flow for the three years ended December 31, 1995 in accordance with generally accepted accounting principles in Canada.

              /s/  Kraft, Rothman, Berger, Grill, Schwartz & Cohen

                 KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN
                              CHARTERED ACCOUNTANTS
Toronto, Ontario
May 6, 1996


                    COMMENTS BY AUDITORS FOR U.S. READERS ON
                   CANADA-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties such as those described in
Note 1(b) to the consolidated financial statements relating to the company's ability to recover mineral property costs incurred in connection with resource property exploration activities. Our report to the shareholders dated May 6, 1996, is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditor's report when the uncertainties are adequately disclosed in the financial statements.

              /s/  Kraft, Rothman, Berger, Grill, Schwartz & Cohen

                 KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN
                              CHARTERED ACCOUNTANTS
Toronto, Ontario
May 6, 1996

                                                                         PAGE II

                          ALASKA APOLLO RESOURCES INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                           CONSOLIDATED BALANCE SHEET
                                  (U.S. FUNDS)

                                DECEMBER 31, 1995
                                     ASSETS


                                                         1995           1994
                                                     ------------   ------------
CURRENT
   Cash                                              $    138,980   $    369,447
   Accounts receivable                                    509,943        791,432
   Inventories                                             80,890            -
   Prepaid expense                                         11,421         11,162
   Other receivable                                        75,904            -
   Notes receivable (Note 5)                              214,000        169,632
                                                     ------------   ------------
                                                        1,031,138      1,341,673

BONDS AND DEPOSITS                                         43,419         41,919

MINING PROPERTY AND RELATED EXPENDITURES (Note 2)      11,211,462     11,158,581

OIL AND GAS PROPERTIES - net (Note 3)                   4,057,908      4,222,175

CAPITAL (Note 4)                                          387,783        297,292

NOTES RECEIVABLE (Note 5)                                  84,376         56,000

LOAN RECEIVABLE (Note 6)                                   17,556         17,536

GOODWILL (net of accumulated
 amortization $402,651; 1994 - $223,695)                1,386,913      1,565,869
                                                     ------------   ------------



                                                     ------------   ------------
                                                     $ 18,220,555   $ 18,701,045
                                                     ------------   ------------
                                                     ------------   ------------


See accompanying notes to financial statements.



APPROVED ON BEHALF OF THE BOARD:



         \S\Charles L. Cotterell                 \S\William S. Daugherty
   -----------------------------------     -----------------------------------
                Director                                Director

                                                                        PAGE III

                          ALASKA APOLLO RESOURCES INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                           CONSOLIDATED BALANCE SHEET
                                  (U.S. FUNDS)

                                DECEMBER 31, 1995

                                   LIABILITIES
                                                        1995           1994
                                                    ------------   ------------
CURRENT
   Bank loans (Note 7)                              $    154,207   $     10,000
   Accounts payable                                      805,618        426,068
   Accrued liabilities                                   545,455        588,091
   Long-term debt (Note 8)                               218,458         86,340
   Loans payable (Note 9)                                    -            5,000
                                                    ------------   ------------
                                                       1,723,738      1,115,499

LONG-TERM DEBT (Note 8)                                  913,986        849,025

DEFERRED INCOME TAXES                                      8,891          6,325
                                                    ------------   ------------
                                                       2,646,615      1,970,849
                                                    ------------   ------------

                              SHAREHOLDER'S EQUITY

CAPITAL STOCK (Note 10)
   AUTHORIZED
   20,000,000   Common shares

   ISSUED
   7,742,710    Common shares (1994 - 7,382,580)      20,068,190     19,784,443

DEFICIT                                              ( 4,494,250)   ( 3,054,247)
                                                    ------------   ------------
                                                      15,573,940     16,730,196
                                                    ------------   ------------

                                                    $ 18,220,555   $ 18,701,045
                                                    ------------   ------------
                                                    ------------   ------------

See accompanying notes to financial statements.

                                                                         PAGE IV

                          ALASKA APOLLO RESOURCES INC.

                        CONSOLIDATED STATEMENT OF DEFICIT
                                  (U.S. FUNDS)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995


                                           1995           1994          1993
                                        ----------     ----------    ----------
DEFICIT, beginning of year             $(3,054,247)   $(2,858,220)  $(2,607,194)

  Adjustment of prior years'
   income taxes                                -          (21,204)          -
                                        ----------     ----------    ----------
                                        (3,054,247)    (2,879,424)   (2,607,194)

  Net loss for the year                 (1,440,003)      (174,823)     (251,026)
                                        ----------     ----------    ----------

DEFICIT, end of year                   $(4,494,250)   $(3,054,247)  $(2,858,220)
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------



See accompanying notes to financial statements.

                                                                          PAGE V

                          ALASKA APOLLO RESOURCES INC.

                         CONSOLIDATED STATEMENT OF LOSS
                                  (U.S. FUNDS)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995


                                           1995           1994          1993
                                        ----------     ----------    ----------

GROSS REVENUE                          $ 2,052,222    $ 2,458,835   $   129,911
DIRECT EXPENSES                          1,660,043      1,302,187        71,838
                                        ----------     ----------    ----------
                                           392,179      1,156,648        58,073
                                        ----------     ----------    ----------

GENERAL AND ADMINISTRATIVE COSTS
   Salaries                                288,701        188,855        33,832
   Consulting and management fees          196,563        237,917        61,431
   Legal fees                              188,411        176,924        50,740
   Amortization - goodwill                 178,956        178,956        44,764
                - capital assets            53,982         28,643         1,007
                - oil and gas equipment      8,660          8,415         2,042
   Depletion - oil and gas properties      155,607         85,208         9,705
   Office and general                      141,608        104,078        65,381
   Bad debts                               137,632         33,759           -
   Audit and accounting                    128,737        124,044           -
   Shareholders' information               117,930         26,556        36,882
   Advertising and promotion                98,354        165,978           -
   Occupancy costs                          70,946         46,951           -
   Interest on long-term debt               51,814         28,534         7,720
   Insurance                                41,716         25,560           -
   Trust and stock exchange company fees    22,632          8,162        29,662
   Engineering                              18,241         23,590           -
   Repairs and maintenance                  11,344         19,166           -
   Loss on sale of equipment                   -              -           2,557
                                        ----------     ----------    ----------
                                         1,911,834      1,511,296       345,723
                                        ----------     ----------    ----------

     Less:  Miscellaneous                   78,129         28,212           -
            Litigation settlement              -           (7,500)          -
            Interest and other income        4,089         15,062        15,024
                                        ----------     ----------    ----------
                                            82,218         35,774        15,024
                                        ----------     ----------    ----------

                                         1,829,616      1,475,522       330,699
                                        ----------     ----------    ----------

LOSS BEFORE INCOME TAXES                (1,437,437)      (173,335)     (258,861)
                                        ----------     ----------    ----------

  Current income taxes                         -          111,310           -
  Utilization of non-capital
    loss carry-forward                         -         (111,310)       (7,835)
                                        ----------     ----------    ----------
                                               -              -          (7,835)
  Deferred income taxes                      2,566          1,488           -
                                        ----------     ----------    ----------
                                             2,566          1,488        (7,835)
                                        ----------     ----------    ----------

NET LOSS FOR THE YEAR                  $(1,440,003)   $  (174,823)  $  (251,026)
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------


NET LOSS PER SHARE (Note 11)                $(0.19)        $(0.03)       $(0.06)
                                            ------         ------        ------
                                            ------         ------        ------

See accompanying notes to financial statements.

                                                                         PAGE VI

                          ALASKA APOLLO RESOURCES INC.

                       CONSOLIDATED STATEMENT OF CASH FLOW
                                  (U.S. FUNDS)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                              1995           1994          1993
                                        ----------     ----------    ----------
OPERATING ACTIVITIES
   Net loss for the year               $(1,440,003)   $  (174,823)  $  (251,026)
   Amortization and depletion              397,205        301,197        57,518
   Deferred income taxes                     2,566          1,488         4,837
   Decrease in incorporation cost              -            1,525           -
   (Increase) decrease in
      unearned income                          -          (40,500)       40,500
   (Increase) decrease in
      prepaid expenses                        (259)        38,645       (43,610)
   (Increase) decrease in
      accounts receivable                  281,489       (679,295)     (112,137)
   Inventories                             (80,890)           -             -
   Prior period adjustment                     -          (21,204)          -
   Other receivable                        (75,904)           -             -
   Increase in bonds and deposits           (1,500)       (41,919)          -
   Increase in accounts payable            379,550        403,976        22,093
   Increase (decrease) in
     accrued liabilities                   (42,636)       384,148       159,824
                                        ----------     ----------    ----------
                                          (580,382)       173,238      (122,001)
                                        ----------     ----------    ----------

FINANCING ACTIVITIES
   Increase in loans receivable                (20)       (17,536)          -
   Increase in notes receivable            (72,744)      (177,632)      (48,000)
   Issue of capital stock                  283,747      3,589,052     3,089,132
   Increase of long-term debt              197,079        186,553        81,994
   Repayment of loan payable                (5,000)       (10,000)      (34,700)
                                        ----------     ----------    ----------
                                           403,062      3,570,437     3,088,426
                                        ----------     ----------    ----------

INVESTING ACTIVITIES
   Purchase of capital assets             (144,473)      (197,346)          -
   Acquisition of oil and
     gas properties                            -       (3,522,631)     (934,510)
   Goodwill                                    -              -      (1,789,564)
   Expenditures on mining
     property (net)                        (52,881)       (61,111)      (10,161)
                                        ----------     ----------    ----------
                                          (197,354)    (3,781,088)   (2,734,235)
                                        ----------     ----------    ----------

CHANGE IN CASH AND BANK LOANS             (374,674)       (37,413)      232,190

CASH AND BANK LOANS, beginning of year     359,447        396,860       164,670
                                        ----------     ----------    ----------

CASH AND BANK LOANS, end of year       $   (15,227)   $   359,447   $   396,860
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------

SUPPLEMENTAL DISCLOSURE
  Interest paid during the year        $    50,123    $    28,221   $    13,180
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------

See accompanying notes to financial statements.

                                                                        PAGE VII

                          ALASKA APOLLO RESOURCES INC.

                   NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS
                                  (U.S. FUNDS)

                                DECEMBER 31, 1995


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which, except as described in Note 14 conform in all material respects with accounting principles generally accepted in the United States.

     (a)  BASIS OF CONSOLIDATION

          The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. All material inter-company accounts and transactions have been eliminated on consolidation.

     (b)  INVENTORIES

          Inventories are carried at the lower of cost and net realizable value.

     (c)  MINING PROPERTY AND RELATED EXPENDITURES

          The company defers all costs relating to mining properties by project area until such time as the properties are put into commercial production, sold or abandoned. Costs deferred include acquisition costs, exploration and development expenditures and cost of assets permanently dedicated to exploration and development. Buildings, equipment and machinery will not be amortized until the mine achieves commercial production.

          The ultimate realization of the deferred costs and expenditures is dependent upon the discovery of commercially exploitable ore bodies, at which time such costs and expenditures will be charged against income using an appropriate method and rate to be determined.

          When evaluation of a project area discloses possible impairment, the deferred costs and expenditures thereon are written down to the recoverable amount. Unsuccessful projects are written off when abandoned.

     (d)  OIL AND GAS PROPERTIES

          (i)  ACCOUNTING TREATMENT FOR COSTS INCURRED

               The company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interest in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

                                                                       PAGE VIII

          (i)  ACCOUNTING TREATMENT FOR COSTS INCURRED (continued)

               Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the company's experience of successful drilling and average holding period.

               Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

               On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

               On the sale of an entire interest in a unproved property for cash or cash equivalent, gain or loss on the sale is recognized taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

          (ii) REVENUE AND EXPENSE RECOGNITION

               Revenue on turnkey drilling contracts is recognized upon securing binding contracts. Budgeted expenses are recognized at the same time as revenue from turnkey operations. Oil and gas revenue is recognized when sold. All income and expense items are recognized pursuant to the accrual method of accounting.

         (iii) WELLS AND RELATED EQUIPMENT

               Wells and related equipment are recorded at cost. All items are amortized on the straight-line method over the estimated useful life of the asset being seven years.

     (e)  GOODWILL

          Goodwill is recorded at cost and is being amortized over 10 years on a straight-line basis. The goodwill arose on the issuance of the company's shares.

                                                                         PAGE IX

     (f)  CAPITAL ASSETS

          Capital assets are stated at cost. Amortization is being provided for on a straight-line basis over the useful life of the asset ranging from five to thirty-one years.

2.   MINING PROPERTY AND RELATED EXPENDITURES


                                           UNGA ISLAND
                                          ALASKA MINERAL    DEFERRED       BUILDING
                                             PROPERTY     EXPENDITURES     EQUIPMENT
                                               COSTS       (SEE BELOW)   AND MACHINERY      TOTAL
                                            -----------    -----------    -----------    -----------
     Balance, December 31, 1993            $  1,010,000   $  9,310,414   $    777,061   $ 11,097,475
       1994 additions        -                   61,106         -              61,106
                                            -----------    -----------    -----------    -----------
     Balance, December 31, 1994               1,010,000      9,371,520        777,061     11,158,581

       1995 additions        -                   52,881         -              52,881
                                            -----------    -----------    -----------    -----------

     Balance, December 31, 1995            $  1,010,000   $  9,424,401   $    777,061   $ 11,211,462
                                            -----------    -----------    -----------    -----------
                                            -----------    -----------    -----------    -----------

     (a) Deferred expenditures on the Unga Island resource property consist of the following:


                                                           1995          1994
                                                         --------      --------

          Geological consulting                         $  50,755     $  34,277
          Miscellaneous                                    27,126        23,033
          Assaying and engineering                            -           3,796
                                                         --------      --------
                                                           77,881        61,106
          Proceeds on conveying mining rights (b)         (25,000)          -
                                                         --------      --------

                                                        $  52,881     $  61,106
                                                         --------      --------
                                                         --------      --------

     (b) The company signed a letter of intent, on February 24, 1995, whereby the company granted an option to further explore and commercially develop the company's gold and silver reserves located in Alaska. Under the terms of the letter of intent, the optionee, Addwest Mineral Inc. ("Addwest"), has the option to either merge their precious metals interest into a jointly owned, publicly traded company or to form a joint venture. With a joint venture agreement, the company would be required to contribute its Alaskan properties and would receive twenty-five percent of the operating proceeds. The option expired on December 31, 1995.

                                                                          PAGE X

3.   OIL AND GAS PROPERTIES


                                                               1995                          1994
                                             ----------------------------------------    -----------
                                                            ACCUMULATED
                                                COST        AMORTIZATION       NET            NET
                                             ----------     ------------       ---            ---
     Proved properties                      $ 4,181,042    $   173,760    $ 4,007,282    $ 4,056,462
          Unproved properties                     5,130            -            5,130        111,557
     Wells and related equipment                 64,614         19,118         45,496         54,156
                                             ----------     ----------     ----------     ----------
                                            $ 4,250,786    $   192,878    $ 4,057,908    $ 4,222,175
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

4.   CAPITAL ASSETS

                                                               1995                          1994
                                             ----------------------------------------    -----------
                                                            ACCUMULATED
                                                COST        AMORTIZATION       NET            NET
                                             ----------     ------------       ---            ---
     Land                                   $    12,908    $        -     $    12,908    $    12,908
     Buildings                                  168,959         14,653        154,306        155,785
     Machinery and equipment                     80,805         16,100         64,705         30,260
     Office furniture, fixtures
       and equipment                             70,214         18,062         52,152         31,710
     Vehicles                                   159,568         55,856        103,712         66,629
                                             ----------     ----------     ----------     ----------
                                            $   492,454    $   104,671    $   387,783    $   297,292
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

5.   NOTES RECEIVABLE

     Notes receivable are comprised as follows.


                                                                               1995           1994
                                                                           ----------     ----------
     Receivable from a non-related company, bearing interest at 8.75%
     per annum, payable on demand, of the total $200,000 notes
     receivable, $130,000 is secured by equipment and $70,000 is secured by a priorty lien on land, buildings and equipment.  These loans are convertible into equity upon confirmation of the plan of reorgani-
     zation (Note 16).                                                    $   200,000    $       -

     Receivable from a director and senior officers, bears interest at
     10% per annum, is secured by an assignment of title in certain oil and gas working interests and is repayable over a three-year
     period ending May 10, 1998                                                70,000         70,000

     Receivable from a director of the company, bears interest at 6%
     per annum and is repayable at $1,000 per month                            28,376         38,348
                                                                           ----------      ---------
                             Carried forward...........                   $   298,376     $  108,348
                                                                           ----------      ---------

                                                                         PAGE XI


                                                                                         1995           1994
                                                                                       --------       --------

                    Brought forward............                                       $ 298,376      $ 108,348

     Receivable from a company owned by a senior officer of the company, bears interest at 10% per annum, is secured by the assets and personal
     guarantee of the borrower and is due July 31, 1995                                     -           78,367

     Receivable from a non-related company, bears interest at 8% per annum
     and is unsecured                                                                       -           33,417

     Receivable from a senior officer of the company, non-interest bearing
     and is unsecured                                                                       -            5,500
                                                                                       --------       --------
                                                                                        298,376        225,632
        Less: Current portion                                                           214,000        169,632
                                                                                       --------       --------

                                                                                      $  84,376      $  56,000
                                                                                       --------       --------
                                                                                       --------       --------


6.   LOAN RECEIVABLE

     This loan receivable from a company owned by a director of this company is non-interest bearing with no specific terms of repayment. The company does not intend to demand repayment within the next twelve months.


7.   BANK LOANS

     The bank loans bear interest at 9.8% and 9.75% per annum, payable semi-annually, and mature March 23, 1996 and May 4, 1996. One of the loans is secured by a certain capital asset. Subsequent to the year-end, the loans were renewed and or refinanced by another financial institution with similar terms and conditions.

     On December 7, 1995, the company's subsidiary established a line of credit with a bank in the amount of $100,000. This facility bears interest at prime plus 2% per annum, interest only payable monthly, and is due on December 31, 1996. This loan is collateralized by the subsidiary's accounts receivable and is guaranteed by the company. As at December 31, 1995, the balance of this loan was $105,207, including accrued interest.

                                                                        PAGE XII

8.   LONG-TERM DEBT

     On July 8, 1986, the company purchased the mineral property on Unga Island, Alaska for debt in the amount of $854,818. The debt is non-interest bearing, payable at $2,000 per month until fully paid, and is secured by deeds of trust over the Unga Island mineral claims and certain buildings and equipment located thereon.

     The purchase agreement also provides for the payment of monthly royalties at 4% of net smelter returns or net revenue, as defined in the agreement. Any royalties paid reduce the amount of the purchase price payable above.

     The obligation is stated at its remaining face value of $594,818 and has not been discounted.


                                                                                         1995           1994
                                                                                       --------       --------
     Note payable as outlined above                                                   $ 594,818      $ 618,818

     Loans payable bearing interest at rates ranging from 6.27% to 12.5% per annum, maturing at various dates up to and including June 25, 2003.
     The loans payable are secured by specific equipment.                               352,581        124,077

     Loan payable to a non-affiliated company, collateralized by the assets and the corporate guarantee of a wholly-owned subsidiary, bearing interest at 10% per annum with quarterly payments of interest only beginning April 1, 1995.  Principal and accrued interest, if any, due in
     full July 1, 1996.                                                                 115,000        115,000

     Mortgage payable, secured by real estate, bearing interest at 9.25%
     per annum, payable in monthly instalments of $1,256                                 70,045         77,470
                                                                                       --------       --------
                                                                                      1,132,444        935,365
        Less:  Current portion                                                          218,458         86,340
                                                                                       --------       --------


                                                                                      $ 913,986      $ 849,025
                                                                                       --------       --------
                                                                                       --------       --------


     Principal repayments for the next five years are as follows:

     1996                                                                                            $ 218,458
     1997                                                                                              219,034
     1998                                                                                               79,402
     1999                                                                                               69,859
     2000                                                                                               48,628


                                                                       PAGE XIII

9.   LOANS PAYABLE

     The loans payable to a company controlled by a senior officer bear interest at 12% per annum and are unsecured.

     Interest of $2,689 (1994 - $600; 1993 - $3,450) has been charged on the loans.

10.  CAPITAL STOCK

     (a)  COMMON SHARES ISSUED

                                                                                            SHARES              AMOUNT
                                                                                         -----------          ----------
          Balance, December 31, 1993                                                       5,829,498          16,195,391

          Issued on acquisition of oil and gas properties (i) and (ii)                     1,410,574           3,466,142
          Issued for settlement of debt                                                      142,508             122,910
                                                                                         -----------         -----------
          Balance, December 31, 1994                                                       7,382,580          19,784,443

          Issued for settlement of debt                                                      360,130             283,747
                                                                                         -----------         -----------

          Balance, December 31, 1995                                                       7,742,710        $ 20,068,190
                                                                                         -----------         -----------
                                                                                         -----------         -----------

          (i)  WENTZLOFF ENERGY, INC.
               On February 18, 1994, the company acquired
               6.5 billion cubic feet (BCF) of natural gas
               or its equivalent in exchange for the issuance
               of 1,235,572 common shares                                                  1,235,572        $  3,258,327

          (ii) MITUCKY PARTNERSHIPS
               In June 1994, the company acquired 600 million
               cubic feet of natural gas or its equivalent in
               exchange for the issuance of 175,002 common shares                            175,002             207,815
                                                                                         -----------         -----------

                                                                                           1,410,574        $  3,466,142
                                                                                         -----------         -----------
                                                                                         -----------         -----------

     (b) Stock options have been granted and approved by the shareholders of the company to purchase common shares of the company as follows:

          (i) to directors of the company, an aggregate of 330,000 common shares at $1.00 per share exercisable up to and including December 10, 1998.

                                                                        PAGE XIV

          (ii) Subsequent to the year-end, additional options were granted to a director and senior officers of the company for an aggregate of 400,000 common shares at an exercise price of $1.00 per share. These options become vested and exercisable during certain five year periods up to and including February 27, 2003.

         (iii) to a director of the company, an aggregate of 100,000 common shares at $1.00 per share, exercisable up to and including January 31, 1997.

          No options have been exercised as of the date of the report.

     (c) In prior years, warrants have been granted and approved by the shareholders of the company to a non-related party to purchase 6,667 shares exercisable at $3.93 per share up to and including March 31, 1998. During the year, the board of directors of the company approved the issuance of warrants to a non-related party to purchase 500,000 shares at $0.50, subject to further adjustment, exercisable up to and including October 30, 2000.

     (d) During the year, the board of directors of the company approved the issuance of shares and or stock options to purchase common shares of the company as follows:

          - to issue 125,000 shares to the president and key employees of the company as bonuses;

          - to senior officers of the company, an aggregate of 300,000 common shares at $1.00 per share. These options are vested and exercisable at the rate of 75,000 shares per year. The first block of 75,000 shares is exercisable immediately and expires five years thereafter.

          - to the president of the company, 200,000 shares at $1.00 per share. These options are vested and exercisable at the rate of 50,000 shares per year and to expire five years thereafter.

          - to directors of the company, an aggregate of 20,000 shares at $1.00 per share, exercisable immediately and expire five years thereafter.

          No shares have been issued or options have been exercised as of the date of the report.


11.  LOSS PER SHARE

     Loss per share is calculated using the weighted average number of shares outstanding during the year. The weighted average of common shares was 7,605,669 (1994 - 6,763,539; 1993 - 4,128,265). Outstanding stock options and warrants have no dilutive effect on the loss per share.

                                                                         PAGE XV

12.  RELATED PARTY TRANSACTIONS

     (a)  OFFICERS' REMUNERATION

          The accounts of the company include consulting and management fees paid or payable to officers and directors for the three years ended December 31, 1995.

          On April 7, 1989, the company entered into an agreement with Arizona Desert Minerals (ADM), a company related to a director of this company, whereby the company will pay ADM management fees of $60,000 annually, $12,000 of which is to be deferred until the company starts to generate revenue from its mining operations. On May 8, 1992, the agreement was amended and calls for an annual $30,000 deferral. This agreement was terminated on November 15, 1995. As at December 31, 1995, the total deferral amount is $128,250. The management fees deferred have not been recorded on the books of the company.

     (b)  SHAREHOLDER INFORMATION

          During 1993, a shareholder expended, on behalf of the company, shareholder information expenses in the amount of $75,000. The company has recorded a reserve provision against payment of this amount until the company's mining operations commence production.

     (c)  ACCOUNTS RECEIVABLE

          Accounts receivable include $21,000 (1994 - $21,000) due from a company owned by one of the directors.

     (d)  ACCOUNTS PAYABLE

          Accounts payable include $50,689 (1994 - $23,000) payable to companies owned by senior officers of the company.

     (e)  OCCUPANCY COSTS

          Occupancy costs include rent of approximately $31,200 (1994 - $27,000) paid to a company which is owned by a director and an officer of this company.

     (f)  CONSULTING AND MANAGEMENT FEES

          Consulting and mangeemnt fees are paid to companies owned by senior officers of the company.

                                                                        PAGE XVI

13.  SEGMENTED INFORMATION


                                               MINING
                                             EXPLORATION    OIL AND
                                                 AND           GAS            1995           1994
                                             DEVELOPMENT   DEVELOPMENT     CORPORATE         TOTAL          TOTAL
                                             ----------     ----------     ----------     ----------     ----------
                                                  $              $              $              $              $
     DECEMBER 31, 1995
     Revenue (net)                                  -          392,179            -          392,179      1,302,187
                                             ----------     ----------     ----------     ----------     ----------

     General corporate expenses                     -             -         1,380,597      1,380,597      1,145,766
     Interest on long-term debt                  51,814           -               -           51,814         28,534
     Amortization - equipment                       -            8,660         53,982         62,642         37,058
                  - goodwill                        -          178,956            -          178,956        178,956
     Depletion                                      -          155,607            -          155,607         85,208
                                             ----------     ----------     ----------     ----------     ----------
                                                 51,814        343,223      1,434,579      1,829,616      1,475,522
                                             ----------     ----------     ----------     ----------     ----------

     Loss before income taxes                   (51,814)        48,956     (1,434,579)    (1,437,437)      (173,335)
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------

     Identifiable assets                     11,211,462      5,444,821      1,564,272     18,220,555     18,701,045
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------

     Capital expenditures                        52,881            -          144,473        197,354      3,781,083
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------




14. RECONCILIATION OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND IN THE UNITED STATES

     Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires the use of an asset and liability approach for accounting for income taxes. There would be no effect from the adoption of the statement, nor would the results of operations be different than those reported under Canadian GAAP. Under FAS 109, the company would have reported the following deferred income tax asset at December 31, 1995.


     Total deferred tax liabilities                                  $ 3,378,713
       Less:  Valuation allowance                                        914,716
                                                                      ----------
                                                                       2,463,997
     Total deferred tax liabilities                                    2,413,570
                                                                      ----------

     Net deferred tax assets                                         $    50,427
                                                                      ----------
                                                                      ----------

15.  INCOME TAXES

     As at December 31, 1995, the company had net operating loss carry-forwards in the U.S. for income tax purposes of approximately $7,925,600 which expire from 1996 to 2011.

                                                                       PAGE XVII

     For Canadian federal income tax purposes, net operating loss carry-forwards of approximately $1,029,000 expire at various dates through to 2002.

     In addition, the company has approximately $75,000 of cumulative Canadian exploration and development expenses and Canadian oil and gas property expenses available to reduce future years' taxable income.

     The potential benefit of the losses on earnings has not been reflected in these consolidated financial statements.

16.  COMMITMENTS

     (a) In 1995, the company's wholly-owned subsidiary signed a letter of intent to purchase a Kentucky based hardwood lumber manufacturing facility that is currently operating under plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. As part of this acquisition, the subsidiary has provided various secured loans to that company which have priority status over other creditors in this reorganization. As of December 31, 1995, the subsidiary has financed this acquisition with a series of loans totalling $200,000 (Note 5). The subsidiary has commitments to borrow an additional $320,000 to complete this transaction and as of December 31, 1995, it has received firm commitments for these loans. As at December 31, 1995, these consolidated financial statements include the following balances related to this commitment.

          Inventories                                                  $  80,920
          Other receivables                                               44,000
          Note receivable                                                200,000
          Accounts payable to the supplier of inventories                130,386

     (b) The company is committed to issuing approximately 42,000 common shares as additional consideration for the acquisition of natural gas from Wentzloff Energy, Inc. (Note 3(i)).

17.  SUBSEQUENT EVENTS

     Subsequent to the year-end, the company's wholly-owned subsidiary entered into the following transactions:

     (a) on February 23, 1996, signed an agreement for the sale of its wholly-owned subsidiary;

     (b) effective March 1, 1996, acquired 100% of the working interest in a total of thirty-five (35) wells in Hopkins County, Kentucky.

18.  COMPARATIVE FIGURES

     Certain of the comparative figures have been reclassified to conform with the current year's presentation.

                                                                  ANNEX I
May 13, 1996

To our Shareholders:

After another lean year in the oil and gas industry, Alaska Apollo Resources Inc., and its subsidiary, Daugherty Petroleum, Inc., (DPI) emerged bruised but in a strong position to take advantage of the natural resources market.
Although we did not attain our goal for total natural gas wells drilled in 1995, DPI continued to maintain our historical success ratio by drilling 16 of 16 commercially viable wells. Our target for 1995 was 30 wells, however, low gas prices within the industry greatly diminished our efforts to attract drilling partners.

The Company benefited during the year in these areas:

- -   We increased our gold and silver reserves in Alaska by consolidating the engineering and geological data to date, and creating a total picture of our mining and mineral assets.
- -   We increased DPI's natural gas equivalent reserves by more than 25 percent to 10.4 Bcf (Billion cubic feet).
- -   DPI completed the construction of approximately 40,000 feet of a gas gathering pipeline system in Knox County, Kentucky.
- -   We continued to take steps to position the company's corporate structure for growth and efficiency.

FINANCIAL RESULTS

As the largest individual shareholder in the Company, I assure you I am not happy with the results reported on our 1995 financial statements. Revenues were down by 20 percent and the loss for the year totaled $1.4 million. Revenues decreased primarily due to the failure, at year end, for a 30 well, $4.5 million partnership we sponsored to close. Expenses increased due to the cost of that program, shareholder and investor relations activities and the fact that we have built the Company overhead to support the substantially higher revenues we anticipated in 1995.

However, as the largest shareholder of the Company, I want to assure you that I am happy with the progress we have made that is not reflected on the financial statements. Due to our 1995 activity we have increased the our proven natural gas reserve values by $800,000. A farm out agreement has doubled the acreage available for drilling and increased our proven reserves by an additional 1.2 Bcf. With our 1995 expenditures, we have made substantial progress in monitizing our gold and silver assets.

THE GOLD PROPERTIES

In 1995 we continued to focus on the priority of developing our Alaskan gold and silver properties into revenue producing assets. We are aggressively pursuing a plan with two options, the first is to enter into a joint venture with another mining company, or, secondly, to work toward a course of action that will allow the Company to complete the remainder of the exploration work, and if warranted, find the mining venture. Our shareholders have waited long enough for a return from these assets and it is a top priority to monitize these properties.

THE OIL AND GAS OPERATIONS

Although the oil and gas industry was hard hit by low oil and gas prices in 1995, DPI managed to drill 16 gas wells. All sixteen wells are either completed or are to be completed as commercial producers.

Furthermore, the company signed a strategic pact with major utility to drill 15 wells in our gas field, nine of which had been drilled by December 31. Also, we greatly increased our total drilling acreage in the Appalachian Basin. We have continued to expand on our natural gas gathering systems which frees us from third party marketers and transportation systems, paving the way for higher prices for our gas production.

We have experienced a surge in gas prices during the first five months of 1996. The extremely cold winter has resulted in a higher than normal gas usage. With our significant gas lease position, we are positioned to take advantage of 1996 gas prices and increase the number of wells we drill. As of the date of this letter, our plans are to drill 25 gas wells in 1996.

RESEARCH AND DEVELOPMENT

In order to keep an edge on our competitors, we must dedicate a portion of our activities to research and development. DPI is continuing its efforts with Los Alamos National Laboratory to gather data about its existing and newly acquired natural gas lease acreage and to assimilate that data into a model used to determine optimal drilling locations. In addition to the Los Alamos Agreement, DPI's 1995 research and development expenditures were spent in the enhancement of gas production from new wells with the development of more efficient treatment and completion techniques. We have been extremely pleased with the results and our success will be reflected in our 1996 natural gas production and revenues.

LOOKING FORWARD

We remain excited about our future. Alaska Apollo is positioned to take advantage of the opportunities arising in the natural resources industries.

The increase in the price of gold has resulted in a renewed interest of Alaska Apollo's gold and silver properties. Our Shumagin Claim alone has an engineered reserve of 225,000 ounces of gold and over one million ounces of silver. We are committed to converting these properties into income producing assets.

Higher natural gas prices had been expected for years and 1996 is projected to a be a banner year for the industry. This February, DPI acquired the drilling rights on more than 11,000 acres adjacent to our current gas operations. Interest from potential joint venture partners has been intense.

I still believe the stock is greatly undervalued and does not reflect the value of our proven petroleum and gold assets, particularly as we have strategically position them for future growth and development. We have experienced and dedicated employees who are committed to the success of the company. Our management group is also financially committed to the Company's success. We own approximately 20 percent of the outstanding common stock and have options on an additional 13 percent.

We appreciate your investment, your confidence and hope for your continued support in 1996. Our promise to you is to achieve our goal to become a highly profitable resources company.

Respectfully,

/s/W. S. Daugherty

William S. Daugherty
President/Chairman

BUSINESS

     Alaska Apollo Resources Inc., (the "Company" or the "Registrant") is a diversified natural resources company that is engaged through certain subsidiaries in the exploration and production of oil and gas in the State of Kentucky, and in the prospecting, acquiring and, if warranted, developing gold mining properties in the State of Alaska.

     On September 17, 1993, the Company acquired all of the issued and outstanding shares of Daugherty Petroleum, Inc., a Kentucky corporation ("Daugherty Petroleum"), in exchange for 1,250,000 shares of the restricted Common Stock of the Company. Daugherty Petroleum is engaged in the exploration, production and development of natural gas, and, to a lesser extent, oil. All of Daugherty Petroleum's operations are presently located in Kentucky.

     On December 31, 1993, the Company's wholly-owned subsidiary, Alaska Apollo Gold Mines, Limited, a Nevada corporation, was merged into Daugherty Petroleum. As a result of the merger, all of the Company's mining properties and related assets were transferred to Daugherty Petroleum. On March 28, 1994, the Company acquired through a newly formed wholly-owned subsidiary of Daugherty Petroleum, Niagara Oil, Inc., a Kentucky corporation, approximately 60 percent of the working interests in a group of leases and 154 oil wells located in Henderson County, Kentucky, commonly referred to as the "Niagara Field." Consequently, as of the date of this Report, the Company has one subsidiary, Daugherty Petroleum, Inc. Daugherty Petroleum has one subsidiary, Niagara Oil, Inc.

OIL AND GAS EXPLORATION AND PRODUCTION

     The Company is engaged through Daugherty Petroleum, which was incorporated in 1984, in the business of acquiring properties for the exploration and development of oil and gas, including lease acquisitions, participation in ventures involving other oil and gas companies and investors, and in farm-ins from other producers. Daugherty Petroleum performs these services on behalf of the Company, investors in specific programs, and on a turnkey basis for other oil and gas companies. Daugherty Petroleum has also acquired producing properties, both to operate and to resell. These acquisitions often require workover attempts and the purchase of these properties is usually based upon an assumed return on investment to the Company of three years or less. During 1995, Daugherty Petroleum did not acquire any oil or gas wells by direct purchase. During 1995, the Company acquired mineral leases in its area of operation, expanded its reserve base through the drilling of 16 wells, and participated in four additional wells drilled by another operator on Daugherty Petroleum farmout acreage. The Company also pursued acquisitions of reserve, mineral lease, and well assets but did not close any acquisitions during 1995.

     In addition to its main business of drilling and operating oil and gas wells, Daugherty Petroleum is pursuing a strategy of diversification within the oil and gas industry. The Company has developed a infrastructure to allow it to serve other segments of the industry, such as transportation, marketing and pipeline construction and operation. During 1995, the Upper Cumberland Utility District, a non-profit "public utility" completed the construction of an 18-mile, eight inch pipeline connecting its system with the East Tennessee pipeline. Pursuant to the terms of an agreement with Upper Cumberland Utility District, Daugherty Petroleum has the option to purchase all transportation space available on the District's system in excess of that quantity required by the District to supply its customers. The term of the agreement is for five years and is renewable in five year periods.

     Daugherty Petroleum, Inc., completed the construction of a natural gas pipeline gathering system, approximately 40,000 feet in length, in the Gausdale Field located in Knox County, Kentucky. This system, in which the Company owns a 25 percent interest, has allowed Daugherty Petroleum, Inc., to extend its operations and will allow further exploration into areas previously inaccessible to pipeline gathering systems.

     Daugherty Petroleum is mainly active in oil and gas exploration, development and production in the Appalachian and Illinois Basins. The western edge of the Appalachian Basin in eastern and southeastern Kentucky is the primary target for drilling and acquisitions by the Company. The Appalachian Basin, which has relatively shallow production, is the oldest and, geographically, one of the largest producing regions in the United States. In the Appalachian Basin, Daugherty Petroleum operates gas wells in the Williamsburg and Gausdale Fields in Whitley and Knox Counties, Kentucky. The wells range between 1,500 and 3,000 feet in depth and production is from the Big Lime, Waverly, and Devonian Shale Formations, with daily production ranging between 20 and 200 Mcf per day. The gas produced in the fields is of a good quality and dry. The proximity of the gas fields to the northeastern United States market has generally resulted in higher than average natural gas prices.

     The majority of Daugherty Petroleum's oil is produced from leases located in the western Kentucky portion of the Illinois Basin. The wells in which Daugherty Petroleum owns interests are less than 2,500 feet deep, and each well typically produces one to five barrels daily. Daugherty Petroleum acquired most of its oil production through acquisitions. Most fields in the Illinois Basin are eventually produced by waterflooding (secondary recovery methods), and it is the intention of the Company to waterflood some of its properties that have the characteristics to flood well. In addition to waterflooding to enhance production, the Company intends to drill on proven undeveloped leases that the Company owns.

     Daugherty Petroleum owns a net 10.4 Bcf or its equivalent of proven natural gas reserves. The Company's natural gas reserves increased 25 percent in 1995, and this increase was solely attributable to the drilling of wells through joint ventures and partnerships. The Company purchased no gas reserves in 1995. For information relating to Daugherty Petroleum's proven reserves and proven undeveloped reserves, see the Consolidated Financial Statements incorporated by reference in Item 8 hereof.

     DOMINION RESERVES, INC. On June 16, 1995, Daugherty Petroleum signed a joint venture agreement with Dominion Reserves, Inc., to drill 15 wells in Knox County, Kentucky. The agreement also gave Dominion Reserves, Inc., a first option to drill additional wells in an area of mutual interest with the Company. Nine of the 15 wells were drilled in 1995, with the remainder to be drilled in 1996.

     LOS ALAMOS NATIONAL LABORATORY AND UNIVERSITY OF HOUSTON'S OIL RECOVERY CENTER RESEARCH PROJECT. On March 15, 1995, research related to the Company's research project on the Summit Funding properties were discontinued by Los Alamos and the University of Houston as a result of insufficient data to conduct a reservoir simulation study. On September 5, 1995, the Company signed a Cooperative Research and Development Contract ("CRADA") with Los Alamos National Laboratory and the Regents of the University of California. The scope of the new contract is to "investigate the design of a development drilling program for gas fields." The Company is currently transmitting data on field geology and well production to the Los Alamos Laboratory for digitization. After all the information is obtained and digitized, analysis will be performed to study areas for potential development and assist the Company in selecting drilling locations for greater enhancement of natural gas reserves.

     WENTZLOFF ACQUISITION. During 1994, Daugherty Petroleum purchased 6.5 Bcf of natural gas or its equivalent from 29 Kentucky partnerships for 1,057,795 shares of restricted common stock in the Company. During 1995, the Company produced 189,916 Mcf (0.189 Bcf) of the 6.5 Bcf of natural gas.

     NATURAL GAS AND OIL RESERVES. The following table sets forth information as to the Company's proved and proved developed reserves of natural gas and oil and of December 31, 1995, 1994, 1993, 1992, and 1991:


                                                           Gas      Liquids
TOTAL PROVED RESERVES AS OF:                              (Mcf)      (Bbl)
- -------------------                                        ---        ---
     December 31, 1995  . . . . . . . . . . . . . . . . 10,353,988  201,491
     December 31, 1994  . . . . . . . . . . . . . . . .  7,844,657  130,912
     December 31, 1993  . . . . . . . . . . . . . . . .    970,753  171,388
     December 31, 1992  . . . . . . . . . . . . . . . .  1,250,532      505
     December 31, 1991 (1)  . . . . . . . . . . . . . .        N/A      N/A

- -------------------
(1)  Daugherty Petroleum did not have reserves information until 1992.

     As used herein, the term "Mcf" means thousand cubic feet, the term "MMcf" means million cubic feet, the term "Bcf" means billion cubic feet, and the term "Bbl" means barrel. Liquids include crude oil, condensate and natural gas liquids.

MINING OPERATIONS

     The Company's mining properties are located on the southeastern end of Unga Island in the Shumagin Islands group of the Aleutian Islands, approximately 579 miles southwest of Anchorage, Alaska. The mining properties cover over 381 acres, and are situated on 15 federal patented lode claims and one federal patented millsite claim (the "Apollo-Sitka Claims," which consist of approximately 280 acres) and six State of Alaska mining claims (the "Shumagin Claims," which consist of approximately 101 acres).

     The Company's Unga Island activities on the Apollo-Sitka and Shumagin Claim Blocks have brought the project to the mid-exploration stage. The reserves and indicated resources are estimates based on surface and underground sampling, drilling, and geologic inference. Complete assurance cannot be given that all of the reserve and indicated resource is recoverable. Metal price fluctuations, variations in production costs and mine/mill recoveries, environmental considerations, the results of exploration work and geologic interpretation, and other factors may require restatement of the reserves and indicated resource. Neither the reserves, indicated resource, nor projections of future operations should be interpreted as assurances of the economic life or profitability of future operations.

THE MINING CLAIMS

     THE APOLLO-SITKA CLAIMS AND MILLSITE. Development of the Apollo-Sitka Claims started in 1887. The Claims were in production from 1891 through 1904. During this period, 500,000 tons of ore were extracted with a recovery of approximately 145,138 equivalent ounces of gold (0.29 ounces of equivalent gold per ton). Approximately 17,000 feet of underground working were driven during the mining of and search for oxide gold ore. A 60 stamp mill, located on the Property, recovered approximately 75 to 80 percent of the gold contained in the oxide ore. Low recoveries of the lead, zinc, and copper sulfides contained in the ore were made. Mining operations were shut down in 1904 after the free-milling oxide reserve was depleted and exploratory work discovered only precious metal-bearing copper-lead-zinc sulfide ores, which were uneconomic to process with mill technology available at the time. The development of the flotation mineral recovery process and improvements in that process over the years may possibly have rendered the current Apollo-Sitka reserve and resource economic at current metal prices.

     The main Apollo Mine was developed over a vertical interval of 1,400 feet and 3,000 feet along strike. The principal workings consist of an upper tunnel, a lower tunnel, a 420 foot internal shaft, and an 811 foot exploration shaft located approximately 1,000 feet east of the lower tunnel portal. Extensive exploration workings were driven on Levels off both shafts. Over 1980 through 1982, the Company surveyed and mapped the upper and lower tunnels. The internal shaft was dewatered to the lower (400) Level and rehabilitation work was started on the three Levels accessed by that shaft. The collar area of the exploration shaft was rehabilitated.

     The 350-foot deep Sitka shaft is located approximately 1,580 feet northeast of the Apollo exploration shaft. The Sitka mine was developed by the shaft and three levels. These workings were rehabilitated, sampled, and mapped by the Company over years 1980-1982. This work and associated surface and underground diamond drilling are the basis of the current Sitka Reserve.

     The Apollo-Sitka Claims contain attractive precious/base metal exploration targets. Exploration would be conducted with a phased program involving surface and underground diamond drilling, further rehabilitation and equipping of the existing shafts, and level rehabilitation and geologic sampling and mapping.
The existing mine workings, including those rehabilitated by the Company over 1980-1982, will be valuable during future underground exploration and development work on the Claims.

     APOLLO-SITKA RESERVES. The following table sets forth information as to the Company's probable reserves of gold and silver as of December 30, 1995, with respect to the Apollo-Sitka Claims:


                  APOLLO-SITKA INDICATED RESOURCE AND RESERVE
                  -------------------------------------------
                                       Grade
                                       -----
                       Ounces per Ton            Percent
                       --------------            -------
Block             Tons      Au         Ag       Cu     Pb     Zn  Classification
- -----             ----      --         --       --     --     --  --------------

APOLLO(1)     2,250,000    .145(2)     8.0     .25     6.0    4.0   Indicated
- ---------                                                           Resource
SITKA(3)
- --------
   A              7,000    .203       2.67    1.54    3.83   3.07   Proven
   B              1,650    .188       2.42    1.55    1.48   2.56   Proven
   C              8,150    .131       1.73    1.43    3.01   3.36   Proven
Total/Average    16,800    .167       2.19    1.49    3.20   3.16   Proven
- -------------
   D              1,560    .212       2.85    1.76   11.52   2.98   Probable
   E              2,390    .096       1.45     .88    3.25   5.96   Probable
   F              3,680    .002        .22     .32     .96   1.66   Probable
   G             14,670    .001       1.02     .53   12.55   1.76   Probable

Total/Average    22,300    .026       1.06     .62    9.57   2.28   Probable
- -------------
TOTAL/AVERAGE    39,100    .086       1.55     .99    6.83   2.66   Proven
- -------------

- -------------------------
(1) Based solely on Frank R. Brown's report, APOLLO CONSOLIDATED GOLD MINING COMPANY, 1935, Mr. Brown classified the reserve as "Probable". The reserve is re-classified as an INDICATED RESOURCE, which conforms to current guidelines for reporting resources and reserves.
(2) Based on the assumption that Mr. Brown used a $20.67 per ounce gold price in his 1935 report.
(3)  Alaska Apollo Gold Mines, Ltd., internal report, 12/83.


     THE SHUMAGIN CLAIMS. The Shumagin Claims are located approximately 2.5 miles north of the Apollo-Sitka Claims and consist of six State of Alaska mining claims. They are connected to the Apollo-Sitka Claims by a three-mile road. Gold and silver mineralization was encountered on the Shumagin Claims in 1983, when the Company diamond drilled 3,190 feet.

     An independently prepared reserve estimate, incorporating the ore intercept in a deep 1990 diamond drill hole as well as the previous Company's raw drill hole and trench data, was completed by Edward O. Strandberg, Jr., P.E., Mining Engineer, on March 30, 1995. The ore reserves are defined by 17,963 feet of diamond drilling, 1,827 feet of percussion drilling, 1,017 feet of trenching, 286 feet of crosscuts, and 641 feet of drift. The reserves appear to be contained in six ore shoots ranging over 1,334 feet vertically and 1,782 feet horizontally. Strong structural control of the ore deposit is evident. The deposit is open in all quadrants and at depth.

     Ore continuity determined by the exploration work allows classification of the reserve as drill/trench-inferred and inferred ore. Drill/trench-inferred reserves are determined based upon geologic inference and drilling and/or trenching. The inferred reserve is estimated by projection from or between drill/trench-inferred ore blocks. Reserves in both classifications are mineable reserves, based on a current site specific operating cost estimate for underground cut and fill mining of the ore with shaft access.

     A break-even cutoff grade of 0.27 ounce gold per ton was determined at a 200 ton per day cut and fill ore production rate and a $375 gold price. The break-even grade is sensitive to mining and milling costs, the gold price, and mill recovery. Fixed costs, such as royalties and gold refining charges further impact the break-even cutoff grade. A minimum mining width of four feet and a tonnage factor of 12 cubic feet per ton were employed.

     Additional exploration work is necessary in order to verify the reserves as demonstrated mineable reserves in the proven and probable measured reserve categories, and to expand reserves. It is anticipated that this work will include surface exploration, diamond drilling, shaft sinking and exploration drifting, crosscutting, raising, and diamond drilling from underground drill stations. A decision to place the ore deposit in production is contingent upon favorable completion of further exploration and preliminary and final feasibility studies.

     The Aleut Corporation controls approximately 10 percent of the drill/trench-inferred gold reserve and approximately 31 percent of the inferred gold reserve. This distribution is based on vertical claim line boundaries on the Shumagin patented claim pattern. The Aleut Corporation's share in current gold reserves is assumed to be in ore outside the vertical downward projection of the patented claim pattern. The ore reserve division assumes no assertion of extra lateral rights by either the Company or the State of Alaska.

     The increase in reserves over 1993-1994 levels reflected in the March 30, 1995 estimate is the result of the incorporation of a deep 1990 diamond drill hold drill log and assay data and additional geologic interpretation in the reserve analysis. Classification of the Reserve as drill/trench-inferred and inferred ore in the 1995 reserve estimate is consistent with current industry practice.

     THE SHUMAGIN GOLD AND SILVER RESERVES. The following table sets forth information as to the Company's reserves of gold and silver as of December 30, 1995, with respect to the Shumagin Claims.

                                SHUMAGIN RESERVE (3/30/95)
                                 (UNCUT AND UNDILUTED)
                                 ---------------------

                                  Grade, Ounces per Ton           Ounces
                                  ---------------------           ------
                        Tons         Gold     Silver         Gold        Silver
                        ----         ----     ------         ----        ------

Drill/Trench Inferred    149,283     .891      4.24        133,005      633,081
- ---------------------
             Inferred    131,052     .700      3.00         91,755      392,794
             --------
Total/Average            280,335     .802      3.66        224,760    1,025,875
- -------------

     The Shumagin reserve estimate was prepared by Edward O. Strandberg, Jr., P.E., independent consulting mining engineer and documented in a report dated March 30, 1995. Since March 30, 1995, no major favorable or adverse event has occurred which the Company believes significantly affects or changes estimated reserve quantities as of that date.

          MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER
          MATTERS

     The Company's Common Stock trades on the NASDAQ system in the United States. There is no trading of the Common Stock in Canada. The range of the high and low bid information for the Common Stock for each full quarterly period within the two most recent fiscal years is shown on the following table. As of May 13, 1996, the Company was authorized to issue 20,000,000 shares of the Common Stock, of which there were issued and outstanding 7,742,710 shares. On October 14, 1992, the Company completed a share recapitalization pursuant to which the Company's authorized capital was consolidated from 20,000,000 shares of the Common Stock to 6,000,000 shares. On September 9, 1993, the Company's authorized capital was increased to 20,000,000 shares of the Common Stock. No dividends were declared or paid during such periods.



                                         DEC. 31,  SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,    MAR. 31,
QUARTER ENDED:                            1995       1995       1995        1995      1994        1994        1994       1994
- -------------                            ------     ------     ------      ------    ------      ------      ------    ---------
Low bid price . . . . . . . . . . . . .      1/2        3/4        3/4         1         1/2        5/8        1/2        1-1/8

High bid price. . . . . . . . . . . . .      1/4      13/32      17/32        3/4         1          1       1-1/8        1-7/8

     As of May 13, 1996, the high and low bids with respect to the price of the Common Stock were both 3/8. The NASDAQ quotations represent interdealer prices, without mark-ups, commissions, etc., and they may not necessarily be indicative of actual sales prices.

     As of December 31, 1995, there were 3,063 holders of record of the Common Stock, of whom 2,969 were United States shareholders holding a total of 6,632,632 shares or approximately 86 percent of the issued and outstanding shares of the Common Stock.

          SELECTED FINANCIAL DATA

     The following table sets forth certain selected financial information for the periods presented and should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Report.

                                                                                      YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------------------------------
                                                                      1995          1994           1993 (1)     1992        1991
                                                                      ----          ----             ----       ----        ----
INCOME STATEMENT DATA:
       Revenues . . . . . . . . . . . . . . . . . . . . . . . .     $2,052,222    $2,458,835       $71,838    $   -0-      $  -0-
       Direct Expenses  . . . . . . . . . . . . . . . . . . . .      1,660,043     1,156,648          -0-         -0-         -0-
       Operating income (loss)  . . . . . . . . . . . . . . . .     (1,437,437)     (173,335)     (258,861)    (121,073)   (137,330)
       Income (loss) from continuing operations . . . . . . . .     (1,440,003)     (174,823)     (251,021)    (121,073)   (137,330)
       Per share income (loss) from continuing operations . . .       (0.19)        (0.03)        (0.07)       (0.09)      (0.17)

CASH FLOW DATA:
       Capital expenditures . . . . . . . . . . . . . . . . . .        197,354     3,781,088     2,734,235        4,192      20,037

BALANCE SHEET DATA:
       Working capital  . . . . . . . . . . . . . . . . . . . .       (692,600)      226,174       228,212       92,744     167,671
       Property and equipment, net  . . . . . . . . . . . . . .     15,657,153    15,678,048    12,019,231   11,087,314  11,083,122
       Total assets . . . . . . . . . . . . . . . . . . . . . .     18,220,555    18,701,045    14,383,366   11,259,701  11,081,232
       Current maturities of long-term debt . . . . . . . . . .        218,458        86,304        66,052       24,000      30,000
       Long-term debt . . . . . . . . . . . . . . . . . . . . .        913,986       849,025       682,760      642,818     666,818
       Stockholders' investment . . . . . . . . . . . . . . . .     15,573,940    19,784,443    16,195,391   13,106,259  12,706,259

- ------------------
(1) Financial data for 1993 reflects the acquisition of Daugherty Petroleum, Inc. by the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the Company's financial condition and results of operations. This discussion should be read in conjunction with the Audited Financial Statements of the Company appearing under Item 9 of this Report.

LIQUIDITY

     With the acquisition of Daugherty Petroleum in the fourth quarter of 1993, the Company began a strategy of aggressively acquiring natural gas and oil properties in southeastern and western Kentucky. Daugherty Petroleum has provided the Company with a diversified asset base which includes natural resources other than its prospective gold and silver mining properties and has also increased the Company's asset base. During 1995, management also invested in areas it deemed critical in developing an infrastructure suitable to support its future growth. These areas included ongoing expenses such as increases in management, professional and operational personnel and other one time expenses deemed necessary to position the Company for future acquisitions and financing.

     The Company has traditionally realized revenues from two primary sources. The first is from its interests in the producing natural gas and oil wells it operates or in which it owns fractional interests. The second source of revenue for the Company is derived from its activities as a "turnkey driller" and operator for various drilling programs within its geographic area. As discussed below, during 1995, approximately 88 percent of the Company's revenues were derived from these activities. The Company derived approximately 70 percent of these revenues from its activities as a turnkey driller for various partnerships and joint ventures. Production from its interests in natural gas and oil wells accounted for approximately 27 percent of these revenues. The remaining three percent of oil and gas revenues were derived from operational activities and lease sales.

     The Company plans to drill 25 wells during 1996 and will attempt to earn interests ranging from 7.5 percent to 25 percent net revenue interests in each well it drills as a program sponsor or turnkey driller. In addition, the Company is currently negotiating with several prospective joint venture partners to develop its existing leased acreage as well as acreage it anticipates obtaining early in 1996. Management believes that these negotiations will result in the drilling of 15 to 20 wells during 1996.

     During 1995, the Company realized additional revenues from the purchase and sale of lumber related to a proposed acquisition of a hardwood lumber manufacturing facility. Revenues related to this activity accounted for 12 percent of the Company's total gross revenues.

     During 1995, the Company has held negotiations with several potential financial institutions and investors with the intent of securing financing necessary to provide short and long term credit facilities to support both existing and future capital requirements. In addition, the increase in production resulting from the acquisition of various natural gas and oil reserves, the addition of new wells drilled and completed in 1995, as well as projected turnkey drilling programs will, in the opinion of management, provide sufficient cash flow to meet the short term operating needs and financial commitments of the Company. It is expected that the Company's revenues will be further enhanced in 1996 as additional revenue sources materialize from agreements reached during 1995, such as the operation of the natural gas pipeline gathering system, activities related to the Upper Cumberland Utility District discussed below, and the completion of the acquisition of the hardwood lumber manufacturer.

     Working capital for the period ending December 31, 1995, was a negative $692,600, and compared to the same period in 1994, reflected a decrease of $919,774.

     During 1995, the major change in the composition of the Company's current assets consisted of a decrease in cash balances of $230,467, from $369,447 to $138,980, a decrease in accounts receivable balances of $281,489, from $791,432 to $509,980 and an increase in other current assets such as inventories, prepaids and notes receivable of $201,421, from $180,794 to $382,215. The reduction in accounts receivable balances reflected the Company's increase in its allowance for bad debts by $137,623 during the period.

     Current liabilities grew $608,239 from $1,115,499 to $1,723,738. The major components of this growth were from the Company's increase in the current portion of long term debt by $276,325 from $96,340 to $372,665 and an increase in accounts payable and accrued liabilities of $336,941 from $1,014,159 to $1,351,073.

     During 1995, operating capital was improved by the issuance of 360,130 shares of the Common Stock valued at $283,657 in lieu of cash payments to various consultants for services provided in 1995.

     While management believes that the cash flow resulting in its operating revenues will contribute significantly to its short term financial commitments and operating costs, it has developed a plan to meet its short term financial obligations. This plan includes:

     - Acquisition of revenue producing properties. As of December 31, 1995, the Company entered into negotiations with the owner of the working interests in a total of 35 oil wells for the acquisition of those working interests. This transaction was completed on March 31, 1996, and was concluded with owner financing to be paid from production revenues. After debt service, it is expected that this acquisition will result in a net increase in revenues of approximately $54,000 per year. Daugherty Petroleum had been operating the properties under a Participation Agreement whereby it paid all operating expenses. This agreement originally anticipated the development and implementation of an enhancement program whereby Daugherty Petroleum would receive 100 percent of the revenues over and above a base level of production until it recovered 100 percent the cost of the enhancement. Upon recovery of its enhancement cost, Daugherty Petroleum was to receive 50 percent of all revenues. After further engineering analysis, it was determined that the implementation of an enhancement program was not feasible with the net effect being Daugherty Petroleum paying all expenses and receiving no revenue. The acquisition will result in the Company obtaining offsetting revenues in excess of expenses currently being incurred.

     - Sponsorship of a private placement drilling/production program to investors. As of May 13, 1996, the Company has began the offering of a private placement drilling/production program to investors through a network of brokers. This program, if successfully completed, will generate revenues and profits for the Company earlier in the year than normally occurs with a year end, tax driven program.

     - Sale of non revenue producing oil properties. The Company has entered negotiations for the sale of a group of oil wells. If successfully completed, this transaction will result in debt service currently incurred by the Company. In addition, initial negotiations indicate that the purchaser will contract with Daugherty Petroleum for the development, enhancement, and operation of these wells on a cost plus basis.

     - Sale of miscellaneous Company assets. The Company owns real estate in Williamsburg, Kentucky, consisting of a field office and separate office/apartment building. The Company plans to sell the office/apartment building and retain the field office which will reduce debt service by approximately $16,000 per year. The Company has also identified surplus vehicles and equipment, the sale of which will result in a reduction of debt service $16,740 per year. As of May 13, 1996, certain of the assets have been sold or have sales contracts pending.

     - Negotiations related to third party loans. The Company is negotiating with various third party lenders, including major shareholders, to secure short term loans. If successful, these loans will be available during early 1996. In December 1995, the Company received a line of credit from its bank in the amount of $100,000. On February 23, 1996, a major shareholder of the Company made available to Daugherty Petroleum a line of credit in the amount of $100,000.

     - The Company has also negotiated extended payment arrangements with various vendors.

     Due to losses experienced by the Company in 1995, it did not utilize any of the net operating loss carry forwards available to it for United States and Canadian tax purposes. As of December 31, 1995, the Company had $7,925,960 in net loss carry forwards in the United States that will expire from 1996 through 2011. In addition, for Canadian federal tax purposes, these carry forwards are $1,029,000 and expire at periods through 2002.

RESULTS OF OPERATIONS

     For the year ending December 31,1995, the Company's gross revenues declined 20 percent to $2,052,222 from $2,548,835 for the same period in 1994. The Company experienced a net loss of $1,440,003 in 1994 compared to $174,823 in 1993.

     The Company's gross revenues are derived from turnkey contract revenues of $1,280,115 (62.4 percent); natural gas and oil production revenues of $484,237 (23.6 percent); operating revenues of $41,078 (2.0 percent); lease sales of $15,000 (0.7 percent); lumber sales of $228,303 (11.1 percent); and miscellaneous revenues of $3,489 (0.2 percent).

     The reduction in gross revenues was attributable primarily to the level of contract revenue from turnkey drilling activities which declined by $692,134 from $1,972,249 in 1994 to $1,280,115 in 1995. These revenues were derived from partnerships sponsored by the Company or others who contract with the Company to drill and operate wells on a contract basis. These partnerships are, to a large extend, driven by investors' desire for the tax benefits associated with oil and gas investments. Historically, the drilling activity generated from these partnerships result in significant year end revenues and drilling activity during the first three to six months of the following year. In 1995, the Company sponsored a partnership that was intended to provide these revenues and that partnership failed to reach the minimum aggregate investment necessary for it to be completed. In addition, other customers of the Company, that is other partnerships who would typically use the Company as a turnkey driller and operator, encountered similar problems in closing year end investments which adversely impacted the Company's revenues.

     During 1995, total operating expenses were $1,829,616 compared to $1,475,522 in 1994, for an increase of $354,094. Total operating expenses in 1995 included non cash items such as amortization and depreciation of $395,205 and bad debt expense of $137,632. Non cash items included $178,956 for the amortization of goodwill related to the Company's acquisition of Daugherty Petroleum. Consulting and management fees increased due to the utilization of outside contractors for services for accounting and financial management, engineering of reserve studies and landman costs incurred as result of increased leasing activities. Advertising, promotional, legal and consulting expenses increased due to the Company's year end drilling program which failed to generate any offsetting revenues.

     The Company believes there are three factors that will increase the price it receives for its natural gas production. First, the acquisition of gas reserves from Wentzloff Energy and Michigan Southern Energy, Inc., partnerships is providing a much larger production base with which to negotiate contracts previously unavailable to the Company. Secondly, the natural gas gathering systems completed in 1995 and currently under construction will allow the Company to diversify its customer base and access markets where prices are higher. Thirdly, natural gas prices in 1996 are up significantly over 1995, and projected market trends indicate that higher prices will prevail throughout 1996. The combined effect will be the a higher overall price for the Company's production. The Company intends to aggressively pursue new contracts based on its increased reserves, increased production capacity and improved distribution.


                  Name                    Age                        Position                 Director Since
                  ----                    ---                        --------                 --------------
William S. Daugherty(1). . . . . . . . .   41        Chairman of the Board of Directors       September 1993
James K. Klyman-Mowczan(1) . . . . . . .   38        Director                                    May 1992
Charles L. Cotterell . . . . . . . . . .   71        Director                                    June 1994

- ----------------------
(1)  Member of the Audit Committee.

     Certain information with respect to the members of the Board of Directors of the Company is set forth below.

     William S. Daugherty has served as a directors of the Company since September 1993, when he acquired 1,250,000 shares of the Common Stock in exchange for all of his common stock in Daugherty Petroleum. In December 1995, Mr. Daugherty was elected as Chairman of the Board of Directors. Mr. Daugherty has served as President of Daugherty Petroleum since 1984. See "Item 13. Certain Relationships and Related Transactions - Daugherty Petroleum, Inc. and Indebtedness of Management to the Company."

     James K. Klyman-Mowczan was elected a director of the Company in September 1992. For the past five years he has been a computer software designer and programmer specializing in applied information technology.

     Charles L. Cotterell, age 71, has been a director since June 1994. Mr. Cotterell has been involved in the resources industry and has participated in the natural gas and oil industries in Western Canada and the United States, particularly in Kentucky. He is a Vice President of Konal Engineering Co. Ltd., is a past director of Mariner Mines, Ltd., Nordustrial, Ltd., Goliath Boat Co., and Dominion Power Press Equipment Co., Ltd., and the past President of Smith Press Automation Co., Ltd.

                                                                         PAGE I

                                AUDITORS' REPORT


To The Shareholders Of
ALASKA APOLLO RESOURCES INC.

We have audited the consolidated balance sheets of ALASKA APOLLO RESOURCES INC. as at December 31, 1995 and 1994 and the consolidated statements of deficit, loss and cash flow for the three years ended December 31, 1995. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1995 and 1994 and the results of its operations and cash flow for the three years ended December 31, 1995 in accordance with generally accepted accounting principles in Canada.

              /s/  Kraft, Rothman, Berger, Grill, Schwartz & Cohen

                 KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN
                              CHARTERED ACCOUNTANTS
Toronto, Ontario
May 6, 1996


                    COMMENTS BY AUDITORS FOR U.S. READERS ON
                   CANADA-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by significant uncertainties such as those described in
Note 1(b) to the consolidated financial statements relating to the company's ability to recover mineral property costs incurred in connection with resource property exploration activities. Our report to the shareholders dated May 6, 1996, is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainties in the auditor's report when the uncertainties are adequately disclosed in the financial statements.

              /s/  Kraft, Rothman, Berger, Grill, Schwartz & Cohen

                 KRAFT, ROTHMAN, BERGER, GRILL, SCHWARTZ & COHEN
                              CHARTERED ACCOUNTANTS
Toronto, Ontario
May 6, 1996

                                                                         PAGE II

                          ALASKA APOLLO RESOURCES INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                           CONSOLIDATED BALANCE SHEET
                                  (U.S. FUNDS)

                                DECEMBER 31, 1995
                                     ASSETS


                                                         1995           1994
                                                     ------------   ------------
CURRENT
   Cash                                              $    138,980   $    369,447
   Accounts receivable                                    509,943        791,432
   Inventories                                             80,890            -
   Prepaid expense                                         11,421         11,162
   Other receivable                                        75,904            -
   Notes receivable (Note 5)                              214,000        169,632
                                                     ------------   ------------
                                                        1,031,138      1,341,673

BONDS AND DEPOSITS                                         43,419         41,919

MINING PROPERTY AND RELATED EXPENDITURES (Note 2)      11,211,462     11,158,581

OIL AND GAS PROPERTIES - net (Note 3)                   4,057,908      4,222,175

CAPITAL (Note 4)                                          387,783        297,292

NOTES RECEIVABLE (Note 5)                                  84,376         56,000

LOAN RECEIVABLE (Note 6)                                   17,556         17,536

GOODWILL (net of accumulated
 amortization $402,651; 1994 - $223,695)                1,386,913      1,565,869
                                                     ------------   ------------



                                                     ------------   ------------
                                                     $ 18,220,555   $ 18,701,045
                                                     ------------   ------------
                                                     ------------   ------------


See accompanying notes to financial statements.



APPROVED ON BEHALF OF THE BOARD:



         \S\Charles L. Cotterell                 \S\William S. Daugherty
   -----------------------------------     -----------------------------------
                Director                                Director

                                                                        PAGE III

                          ALASKA APOLLO RESOURCES INC.
            (INCORPORATED UNDER THE COMPANY ACT OF BRITISH COLUMBIA)

                           CONSOLIDATED BALANCE SHEET
                                  (U.S. FUNDS)


                                DECEMBER 31, 1995

                                   LIABILITIES
                                                        1995           1994
                                                    ------------   ------------
CURRENT
   Bank loans (Note 7)                              $    154,207   $     10,000
   Accounts payable                                      805,618        426,068
   Accrued liabilities                                   545,455        588,091
   Long-term debt (Note 8)                               218,458         86,340
   Loans payable (Note 9)                                    -            5,000
                                                    ------------   ------------
                                                       1,723,738      1,115,499

LONG-TERM DEBT (Note 8)                                  913,986        849,025

DEFERRED INCOME TAXES                                      8,891          6,325
                                                    ------------   ------------
                                                       2,646,615      1,970,849
                                                    ------------   ------------

                              SHAREHOLDER'S EQUITY

CAPITAL STOCK (Note 10)
   AUTHORIZED
   20,000,000   Common shares

   ISSUED
   7,742,710    Common shares (1994 - 7,382,580)      20,068,190     19,784,443

DEFICIT                                              ( 4,494,250)   ( 3,054,247)
                                                    ------------   ------------
                                                      15,573,940     16,730,196
                                                    ------------   ------------

                                                    $ 18,220,555   $ 18,701,045
                                                    ------------   ------------
                                                    ------------   ------------

See accompanying notes to financial statements.

                                                                         PAGE IV

                          ALASKA APOLLO RESOURCES INC.

                        CONSOLIDATED STATEMENT OF DEFICIT
                                  (U.S. FUNDS)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995


                                           1995           1994          1993
                                        ----------     ----------    ----------
DEFICIT, beginning of year             $(3,054,247)   $(2,858,220)  $(2,607,194)

  Adjustment of prior years'
   income taxes                                -          (21,204)          -
                                        ----------     ----------    ----------
                                        (3,054,247)    (2,879,424)   (2,607,194)

  Net loss for the year                 (1,440,003)      (174,823)     (251,026)
                                        ----------     ----------    ----------

DEFICIT, end of year                   $(4,494,250)   $(3,054,247)  $(2,858,220)
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------



See accompanying notes to financial statements.

                                                                          PAGE V

                          ALASKA APOLLO RESOURCES INC.

                         CONSOLIDATED STATEMENT OF LOSS
                                  (U.S. FUNDS)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995


                                           1995           1994          1993
                                        ----------     ----------    ----------

GROSS REVENUE                          $ 2,052,222    $ 2,458,835   $   129,911
DIRECT EXPENSES                          1,660,043      1,302,187        71,838
                                        ----------     ----------    ----------
                                           392,179      1,156,648        58,073
                                        ----------     ----------    ----------

GENERAL AND ADMINISTRATIVE COSTS
   Salaries                                288,701        188,855        33,832
   Consulting and management fees          196,563        237,917        61,431
   Legal fees                              188,411        176,924        50,740
   Amortization - goodwill                 178,956        178,956        44,764
                - capital assets            53,982         28,643         1,007
                - oil and gas equipment      8,660          8,415         2,042
   Depletion - oil and gas properties      155,607         85,208         9,705
   Office and general                      141,608        104,078        65,381
   Bad debts                               137,632         33,759           -
   Audit and accounting                    128,737        124,044           -
   Shareholders' information               117,930         26,556        36,882
   Advertising and promotion                98,354        165,978           -
   Occupancy costs                          70,946         46,951           -
   Interest on long-term debt               51,814         28,534         7,720
   Insurance                                41,716         25,560           -
   Trust and stock exchange company fees    22,632          8,162        29,662
   Engineering                              18,241         23,590           -
   Repairs and maintenance                  11,344         19,166           -
   Loss on sale of equipment                   -              -           2,557
                                        ----------     ----------    ----------
                                         1,911,834      1,511,296       345,723
                                        ----------     ----------    ----------

     Less:  Miscellaneous                   78,129         28,212           -
            Litigation settlement              -           (7,500)          -
            Interest and other income        4,089         15,062        15,024
                                        ----------     ----------    ----------
                                            82,218         35,774        15,024
                                        ----------     ----------    ----------

                                         1,829,616      1,475,522       330,699
                                        ----------     ----------    ----------

LOSS BEFORE INCOME TAXES                (1,437,437)      (173,335)     (258,861)
                                        ----------     ----------    ----------

  Current income taxes                         -          111,310           -
  Utilization of non-capital
    loss carry-forward                         -         (111,310)       (7,835)
                                        ----------     ----------    ----------
                                               -              -          (7,835)
  Deferred income taxes                      2,566          1,488           -
                                        ----------     ----------    ----------
                                             2,566          1,488        (7,835)
                                        ----------     ----------    ----------

NET LOSS FOR THE YEAR                  $(1,440,003)   $  (174,823)  $  (251,026)
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------


NET LOSS PER SHARE (Note 11)                $(0.19)        $(0.03)       $(0.06)
                                            ------         ------        ------
                                            ------         ------        ------

See accompanying notes to financial statements.

                                                                         PAGE VI

                          ALASKA APOLLO RESOURCES INC.

                       CONSOLIDATED STATEMENT OF CASH FLOW
                                  (U.S. FUNDS)

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                              1995           1994          1993
                                        ----------     ----------    ----------
OPERATING ACTIVITIES
   Net loss for the year               $(1,440,003)   $  (174,823)  $  (251,026)
   Amortization and depletion              397,205        301,197        57,518
   Deferred income taxes                     2,566          1,488         4,837
   Decrease in incorporation cost              -            1,525           -
   (Increase) decrease in
      unearned income                          -          (40,500)       40,500
   (Increase) decrease in
      prepaid expenses                        (259)        38,645       (43,610)
   (Increase) decrease in
      accounts receivable                  281,489       (679,295)     (112,137)
   Inventories                             (80,890)           -             -
   Prior period adjustment                     -          (21,204)          -
   Other receivable                        (75,904)           -             -
   Increase in bonds and deposits           (1,500)       (41,919)          -
   Increase in accounts payable            379,550        403,976        22,093
   Increase (decrease) in
     accrued liabilities                   (42,636)       384,148       159,824
                                        ----------     ----------    ----------
                                          (580,382)       173,238      (122,001)
                                        ----------     ----------    ----------

FINANCING ACTIVITIES
   Increase in loans receivable                (20)       (17,536)          -
   Increase in notes receivable            (72,744)      (177,632)      (48,000)
   Issue of capital stock                  283,747      3,589,052     3,089,132
   Increase of long-term debt              197,079        186,553        81,994
   Repayment of loan payable                (5,000)       (10,000)      (34,700)
                                        ----------     ----------    ----------
                                           403,062      3,570,437     3,088,426
                                        ----------     ----------    ----------

INVESTING ACTIVITIES
   Purchase of capital assets             (144,473)      (197,346)          -
   Acquisition of oil and
     gas properties                            -       (3,522,631)     (934,510)
   Goodwill                                    -              -      (1,789,564)
   Expenditures on mining
     property (net)                        (52,881)       (61,111)      (10,161)
                                        ----------     ----------    ----------
                                          (197,354)    (3,781,088)   (2,734,235)
                                        ----------     ----------    ----------

CHANGE IN CASH AND BANK LOANS             (374,674)       (37,413)      232,190

CASH AND BANK LOANS, beginning of year     359,447        396,860       164,670
                                        ----------     ----------    ----------

CASH AND BANK LOANS, end of year       $   (15,227)   $   359,447   $   396,860
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------

SUPPLEMENTAL DISCLOSURE
  Interest paid during the year        $    50,123    $    28,221   $    13,180
                                        ----------     ----------    ----------
                                        ----------     ----------    ----------

See accompanying notes to financial statements.

                                                                        PAGE VII

                          ALASKA APOLLO RESOURCES INC.

                   NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS
                                  (U.S. FUNDS)

                                DECEMBER 31, 1995


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which, except as described in Note 14 conform in all material respects with accounting principles generally accepted in the United States.

     (a)  BASIS OF CONSOLIDATION

          The consolidated financial statements include the accounts of the company and its wholly-owned subsidiary. All material inter-company accounts and transactions have been eliminated on consolidation.

     (b)  INVENTORIES

          Inventories are carried at the lower of cost and net realizable value.

     (c)  MINING PROPERTY AND RELATED EXPENDITURES

          The company defers all costs relating to mining properties by project area until such time as the properties are put into commercial production, sold or abandoned. Costs deferred include acquisition costs, exploration and development expenditures and cost of assets permanently dedicated to exploration and development. Buildings, equipment and machinery will not be amortized until the mine achieves commercial production.

          The ultimate realization of the deferred costs and expenditures is dependent upon the discovery of commercially exploitable ore bodies, at which time such costs and expenditures will be charged against income using an appropriate method and rate to be determined.

          When evaluation of a project area discloses possible impairment, the deferred costs and expenditures thereon are written down to the recoverable amount. Unsuccessful projects are written off when abandoned.

     (d)  OIL AND GAS PROPERTIES

          (i)  ACCOUNTING TREATMENT FOR COSTS INCURRED

               The company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interest in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

                                                                       PAGE VIII

          (i)  ACCOUNTING TREATMENT FOR COSTS INCURRED (continued)

               Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the company's experience of successful drilling and average holding period.

               Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

               On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion and amortization are eliminated from the property accounts and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion and amortization with a resulting gain or loss recognized in income.

               On the sale of an entire interest in a unproved property for cash or cash equivalent, gain or loss on the sale is recognized taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

          (ii) REVENUE AND EXPENSE RECOGNITION

               Revenue on turnkey drilling contracts is recognized upon securing binding contracts. Budgeted expenses are recognized at the same time as revenue from turnkey operations. Oil and gas revenue is recognized when sold. All income and expense items are recognized pursuant to the accrual method of accounting.

         (iii) WELLS AND RELATED EQUIPMENT

               Wells and related equipment are recorded at cost. All items are amortized on the straight-line method over the estimated useful life of the asset being seven years.

     (e)  GOODWILL

          Goodwill is recorded at cost and is being amortized over 10 years on a straight-line basis. The goodwill arose on the issuance of the company's shares.

                                                                         PAGE IX

     (f)  CAPITAL ASSETS

          Capital assets are stated at cost. Amortization is being provided for on a straight-line basis over the useful life of the asset ranging from five to thirty-one years.

2.   MINING PROPERTY AND RELATED EXPENDITURES


                                           UNGA ISLAND
                                          ALASKA MINERAL    DEFERRED       BUILDING
                                             PROPERTY     EXPENDITURES     EQUIPMENT
                                               COSTS       (SEE BELOW)   AND MACHINERY      TOTAL
                                            -----------    -----------    -----------    -----------
     Balance, December 31, 1993            $  1,010,000   $  9,310,414   $    777,061   $ 11,097,475
       1994 additions        -                   61,106         -              61,106
                                            -----------    -----------    -----------    -----------
     Balance, December 31, 1994               1,010,000      9,371,520        777,061     11,158,581

       1995 additions        -                   52,881         -              52,881
                                            -----------    -----------    -----------    -----------

     Balance, December 31, 1995            $  1,010,000   $  9,424,401   $    777,061   $ 11,211,462
                                            -----------    -----------    -----------    -----------
                                            -----------    -----------    -----------    -----------

     (a) Deferred expenditures on the Unga Island resource property consist of the following:


                                                           1995          1994
                                                         --------      --------

          Geological consulting                         $  50,755     $  34,277
          Miscellaneous                                    27,126        23,033
          Assaying and engineering                            -           3,796
                                                         --------      --------
                                                           77,881        61,106
          Proceeds on conveying mining rights (b)         (25,000)          -
                                                         --------      --------

                                                        $  52,881     $  61,106
                                                         --------      --------
                                                         --------      --------

     (b) The company signed a letter of intent, on February 24, 1995, whereby the company granted an option to further explore and commercially develop the company's gold and silver reserves located in Alaska. Under the terms of the letter of intent, the optionee, Addwest Mineral Inc. ("Addwest"), has the option to either merge their precious metals interest into a jointly owned, publicly traded company or to form a joint venture. With a joint venture agreement, the company would be required to contribute its Alaskan properties and would receive twenty-five percent of the operating proceeds. The option expired on December 31, 1995.

                                                                          PAGE X

3.   OIL AND GAS PROPERTIES


                                                               1995                          1994
                                             ----------------------------------------    -----------
                                                            ACCUMULATED
                                                COST        AMORTIZATION       NET            NET
                                             ----------     ------------       ---            ---
     Proved properties                      $ 4,181,042    $   173,760    $ 4,007,282    $ 4,056,462
          Unproved properties                     5,130            -            5,130        111,557
     Wells and related equipment                 64,614         19,118         45,496         54,156
                                             ----------     ----------     ----------     ----------
                                            $ 4,250,786    $   192,878    $ 4,057,908    $ 4,222,175
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

4.   CAPITAL ASSETS

                                                               1995                          1994
                                             ----------------------------------------    -----------
                                                            ACCUMULATED
                                                COST        AMORTIZATION       NET            NET
                                             ----------     ------------       ---            ---
     Land                                   $    12,908    $        -     $    12,908    $    12,908
     Buildings                                  168,959         14,653        154,306        155,785
     Machinery and equipment                     80,805         16,100         64,705         30,260
     Office furniture, fixtures
       and equipment                             70,214         18,062         52,152         31,710
     Vehicles                                   159,568         55,856        103,712         66,629
                                             ----------     ----------     ----------     ----------
                                            $   492,454    $   104,671    $   387,783    $   297,292
                                             ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------

5.   NOTES RECEIVABLE

     Notes receivable are comprised as follows.


                                                                               1995           1994
                                                                           ----------     ----------
     Receivable from a non-related company, bearing interest at 8.75%
     per annum, payable on demand, of the total $200,000 notes
     receivable, $130,000 is secured by equipment and $70,000 is secured by a priorty lien on land, buildings and equipment.  These loans are convertible into equity upon confirmation of the plan of reorgani-
     zation (Note 16).                                                    $   200,000    $       -

     Receivable from a director and senior officers, bears interest at
     10% per annum, is secured by an assignment of title in certain oil and gas working interests and is repayable over a three-year
     period ending May 10, 1998                                                70,000         70,000

     Receivable from a director of the company, bears interest at 6%
     per annum and is repayable at $1,000 per month                            28,376         38,348
                                                                           ----------      ---------
                             Carried forward...........                   $   298,376     $  108,348
                                                                           ----------      ---------

                                                                         PAGE XI


                                                                                         1995           1994
                                                                                       --------       --------

                    Brought forward............                                       $ 298,376      $ 108,348

     Receivable from a company owned by a senior officer of the company, bears interest at 10% per annum, is secured by the assets and personal
     guarantee of the borrower and is due July 31, 1995                                     -           78,367

     Receivable from a non-related company, bears interest at 8% per annum
     and is unsecured                                                                       -           33,417

     Receivable from a senior officer of the company, non-interest bearing
     and is unsecured                                                                       -            5,500
                                                                                       --------       --------
                                                                                        298,376        225,632
        Less: Current portion                                                           214,000        169,632
                                                                                       --------       --------

                                                                                      $  84,376      $  56,000
                                                                                       --------       --------
                                                                                       --------       --------


6.   LOAN RECEIVABLE

     This loan receivable from a company owned by a director of this company is non-interest bearing with no specific terms of repayment. The company does not intend to demand repayment within the next twelve months.


7.   BANK LOANS

     The bank loans bear interest at 9.8% and 9.75% per annum, payable semi-annually, and mature March 23, 1996 and May 4, 1996. One of the loans is secured by a certain capital asset. Subsequent to the year-end, the loans were renewed and or refinanced by another financial institution with similar terms and conditions.

     On December 7, 1995, the company's subsidiary established a line of credit with a bank in the amount of $100,000. This facility bears interest at prime plus 2% per annum, interest only payable monthly, and is due on December 31, 1996. This loan is collateralized by the subsidiary's accounts receivable and is guaranteed by the company. As at December 31, 1995, the balance of this loan was $105,207, including accrued interest.

                                                                        PAGE XII

8.   LONG-TERM DEBT

     On July 8, 1986, the company purchased the mineral property on Unga Island, Alaska for debt in the amount of $854,818. The debt is non-interest bearing, payable at $2,000 per month until fully paid, and is secured by deeds of trust over the Unga Island mineral claims and certain buildings and equipment located thereon.

     The purchase agreement also provides for the payment of monthly royalties at 4% of net smelter returns or net revenue, as defined in the agreement. Any royalties paid reduce the amount of the purchase price payable above.

     The obligation is stated at its remaining face value of $594,818 and has not been discounted.


                                                                                         1995           1994
                                                                                       --------       --------
     Note payable as outlined above                                                   $ 594,818      $ 618,818

     Loans payable bearing interest at rates ranging from 6.27% to 12.5% per annum, maturing at various dates up to and including June 25, 2003.
     The loans payable are secured by specific equipment.                               352,581        124,077

     Loan payable to a non-affiliated company, collateralized by the assets and the corporate guarantee of a wholly-owned subsidiary, bearing interest at 10% per annum with quarterly payments of interest only beginning April 1, 1995.  Principal and accrued interest, if any, due in
     full July 1, 1996.                                                                 115,000        115,000

     Mortgage payable, secured by real estate, bearing interest at 9.25%
     per annum, payable in monthly instalments of $1,256                                 70,045         77,470
                                                                                       --------       --------
                                                                                      1,132,444        935,365
        Less:  Current portion                                                          218,458         86,340
                                                                                       --------       --------


                                                                                      $ 913,986      $ 849,025
                                                                                       --------       --------
                                                                                       --------       --------


     Principal repayments for the next five years are as follows:

     1996                                                                                            $ 218,458
     1997                                                                                              219,034
     1998                                                                                               79,402
     1999                                                                                               69,859
     2000                                                                                               48,628


                                                                       PAGE XIII

9.   LOANS PAYABLE

     The loans payable to a company controlled by a senior officer bear interest at 12% per annum and are unsecured.

     Interest of $2,689 (1994 - $600; 1993 - $3,450) has been charged on the loans.

10.  CAPITAL STOCK

     (a)  COMMON SHARES ISSUED

                                                                                            SHARES              AMOUNT
                                                                                         -----------          ----------
          Balance, December 31, 1993                                                       5,829,498          16,195,391

          Issued on acquisition of oil and gas properties (i) and (ii)                     1,410,574           3,466,142
          Issued for settlement of debt                                                      142,508             122,910
                                                                                         -----------         -----------
          Balance, December 31, 1994                                                       7,382,580          19,784,443

          Issued for settlement of debt                                                      360,130             283,747
                                                                                         -----------         -----------

          Balance, December 31, 1995                                                       7,742,710        $ 20,068,190
                                                                                         -----------         -----------
                                                                                         -----------         -----------

          (i)  WENTZLOFF ENERGY, INC.
               On February 18, 1994, the company acquired
               6.5 billion cubic feet (BCF) of natural gas
               or its equivalent in exchange for the issuance
               of 1,235,572 common shares                                                  1,235,572        $  3,258,327

          (ii) MITUCKY PARTNERSHIPS
               In June 1994, the company acquired 600 million
               cubic feet of natural gas or its equivalent in
               exchange for the issuance of 175,002 common shares                            175,002             207,815
                                                                                         -----------         -----------

                                                                                           1,410,574        $  3,466,142
                                                                                         -----------         -----------
                                                                                         -----------         -----------

     (b) Stock options have been granted and approved by the shareholders of the company to purchase common shares of the company as follows:

          (i) to directors of the company, an aggregate of 330,000 common shares at $1.00 per share exercisable up to and including December 10, 1998.

                                                                        PAGE XIV

          (ii) Subsequent to the year-end, additional options were granted to a director and senior officers of the company for an aggregate of 400,000 common shares at an exercise price of $1.00 per share. These options become vested and exercisable during certain five year periods up to and including February 27, 2003.

         (iii) to a director of the company, an aggregate of 100,000 common shares at $1.00 per share, exercisable up to and including January 31, 1997.

          No options have been exercised as of the date of the report.

     (c) In prior years, warrants have been granted and approved by the shareholders of the company to a non-related party to purchase 6,667 shares exercisable at $3.93 per share up to and including March 31, 1998. During the year, the board of directors of the company approved the issuance of warrants to a non-related party to purchase 500,000 shares at $0.50, subject to further adjustment, exercisable up to and including October 30, 2000.

     (d) During the year, the board of directors of the company approved the issuance of shares and or stock options to purchase common shares of the company as follows:

          - to issue 125,000 shares to the president and key employees of the company as bonuses;

          - to senior officers of the company, an aggregate of 300,000 common shares at $1.00 per share. These options are vested and exercisable at the rate of 75,000 shares per year. The first block of 75,000 shares is exercisable immediately and expires five years thereafter.

          - to the president of the company, 200,000 shares at $1.00 per share. These options are vested and exercisable at the rate of 50,000 shares per year and to expire five years thereafter.

          - to directors of the company, an aggregate of 20,000 shares at $1.00 per share, exercisable immediately and expire five years thereafter.

          No shares have been issued or options have been exercised as of the date of the report.


11.  LOSS PER SHARE

     Loss per share is calculated using the weighted average number of shares outstanding during the year. The weighted average of common shares was 7,605,669 (1994 - 6,763,539; 1993 - 4,128,265). Outstanding stock options and warrants have no dilutive effect on the loss per share.

                                                                         PAGE XV

12.  RELATED PARTY TRANSACTIONS

     (a)  OFFICERS' REMUNERATION

          The accounts of the company include consulting and management fees paid or payable to officers and directors for the three years ended December 31, 1995.

          On April 7, 1989, the company entered into an agreement with Arizona Desert Minerals (ADM), a company related to a director of this company, whereby the company will pay ADM management fees of $60,000 annually, $12,000 of which is to be deferred until the company starts to generate revenue from its mining operations. On May 8, 1992, the agreement was amended and calls for an annual $30,000 deferral. This agreement was terminated on November 15, 1995. As at December 31, 1995, the total deferral amount is $128,250. The management fees deferred have not been recorded on the books of the company.

     (b)  SHAREHOLDER INFORMATION

          During 1993, a shareholder expended, on behalf of the company, shareholder information expenses in the amount of $75,000. The company has recorded a reserve provision against payment of this amount until the company's mining operations commence production.

     (c)  ACCOUNTS RECEIVABLE

          Accounts receivable include $21,000 (1994 - $21,000) due from a company owned by one of the directors.

     (d)  ACCOUNTS PAYABLE

          Accounts payable include $50,689 (1994 - $23,000) payable to companies owned by senior officers of the company.

     (e)  OCCUPANCY COSTS

          Occupancy costs include rent of approximately $31,200 (1994 - $27,000) paid to a company which is owned by a director and an officer of this company.

     (f)  CONSULTING AND MANAGEMENT FEES

          Consulting and mangeemnt fees are paid to companies owned by senior officers of the company.

                                                                        PAGE XVI

13.  SEGMENTED INFORMATION


                                               MINING
                                             EXPLORATION    OIL AND
                                                 AND           GAS            1995           1994
                                             DEVELOPMENT   DEVELOPMENT     CORPORATE         TOTAL          TOTAL
                                             ----------     ----------     ----------     ----------     ----------
                                                  $              $              $              $              $
     DECEMBER 31, 1995
     Revenue (net)                                  -          392,179            -          392,179      1,302,187
                                             ----------     ----------     ----------     ----------     ----------

     General corporate expenses                     -             -         1,380,597      1,380,597      1,145,766
     Interest on long-term debt                  51,814           -               -           51,814         28,534
     Amortization - equipment                       -            8,660         53,982         62,642         37,058
                  - goodwill                        -          178,956            -          178,956        178,956
     Depletion                                      -          155,607            -          155,607         85,208
                                             ----------     ----------     ----------     ----------     ----------
                                                 51,814        343,223      1,434,579      1,829,616      1,475,522
                                             ----------     ----------     ----------     ----------     ----------

     Loss before income taxes                   (51,814)        48,956     (1,434,579)    (1,437,437)      (173,335)
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------

     Identifiable assets                     11,211,462      5,444,821      1,564,272     18,220,555     18,701,045
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------

     Capital expenditures                        52,881            -          144,473        197,354      3,781,083
                                             ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------




14. RECONCILIATION OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND IN THE UNITED STATES

     Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires the use of an asset and liability approach for accounting for income taxes. There would be no effect from the adoption of the statement, nor would the results of operations be different than those reported under Canadian GAAP. Under FAS 109, the company would have reported the following deferred income tax asset at December 31, 1995.


     Total deferred tax liabilities                                  $ 3,378,713
       Less:  Valuation allowance                                        914,716
                                                                      ----------
                                                                       2,463,997
     Total deferred tax liabilities                                    2,413,570
                                                                      ----------

     Net deferred tax assets                                         $    50,427
                                                                      ----------
                                                                      ----------

15.  INCOME TAXES

     As at December 31, 1995, the company had net operating loss carry-forwards in the U.S. for income tax purposes of approximately $7,925,600 which expire from 1996 to 2011.

                                                                       PAGE XVII

     For Canadian federal income tax purposes, net operating loss carry-forwards of approximately $1,029,000 expire at various dates through to 2002.

     In addition, the company has approximately $75,000 of cumulative Canadian exploration and development expenses and Canadian oil and gas property expenses available to reduce future years' taxable income.

     The potential benefit of the losses on earnings has not been reflected in these consolidated financial statements.

16.  COMMITMENTS

     (a) In 1995, the company's wholly-owned subsidiary signed a letter of intent to purchase a Kentucky based hardwood lumber manufacturing facility that is currently operating under plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code. As part of this acquisition, the subsidiary has provided various secured loans to that company which have priority status over other creditors in this reorganization. As of December 31, 1995, the subsidiary has financed this acquisition with a series of loans totalling $200,000 (Note 5). The subsidiary has commitments to borrow an additional $320,000 to complete this transaction and as of December 31, 1995, it has received firm commitments for these loans. As at December 31, 1995, these consolidated financial statements include the following balances related to this commitment.

          Inventories                                                  $  80,920
          Other receivables                                               44,000
          Note receivable                                                200,000
          Accounts payable to the supplier of inventories                130,386

     (b) The company is committed to issuing approximately 42,000 common shares as additional consideration for the acquisition of natural gas from Wentzloff Energy, Inc. (Note 3(i)).

17.  SUBSEQUENT EVENTS

     Subsequent to the year-end, the company's wholly-owned subsidiary entered into the following transactions:

     (a) on February 23, 1996, signed an agreement for the sale of its wholly-owned subsidiary;

     (b) effective March 1, 1996, acquired 100% of the working interest in a total of thirty-five (35) wells in Hopkins County, Kentucky.

18.  COMPARATIVE FIGURES

     Certain of the comparative figures have been reclassified to conform with the current year's presentation.

                                                              ANNEX II
ALASKA APOLLO RESOURCES, INC.
131 Prosperous Place, Suite 17-A
Lexington, Kentucky 40509-1844

           PROXY

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF ALASKA APOLLO RESOURCES INC. (THE "COMPANY") FOR THE ANNUAL GENERAL MEETING OF ITS SHAREHOLDERS (THE "MEETING") TO BE HELD ON JUNE 28, 1996.

The undersigned hereby appoints William S. Daugherty, the Chairman of the Board and President of the Company, or failing him, James K. Klyman-Mowczan, a director of the Company, or instead of either of the foregoing, (insert name)---------, as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Meeting to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on June 28, 1996 at 10:00 a.m., Vancouver, British Columbia time, and at any adjournments thereof, and directs the nominee to vote or abstain from voting the shares of the undersigned in the manner indicated below:

1. Fixing the Number of Directors

Vote FOR / / AGAINST / / the resolution fixing the size of the Board of Directors at three.

2. Election of Directors

The nominees proposed by management of the Company are:

WILLIAM S. DAUGHERTY
JAMES K. KLYMAN-MOWCZAN
CHARLES L. COTTERELL

Vote FOR / / the election of all nominees listed above (except those whose names the undersigned has deleted)
WITHHOLD / / vote

3. Auditors

Vote FOR / / WITHHOLD / / vote on the resolution to appoint Kraft, Rothman, Berger, Grill, Schwartz & Cohen, Chartered Accountants, as auditors of the Company at a remuneration to be fixed by the Board of Directors.

4. Upon any permitted amendment to or variation of any matter identified in the Notice of Annual General Meeting, other than the proposed Change of Jurisdiction.

5. Upon any other matter that properly comes before the meeting.

- -------------------------------------
(Please advise the Company of any change of address)

THE UNDERSIGNED HEREBY REVOKES ANY PRIOR PROXY OR PROXIES.

DATED:                       , 1996
      ----------------------

- ------------------------------------
Signature of Shareholder

- ------------------------------------
(Please print name here)

A PROXY WILL NOT BE VALID UNLESS THE FORM OF PROXY IS DATED, DULY EXECUTED AND DELIVERED TO THE OFFICE OF PACIFIC CORPORATE TRUST COMPANY, 830-625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B8, NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS AND HOLIDAYS) BEFORE THE MEETING AT WHICH THE PERSON NAMED THEREIN PURPORTS TO VOTE IN RESPECT THEREOF.

Joint owners should each sign the proxy and where the proxy is signed by a corporation either its common seal must be affixed to the proxy or it should be signed by the corporation under the hand of an officer or attorney duly authorized in writing, which authorization must accompany the proxy.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER ON ANY BALLOT AND WHERE A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON IS SPECIFIED THE SHARES WILL BE VOTED ON ANY BALLOT IN ACCORDANCE WITH SUCH SPECIFICATION.

         RETURN THIS PROXY IMMEDIATELY.

                                                       ANNEX III
ALASKA APOLLO RESOURCES, INC.
131 Prosperous Place, Suite 17-A
Lexington, Kentucky 40509-1844

          SAMPLE PROXY
          ------------

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF ALASKA APOLLO RESOURCES INC. (THE "COMPANY") FOR THE ANNUAL GENERAL MEETING OF ITS SHAREHOLDERS (THE "MEETING") TO BE HELD ON JUNE 28, 1996.

The undersigned hereby appoints William S. Daugherty, the Chairman of the Board and President of the Company, or failing him, James K. Klyman-Mowczan, a director of the Company, or instead of either of the foregoing, (insert name)---------, as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Meeting to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on June 28, 1996 at 10:00 a.m., Vancouver, British Columbia time, and at any adjournments thereof, and directs the nominee to vote or abstain from voting the shares of the undersigned in the manner indicated below:

1. Change of Jurisdiction

Vote FOR / / AGAINST / / all resolutions relating to the removal of the Company's jurisdiction of incorporation from British Columbia, Canada, to Wyoming, United States, and the subsequent merger of the Company into a wholly-owned subsidiary domiciled in Delaware, United States.

2. Upon any permitted amendment to or variation of any matter with respect to the Change of Jurisdiction identified in the Notice of Annual General Meeting.


3. Upon any other matter that properly comes before the Meeting.

- -------------------------------------
(Please advise the Company of any change of address)


DATED:                       , 1996
      ----------------------

- ------------------------------------
Signature of Shareholder

- ------------------------------------
(please print name here)

A PROXY WILL NOT BE VALID UNLESS THE FORM OF PROXY IS DATED, DULY EXECUTED AND DELIVERED TO THE OFFICE OF PACIFIC CORPORATE TRUST COMPANY, 830-625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B8, NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS AND HOLIDAYS) BEFORE THE MEETING AT WHICH THE PERSON NAMED THEREIN PURPORTS TO VOTE IN RESPECT THEREOF.

Joint owners should each sign the proxy and where the proxy is signed by a corporation either its common seal must be affixed to the proxy or it should be signed by the corporation under the hand of an officer or attorney duly authorized in writing, which authorization must accompany the proxy.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER ON ANY BALLOT AND WHERE A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON IS SPECIFIED THE SHARES WILL BE VOTED ON ANY BALLOT IN ACCORDANCE WITH SUCH SPECIFICATION.


DO NOT EXECUTE. THIS A SAMPLE PROXY ONLY. THE ACTUAL PROXY WILL BE MAILED TO
- ----------------------------------------------------------------------------
  YOU AFTER THE EFFECTIVE DATE OF THE COMPANY'S REGISTRATION STATEMENT.

                                                               ANNEX IV

                    IMPORTANT! READ BEFORE THE COMPLETING PROXY

                        ALASKA APOLLO RESOURCES, INC.
                               June 3, 1996

To the Shareholders of Alaska Apollo Resources, Inc. (the "Company")

     Enclosed is a Proxy Statement (the "Proxy Statement") to be used in connection with the Company's Annual General Meeting of the Shareholders (the "Meeting") to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on June 28, 1996, at 10:00 a.m., Pacific Standard time, and at any adjournments of the Meeting. Also enclosed is a Proxy (the "Proxy") and a sample Proxy (the "Sample Proxy").

     The Proxy covers all issues described in the Proxy Statement except, at the request of the United States Securities and Exchange Commission, the issues dealing with the proposed change of the Company's jurisdiction from British Columbia, Canada, to the United States (the "Change of Jurisdiction"). The Proxy should be signed and returned immediately to insure than your shares are voted at the Meeting.

     The Sample Proxy deals only with the issues relating to the Change of Jurisdiction. In that regard, on May 31, 1996, the Company filed a registration statement on Form S-4 (the "Registration Statement") with the United States Securities and Exchange Commission. Once the Registration Statement has been declared effective, the Company will send each shareholder a proxy in the form of the Sample Proxy (the "Change of Jurisdiction Proxy"), along with a complete copy of the effective Registration Statement. Once you have received notice that the Registration Statement is effective, you should sign and return the Change of Jurisdiction Proxy to insure that your shares are voted on the Change of Jurisdiction issue.

     In the event that Company does not receive notification of the effective date of the Registration Statement in time to provide for delivery of the Change of Jurisdiction Proxies to the shareholders and the return of such Proxies to the Company, the Meeting will proceed as to all business other than the Change of Jurisdiction. At the conclusion of all other business, the Meeting will be adjourned to a date after the effective date of the Registration Statement to allow sufficient time for the delivery and return of the Change of Jurisdiction Proxies.

                                                                   ANNEX V

ALASKA APOLLO RESOURCES, INC.
131 Prosperous Place, Suite 17-A
Lexington, Kentucky 40509-1844

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF ALASKA APOLLO RESOURCES INC. (THE "COMPANY") FOR THE ANNUAL GENERAL MEETING OF ITS SHAREHOLDERS (THE "MEETING") TO BE HELD ON JUNE 28, 1996.

The undersigned hereby appoints William S. Daugherty, the Chairman of the Board and President of the Company, or failing him, James K. Klyman-Mowczan, a director of the Company, or instead of either of the foregoing, (insert name)---------, as nominee of the undersigned, with full power of substitution, to attend and vote on behalf of the undersigned at the Meeting to be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada, on June 28, 1996 at 10:00 a.m., Vancouver, British Columbia time, and at any adjournments thereof, and directs the nominee to vote or abstain from voting the shares of the undersigned in the manner indicated below:

1. CHANGE OF JURISDICTION

Vote FOR / / AGAINST / / all resolutions relating to the removal of the Company's jurisdiction of incorporation from British Columbia, Canada, to Wyoming, United States, and the subsequent merger of the Company into a wholly-owned subsidiary domiciled in Delaware, United States.

2. Upon any permitted amendment to or variation of any matter with respect to the Change of Jurisdiction identified in the Notice of Annual General Meeting.


3. Upon any other matter that properly comes before the Meeting.

- -------------------------------------
(Please advise the Company of any change of address)


DATED:                       , 1996
      ----------------------

- ------------------------------------
Signature of Shareholder

- ------------------------------------
(Please print name here)

A PROXY WILL NOT BE VALID UNLESS THE FORM OF PROXY IS DATED, DULY EXECUTED AND DELIVERED TO THE OFFICE OF PACIFIC CORPORATE TRUST COMPANY, 830-625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B8, NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS AND HOLIDAYS) BEFORE THE MEETING AT WHICH THE PERSON NAMED THEREIN PURPORTS TO VOTE IN RESPECT THEREOF.

Joint owners should each sign the proxy and where the proxy is signed by a corporation either its common seal must be affixed to the proxy or it should be signed by the corporation under the hand of an officer or attorney duly authorized in writing, which authorization must accompany the proxy.

THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED OR WITHHELD FROM VOTING IN ACCORDANCE WITH THE INSTRUCTIONS OF THE SHAREHOLDER ON ANY BALLOT AND WHERE A CHOICE WITH RESPECT TO ANY MATTER TO BE ACTED UPON IS SPECIFIED THE SHARES WILL BE VOTED ON ANY BALLOT IN ACCORDANCE WITH SUCH SPECIFICATION.

                                                                      Schedule A

                                STATE OF WYOMING
                                 APPLICATION FOR
                           CERTIFICATE OF REGISTRATION
                           AND ARTICLES OF CONTINUANCE


     Pursuant to W.S. 17-16-1710 of the Wyoming Business Corporation Act, the undersigned hereby submits the following Articles of Continuance:

     1.   The name of the corporation is ALASKA APOLLO RESOURCES INC.

     2. It is incorporated under the laws of the Province of British Columbia, Canada.

     3. The date of its incorporation is February 9, 1979, and its period of duration is perpetual.

     4. The address of its principal office in the Province of British Columbia, the jurisdiction where it was incorporated is 625 Howe Street, Suite 700, Vancouver, British Columbia V6C 2T6, Canada.

     5. The mailing address where correspondence and annual reports can be sent is 131 Prosperous Place, Suite 17-A, Lexington, Kentucky 40509-1844.

     6. The physical address of its registered office in Wyoming and the name of its registered agent at that address is c/o CT Corporation System, 1720 Carey Avenue, Cheyenne, Wyoming 82001 (office) and CT Corporation System (agent).

     7. The purpose or purposes of the Corporation which it proposes to pursue in the transaction of business in this state are as follows:

          (a) To engage in any lawful act or activity for which corporations may be organized under the Wyoming
               Business Corporation Act.

          (b) To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

          (c) To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          (d) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.

          (e) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

          (f) To borrow or raise money for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

          (g) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, wherever situated.

          (h) In general, to possess and exercise all the powers and privileges granted by the Wyoming Business Corporation Act or by any other law of Wyoming or by these Articles of Continuance together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

          The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in these Articles of Continuance, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

     8. The names and respective addresses of its offices and directors are:

                 Office                         Name                                   Address
                 ------                         ----                                   -------
        Chairman of the Board and       William S. Daugherty                    131 Prosperous Place
                President                                                            Suite 17-A
                                                                           Lexington, Kentucky 40509-1844

         Chief Financial Officer         Timothy F. Guthrie                     131 Prosperous Place
              and Secretary                                                          Suite 17-A
                                                                           Lexington, Kentucky 40509-1844

                Director               James K. Kylman-Mowczan                  131 Prosperous Place
                                                                                     Suite 17-A
                                                                           Lexington, Kentucky 40509-1844

                Director                Charles L. Cotterell                    131 Prosperous Place
                                                                                     Suite 17-A
                                                                           Lexington, Kentucky 40509-1844


     9. The aggregate number of shares which the Corporation is authorized to issue is 20,000,000 shares of common stock, without par value per share.

     10. The aggregate number of the issued shares of the Corporation is 7,742,710 shares of the common stock.

     11. The Corporation accepts the Constitution of this state in compliance with the requirements of Article 10, Section 5 of the Wyoming Constitution.

     12. As permitted under Wyoming law, directors shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the directors' duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for authorizing a distribution that is unlawful under the Wyoming Business Corporation Act, or (d) for any transaction from which the director derives an improper personal benefit.

     13. Directors of the Corporation shall be indemnified by the Corporation to the fullest extent not prohibited by Wyoming law.

     14. A quorum for a meeting of shareholders is a majority of the votes entitled to be cast by the voting group entitled to vote on the matter.

     Dated                    , 1996.
           -------------------
                                             ALASKA APOLLO RESOURCES INC.



                                             By
                                               ---------------------------------
                                                William S. Daugherty, President


STATE OF KENTUCKY   *
                    *
COUNTY OF FAYETTE   *

     I, a notary public, do hereby certify that on this the ___ day of __________, 1996, personally appeared before me William S. Daugherty, who being by me first duly sworn, declared that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.

     In witness whereof, I have hereunto set my hand and seal this the ___ day of _________, 1996.




                              --------------------------------------------------
                              Notary public in and for the State of Kentucky

                                                                      Schedule B

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER is made this ___ day of ____, 1996, by and between ALASKA APOLLO RESOURCES, INC., a Delaware corporation having its principal office and place of business in Fayette County, Kentucky (hereinafter referred to as "Alaska - Delaware") and ALASKA APOLLO RESOURCES INC., a Wyoming corporation having its principal office and place of business in Fayette County, Kentucky (hereinafter referred to as "Alaska - Wyoming").

     WHEREAS, Alaska - Delaware has the authority to issue 20,000,000 shares of common stock, without par value per share (hereinafter referred to as the "Alaska - Delaware Common Stock"), of which as of the date hereof, there are 1,000 shares of the Alaska - Delaware Common Stock issued and outstanding, each of which shares has unrestricted voting rights; and

     WHEREAS, the name and address of Alaska - Delaware's registered agent in the State of Delaware is The Corporation Trust Company, whose address is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, upon whom process against Alaska - Delaware may be served within the State of Delaware; and

     WHEREAS, Alaska - Wyoming has an authorized capital stock consisting of 20,000,000 shares of common stock, without par value per share (hereinafter referred to as the "Alaska - Wyoming Common Stock") of which as of the date hereof, there are 7,742,710 shares issued and outstanding, each of which shares has unrestricted voting rights; and

     WHEREAS, the name of Alaska - Wyoming's registered agent in the State of Wyoming for service of process is CT Corporation System, whose address is 1720 Carey Avenue, Cheyenne, Wyoming 82001, upon whom process against Alaska - Wyoming may be served within the State of Wyoming; and

     WHEREAS, the Boards of Directors of Alaska - Delaware and of Alaska - Wyoming, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective stockholders that Alaska - Wyoming merge with Alaska - Delaware under and pursuant to the provisions of Subchapter IX of the General Corporation Law of Delaware and the Wyoming Business Corporation Act for the sole purpose of changing the domicile of Alaska - Wyoming from the State of Wyoming to the State of Delaware;

     NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties hereto do hereby agree as follows:

     1.   MERGER.  Alaska - Wyoming shall be and it hereby is merged into Alaska
- - Delaware, pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, for the sole purpose of changing the domicile of Alaska - Wyoming from the State of Wyoming to the State of Delaware.

     2. EFFECTIVE DATE. This Agreement and Plan of Merger shall become effective immediately upon compliance with the laws of the States of Delaware and Wyoming (hereinafter referred to as the "Effective Date").

     3. SURVIVING CORPORATION. Alaska - Delaware shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of Alaska - Wyoming shall cease forthwith upon the Effective Date.

     4. AUTHORIZED CAPITAL. The authorized capital stock of Alaska - Delaware following the Effective Date shall be 20,000,000 shares of common stock, without par value per share (herein referred to as the "Alaska - Delaware Common Stock"), unless and until the same shall be changed in accordance with the laws of the State of Delaware.

     5. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation, more fully described in Exhibit "A" attached hereto and incorporated herein by reference for all purposes, shall be the Certificate of Incorporation of Alaska
- - Delaware following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any stockholder or director or officer of Alaska - Delaware or upon any other person whomsoever are subject to this reserved power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of Alaska - Delaware separate and apart from this Agreement and Plan of Merger and may be separately certified as the Certificate of Incorporation of Alaska - Delaware.

     6. BYLAWS. The Bylaws, more fully described in Exhibit "B" attached hereto and incorporated herein by reference for all purposes, shall be the Bylaws of Alaska - Delaware following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

     7. FURTHER ASSURANCE OF TITLE. If at any time Alaska - Delaware shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to Alaska - Delaware any right, title, or interest of Alaska - Wyoming held immediately prior to the Effective Date, Alaska - Wyoming and its proper officers and directors shall and will execute and deliver all such acknowledgments or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in Alaska - Delaware as shall be necessary to carry out the purposes of this Agreement and Plan of Merger, and Alaska - Delaware and the proper officers and directors thereof are fully authorized to take any and all such action in the name of Alaska - Wyoming or otherwise.

     8. RETIREMENT OF ORGANIZATION STOCK. Forthwith upon the Effective Date, each of the 1,000 shares of the Alaska - Delaware Common Stock presently issued and outstanding shall be retired, and no shares of the Alaska - Delaware Common Stock or other securities of Alaska - Delaware shall be issued in respect thereof.

     9. CONVERSION OF OUTSTANDING STOCK. Forthwith upon the Effective Date, each of the issued and outstanding shares of the Alaska - Wyoming Common Stock and all rights in respect thereof shall be converted into one fully paid and nonassessable share of the Alaska - Delaware Common Stock, and each certificate nominally representing shares of the Alaska - Wyoming Common Stock shall for all purposes be deemed to evidence the ownership of a like number of shares of the Alaska - Delaware Common Stock. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of the Alaska - Delaware Common Stock but, as certificates nominally representing shares of the Alaska - Wyoming Common Stock are surrendered for transfer, Alaska
- - Delaware will cause to be issued certificates representing shares of the Alaska - Delaware Common Stock and, at any time upon surrender by any holder of certificates nominally representing shares of the Alaska - Wyoming Common Stock, Alaska - Delaware will cause to be issued therefor certificates for a like number of shares of the Alaska - Delaware Common Stock.

     10. BOOK ENTRIES The merger contemplated hereby shall be treated as a pooling of interests and as of the Effective Date entries shall be made upon the books of Alaska - Delaware in accordance with the following:

          (a) The assets and liabilities of Alaska - Wyoming shall be recorded at the amounts at which they are carried on the books of Alaska - Wyoming immediately prior to the Effective Date with appropriate adjustment to reflect the retirement of the 1,000 shares of the Alaska - Delaware Common Stock presently issued and outstanding.

          (b) There shall be credited to the Capital Account the aggregate amount of the par value per share of all of the Alaska - Delaware Common Stock resulting from the conversion of the outstanding Alaska - Wyoming Common Stock.

          (c) There shall be credited to the Capital Surplus Account an amount equal to that carried on the Capital Surplus Account of Alaska - Wyoming immediately prior to the Effective Date.

          (d) There shall be credited to the Earned Surplus Account an amount equal to that carried on the Earned Surplus Account of Alaska - Wyoming immediately prior to the Effective Date.

     11. DIRECTORS. The names and post office addresses of the first directors of Alaska - Delaware following the Effective Date, who shall be three in number and who shall hold office from the Effective Date until the annual meeting of stockholders of Alaska - Delaware held in 1997 and until their successors shall be elected and shall qualify, are as follows:

                Name                                Address
                ----                                -------
        William S. Daugherty            131 Prosperous Place, Suite 17-A
                                        Lexington, Kentucky 40509-1844

       James K. Klyman-Mowczan          131 Prosperous Place, Suite 17-A
                                        Lexington, Kentucky 40509-1844

        Charles L. Cotterell            131 Prosperous Place, Suite 17-A
                                        Lexington, Kentucky 40509-1844


     12. OFFICERS. The names and post office addresses of the first officers of Alaska - Delaware following the Effective Date, who shall be two in number and who shall hold office from the Effective Date until their successors shall be elected and shall qualify or until they shall resign or be removed from office, are as follows:

        Name                        Position                            Address
        ----                        --------                            -------
William S. Daugherty          Chairman of the Board              131 Prosperous Place
                                  President and                       Suite 17-A
                             Chief Executive Officer        Lexington, Kentucky 40509-1844

                                                                 131 Prosperous Place
 Timothy F. Guthrie            Secretary and Chief                    Suite 17-A
                                Financial Officer           Lexington, Kentucky 40509-1844

     13. VACANCIES. If, upon the Effective Date, a vacancy shall exist in the Board of Directors or in any of the offices of Alaska - Delaware as the same are specified above, such vacancy shall thereafter be filled in the manner provided by law and the by-laws of Alaska - Delaware.

     14. TERMINATION. This Agreement and Plan of Merger may be terminated and abandoned by action of the Board of Directors of Alaska - Wyoming at any time prior to the Effective Date, whether before or after approval by the stockholders of the parties hereto.

     15. OBLIGATION TO FURNISH COPIES OF THIS AGREEMENT. Alaska - Delaware shall furnish to each stockholder of Alaska - Delaware and Alaska - Wyoming a copy of this Agreement and Plan of Merger on request and without cost.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Agreement and Plan of Merger to be executed on the date first written above.


                                   ALASKA APOLLO RESOURCES, INC.
                                   (Delaware)



                                   By
                                     -------------------------------------------
                                      William S. Daugherty, President



                                   By
                                     -------------------------------------------
                                      Timothy F. Guthrie, Secretary


                                   ALASKA APOLLO RESOURCES INC.
                                   (Wyoming)



                                   By
                                     -------------------------------------------
                                      William S. Daugherty, President



                                   By
                                     -------------------------------------------
                                      Timothy F. Guthrie, Secretary


THE STATE OF KENTUCKY    *
                         *
COUNTY  OF FAYETTE       *

     The undersigned does hereby certify that on this ___ day of ____, 1996, personally appeared before me William S. Daugherty and Timothy F. Guthrie, the President and Secretary, respectively, of Alaska Apollo Resources, Inc., a Delaware corporation, known to me to be the persons who executed the foregoing instrument, who being by me first duly sworn, declared and acknowledged upon oath that they signed the foregoing instrument in the capacities stated, and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have placed my hand and affixed my notary seal this ___ day of ____, 1996.




                                   ---------------------------------------------
                                   Notary Public for the State of Kentucky


THE STATE OF KENTUCKY    *
                         *
COUNTY  OF  FAYETTE      *

     The undersigned does hereby certify that on this ___ day of ____, 1996, personally appeared before me William S. Daugherty and Timothy F. Guthrie, the President and Secretary, respectively, of ALASKA APOLLO RESOURCES INC., a Wyoming corporation, known to me to be the persons who executed the foregoing instrument, who being by me first duly sworn, declared and acknowledged upon oath that they signed the foregoing instrument in the capacities stated, and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have placed my hand and affixed my notary seal this ___ day of ____, 1996.




                                   ---------------------------------------------
                                   Notary Public for the State of Kentucky


Attachments:

Exhibit   "A"  -    The Certificate of Incorporation of Alaska - Delaware
Exhibit   "B"  -    The Bylaws of Alaska - Delaware

                                                                       Exhibit A

                          CERTIFICATE OF INCORPORATION
                                       OF
                          ALASKA APOLLO RESOURCES, INC.


                                   ARTICLE ONE

     The name of the Corporation is ALASKA APOLLO RESOURCES, INC.

                                   ARTICLE TWO

     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted is:

          (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          (b) To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

          (c) To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          (d) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.

          (e) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

          (f) To borrow or raise money for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the Corporation for its corporate purposes.

          (g) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the Corporation's property and assets, or any interest therein, wherever situated.

          (h) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

     The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

                                  ARTICLE FOUR

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 20,000,000 shares of common stock, without par value per share. Shares of such stock may be issued for such consideration and for such corporate purposes as the board of directors may from time to time determine.

                           DENIAL OF PREEMPTIVE RIGHTS

     No stockholder of this Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this Corporation now or hereafter to be authorized or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors in its discretion may fix; and the board of directors may issue shares of any class of this Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

                                  ARTICLE FIVE

     The name and mailing address of the incorporator is as follows:

                  Name                                   Address
                  ----                                   -------
           Norman T. Reynolds                        P.O. Box 131326
                                                Houston, Texas 77219-1326

                                   ARTICLE SIX

     The number of directors constituting the initial board of directors of the Corporation is six who need not be residents of the State of Delaware or stockholders of the Corporation.

     The names and addresses of the persons who are elected to serve as directors until the first annual meeting of the stockholders, or until their successors have been elected and qualified are:

                  Name                                  Addresses
                  ----                                  ---------
          William S. Daugherty              131 Prosperous Place, Suite 17-A
                                             Lexington, Kentucky 40509-1844

         James K. Klyman-Mowczan            131 Prosperous Place, Suite 17-A
                                             Lexington, Kentucky 40509-1844

          Charles L. Cotterell              131 Prosperous Place, Suite 17-A
                                             Lexington, Kentucky 40509-1844

                                  ARTICLE SEVEN

     The Corporation is to have perpetual existence.

                                  ARTICLE EIGHT

     All of the corporate powers of the Corporation shall be vested in and exercised by a board of directors consisting of the number of directors specified in the Bylaws of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

          (a) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          (b) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (c) By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

          (d) When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

                                  ARTICLE NINE

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE TEN

     Bylaws of the Corporation may be adopted, amended or repealed by the board of directors or by the affirmative vote of the holders of a majority of the Corporation's stock, outstanding and entitled to vote at the meeting at which any Bylaw is adopted, amended or repealed. Such Bylaws may contain any provision for the regulation and management of the affairs of the Corporation and the rights or powers of its stockholders, directors, officers or employees not inconsistent with statute or this Certificate of Incorporation.

                                 ARTICLE ELEVEN

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                 ARTICLE TWELVE

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit.

     I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ___ day of ____, 1996.



                                                  ------------------------------
                                                  NORMAN T. REYNOLDS

                                                                       Exhibit B

                     BYLAWS OF ALASKA APOLLO RESOURCES, INC.
              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE


                                    ARTICLE I
                               OFFICES AND RECORDS

     1.1 DELAWARE OFFICE. The principal office of ALASKA APOLLO RESOURCES, INC. (the "Company") in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

     1.2 OTHER OFFICES. The Company may have such other offices, either within or without the State of Delaware, as the Board of Directors may from time to time designate or as the business of the Company may from time to time require.

     1.3 BOOKS AND RECORDS. The books and records of the Company may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                   ARTICLE II
                                  STOCKHOLDERS

     2.1 ANNUAL MEETING. The annual meeting of stockholders of the Company shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the principal office of the Company on the first Thursday in May. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day.

     2.2 SPECIAL MEETING. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Company as to dividends or upon liquidation (the "Preferred Stock") to elect additional directors under specific circumstances, special meetings of the stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Company would have if there were no vacancies (the "Whole Board").

     2.3 PLACE OF MEETING. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Company.

     2.4 NOTICE OF MEETING. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Company not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such stockholder's address as it appears on the stock transfer books of the Company. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with
Section 6.4 of these Bylaws. Any previously scheduled meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

     2.5 QUORUM AND ADJOURNMENT. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Company entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

     2.6 PROXIES. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by such stockholder's duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Company or such stockholder's representative at or before the time of the meeting.

     2.7  NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

     (A)  ANNUAL MEETINGS OF STOCKHOLDERS.

          (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company's notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Company who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this paragraph (A) and this Bylaw and who was a stockholder of record at the time such notice is delivered to the Secretary of the Company.

          (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal office of the Company not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary date of the previous year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For purposes of determining whether a stockholder's notice shall have been delivered in a timely manner for the 1997 annual meeting, the first anniversary of the previous year's meeting shall be deemed to be May 15, 1997. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

          (3)  Notwithstanding anything in the second sentence of paragraph
(A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal office of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. For purposes of determining whether a stockholder's notice shall have been delivered in a timely manner for the 1997 annual meeting, the first anniversary of the previous year's meeting shall be deemed to be May 15, 1997.

     (B) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company's notice of meeting (a) by or at the direction of the Board of Directors, or (b) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the Company. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice as required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     (C)  GENERAL.

          (1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.

          (2) For purposes of this Bylaw, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

          (3) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     2.8 PROCEDURE FOR ELECTION OF DIRECTORS. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, a plurality of the votes cast thereat shall elect. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by a majority of the votes cast with respect thereto.

     2.9  INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS.

     (A) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Company in other capacities, including, without limitation, as officers, employees, agents or representatives of the Company, to act at a meeting of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

     (B) The secretary of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

     2.10 NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders of the Company and may not be affected by any consent in writing by such stockholders.

                                   ARTICLE III
                               BOARD OF DIRECTORS

     3.1 GENERAL. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

     3.2 NUMBER, TENURE AND QUALIFICATIONS. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specific circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board but shall consist of not less than three directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, or any other series or class of stock, shall hold office, with the term of office at the 1997 annual meeting of stockholders. Each director shall hold office until his successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1997 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

     3.3 REGULAR MEETINGS. A regular meeting of the Board of Directors may be held without other notice than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

     3.4 SPECIAL MEETINGS. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Board of

Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

     3.5 NOTICE. Notice of any special meeting shall be given to each director at such director's business or residence in writing or by telegram or by telephone communication. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be transmitted at least 24 hours before such meeting. If by telephone, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Section 7.1 of Article VII hereof. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in writing, either before or after such meeting.

     3.6 QUORUM. A whole number of directors equal to at least one third of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

     3.7 VACANCIES. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

     3.8 EXECUTIVE AND OTHER COMMITTEES. The Board of Directors may, by resolution adopted by a majority of the Whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Company when the Board of Directors is not in session, including without limitation the power to declare dividends, to authorize the issuance of the Company's capital stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of two or more directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required.

     A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws. The Board of Directors shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Company; provided, however, that no such committee shall have or may exercise any authority of the Board of Directors.

     3.9 REMOVAL. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

                                   ARTICLE IV
                                    OFFICERS

     4.1 ELECTED OFFICERS. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, a Secretary, and such other officers (including, without limitation, a President) as the Board of Directors from time to time may deem proper. The Chairman of the Board may also serve as the Chief Executive Officer. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective stockholders and of the Board of Directors. The Chairman shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors.

     4.4 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to the Chief Executive Officer's office which may be required by law and all such other duties as are properly required of him by the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

     4.5 PRESIDENT. The President (if one shall have been chosen by the Board of Directors) shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Company's business and general supervision of its policies and affairs. The President shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors. The President may sign, alone or with the Secretary, or an Assistant

Secretary, or any other proper officer of the Company authorized by the Board of Directors, certificates, contracts, and other instruments of the Company as authorized by the Board of Directors.

     4.6 VICE PRESIDENTS. Each Vice President shall have such powers and perform such duties as from time to time may be assigned to him by the Board of Directors or be delegated to him by the President. The Board of Directors may assign to any Vice President general supervision and charge over any territorial or functional division of the business and affairs of the Company.

     4.7 SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of the Secretary's absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board, the Chief Executive Officer, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. The Secretary shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Company in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Secretary shall have the custody of the seal of the Company and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and attest to the same.

     4.8 REMOVAL. Any officer elected by the Board of Directors may be removed by a majority of the members of the Whole Board whenever, in their judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such officer's successor or such officer's death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

     4.9 VACANCIES. A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

                                    ARTICLE V
                        STOCK CERTIFICATES AND TRANSFERS

     5.1  STOCK CERTIFICATES AND TRANSFERS.

     (A) The interest of each stockholder of the Company shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Company may from time to time prescribe, unless it shall be determined by, or pursuant to, a resolution adopted by the Board of Directors that the shares representing such interest be uncertificated. The shares of the stock of the Company shall be transferred on the books of the Company by the holder thereof in person or by such person's attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Company or its agents may reasonably require.

     (B) The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS

     6.1 FISCAL YEAR. The fiscal year of the Company shall be determined by resolution of the Board of Directors.

     6.2 DIVIDENDS. The Board of Directors may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

     6.3 SEAL. The corporate seal may bear in the center the emblem of some object, and shall have inscribed thereunder the words "Corporate Seal" and around the margin thereof the words "Daugherty Petroleum, Inc. - Delaware."

     6.4 WAIVER OF NOTICE. Whenever any notice is required to be given to any stockholder or director of the Company under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or of the Board of Directors need be specified in any waiver of notice of such meeting.

     6.5 AUDITS. The accounts, books and records of the Company shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

     6.6 RESIGNATIONS. Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President, if any, or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

     6.7  INDEMNIFICATION AND INSURANCE.

     (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that except as provided in paragraph (B) of Section 6.7 of these Bylaws with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) initiated by such person was authorized by the Board of Directors of the Company.

     (B) If a claim under paragraph (A) of this Bylaw is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (C) Following any "change of control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Exchange Act, any determination as to entitlement to indemnification shall be made by independent legal counsel selected by the claimant which independent legal counsel shall be retained by the Board of Directors on behalf of the Company.

     (D) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the

Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     (E) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     (F) The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

     (G) The right to indemnification conferred in this Bylaw shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, with limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Bylaw or otherwise.

     (H) Any amendment or repeal of this Article VI shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE VII
                                   AMENDMENTS

     7.1 AMENDMENTS. These Bylaws may be amended, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given no less than 24 hours prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of these Bylaws.


dau-1\bylawdel.002

                                     SCHEDULE "C"
       CERTIFICATE OF INCORPORATION OF ALASKA APOLLO RESOURCES, INC. (DELAWARE)
         SEE EXHIBIT "A" TO THE AGREEMENT AND PLAN OF MERGER ATTACHED HERETO
                                   AS SCHEDULE "B"

                                     SCHEDULE "D"

SECTION 17-16-1301 WYOMING BUSINESS CORPORATION ACT           SECTION 17-16-1301

    (d) The corporation shall notify each shareholder, whether or not entitled to vote, of the proposed shareholders' meeting in accordance with W.S. 17-16-
705. The notice shall also state that the purpose, or one (1) of the purposes, of the meeting was to consider the sale, lease, exchange, or other disposition of all, or substantially all, the property of the corporation and contain or be accompanied by a description of the transaction.
    (e) Unless the articles of incorporation or the board of directors, acting pursuant to subsection (c) of this section, require a greater vote or a vote by voting groups, the transaction to be authorized shall be approved by a majority of all the votes entitled to be cast on the transaction.
    (f) After a sale, lease, exchange or other disposition of property is authorized, the transaction may be abandoned, subject to any contractual rights, without further shareholder action.
    (g) A transaction that constitutes a distribution was governed by W.S. 17-16-640 and not by this section. (Laws 1989, ch. 249, Section 1.)



    CROSS REFERENCES. - As to action without meeting, see Section 17-16-704. As to waiver of notice, see Section 17-16-706.
    SHAREHOLDER APPROVAL NOT REQUIRED FOR MORTGAGE. - By declining to include "mortgage" in this section, the legislature demonstrated an express intention that a mortgage would not be considered as a disposition of assets made outside the usual and regular course of its business. Shareholder approval thus is not required for the giving of a mortgage by the corporation. Carroll ex rel. Miller v. Wyoming Prod. Credit Ass'n, 755 P.2d 869 (Wyo. 1988).


                            ARTICLE 13. DISSENTER'S RIGHTS

             SUBARTICLE A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 17-16-1301. DEFINITIONS

    (a)  As used in this article:
         (i) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;
         (ii) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving, new or acquiring corporation by merger, consolidation, or share exchange of the issuer;
         (iii) "Dissenter" means shareholder who was entitled to dissent from corporate action under W.S. 17-16-1302 and who exercises that right when and in the manner required by W.S. 17-16-1320 through 17-16-1328;
         (iv) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;
         (v) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the

SECTION 17-16-1302       WYOMING STATUTES 1977              SECTION 17-16-1302


    corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all the circumstances;
         (vi) "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;
         (vii) "Shareholder" means the record shareholder or the beneficial shareholder. (Laws 1989, ch. 249, Section 1.)

    EDITOR'S NOTES. - There was no subsection (b) in this section as it appears in the 1989 printed act.

SECTION 17-16-1302. RIGHT TO DISSENT.

    (a) A shareholder was entitled to dissent from, and to obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
         (i) Consummation of a plan of merger or consolidation to which the corporation was a party if:
              (A) Shareholder approval is required for the merger or the consolidation by W.S. 17-16-1103 or 17-16-1111 or the articles of incorporation and the shareholder is entitled to vote on the merger or consolidation; or
              (B) The corporation is a subsidiary that is merged with its parent under W.S. 17-16-1104.
         (ii) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
         (iii) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
         (iv) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
              (A)  Alters or abolishes a preferential right of the shares;
              (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
              (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
              (d) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

SECTION 17-16-1303  WYOMING BUSINESS CORPORATION ACT  SECTION 17-16-1302

              (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under W.S. 17-16-604.
         (v) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
    (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to shareholder or the corporation. (Laws 1989,ch. 249, Section 1.)


    Am. Jur. 2d, ALR and C.J.S. references.
- -- Right of stockholder as individual to complain as against officers, directors or large stockholders or their transactions in corporation's outstanding stock involving its control or other purpose, 132 ALR 260.


SECTION 17-16-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation is writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
         (i) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
         (ii) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Laws 1989, ch. 249, Section 1.)

              SUBARTICLE B. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 17-16-1320.  NOTICE OF DISSENTERS' RIGHTS.

    (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 was submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
    (b) If corporate action creating dissenters' rights under W.S. 17-16-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenter's rights that the action was taken and send them the dissenters' notice described in W.S. 17-16-1322. (Laws 1989, ch 249, Section 1.)

SECTION 17-16-1321       WYOMING STATUTES 1977                SECTION 17-16-1323

    AM. JUR. 2d. ALR AND C.J.S. REFERENCES.
- --Statute for protection of dissenting shareholder upon change of corporate structure affecting his preferential rights, 78 ALR 1118.
    Timeliness and sufficiency of dissenting shareholder's motion of his objection to consolidation or merger and of his demand for payment for his shares, 40 ALR3d 260.


SECTION 17-16-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

    (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 was submitted to vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action was effectuated and shall not vote his shares in favor of the proposed action.
    (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this article. (Laws 1989, ch. 249, Section 1.)


SECTION 17-16-1322.  DISSENTER'S NOTICE.

    (a) If proposed corporate action creating dissenters' rights under W.S. 17-16-1302 was authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of W.S. 17-16-1321.
    (b) The dissenters' notice shall be sent no later than ten (10) days after the corporate action was taken, and shall:
         (i) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
         (ii) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand was received;
         (iii) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;
         (iv) Set a date by which the corporation shall receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
    (60) days after the date the notice required by subsection (a) of this section is delivered; and
         (v) Be accompanied by a copy of this article. (Laws 1989, ch. 249, Section 1.)


SECTION 17-16-1323.  DUTY TO DEMAND PAYMENT.

    (a) A shareholder sent a dissenters' notice described in W.S. 17-16-1322 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to W.S. 17-16-1322(b)(iii), and deposit his certificates in accordance with the terms of the notice.

SECTION 17-16-1324      WYOMING BUSINESS CORPORATION ACT      SECTION 17-16-1325

  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Laws 1989, ch. 249, section 1.)

SECTION 17-16-1324. SHARE RESTRICTIONS.

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under W.S. 17-16-1326.
  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Laws 1989, ch. 249, Section 1.)

SECTION 17-16-1325. PAYMENT.

  (a) Except as provided in W.S. 17-16-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with the W.S. 17-16-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
  (b)  The payment shall be accompanied by:
      (i)  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
      (ii) A statement of the corporation's estimate of the fair value of the shares;
      (iii) An explanation of how the interest was calculated;
      (iv) A statement of the dissenter's right to demand payment under W.S. 17-16-1328; and
      (v)  A copy of this article. (Laws 1989, ch. 249, Section 1.)


AM. JUR. 2d, ALR AND C.J.S. REFERENCES.
- -- Construction and effect of provision for payment of dissenting stockholders in statutes relating to merger or consolidation or corporations, 87 ALR 597; 162 ALR 1237; 174 ALR 960.

    Valuation of stock of dissenting stockholders in case of sale of corporation's entire assets, 48 ALR3d 430.

SECTION 17-16-1326           WYOMING STATUTES 1977            SECTION 17-16-1328

SECTION 17-16-1326.  FAILURE TO TAKE ACTION.

    (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under W.S. 17-16-1322 and repeat the payment demand procedure. (Laws 1989, ch. 249, Section 1.)

SECTION 17-16-1327.  AFTER-ACQUIRED SHARES.

    (a) A corporation may elect to withhold payments required by W.S. 17-16-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
    (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall\ pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payments under W.S. 17-16-1328. (Laws 1989, ch. 249, Section 1.)

SECTION 17-16-1328.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
                  OFFER.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under W.S. 17-16-1325, or reject the corporation's offer under W.S. 17-16-1327 and demand payment of the fair value of his shares and interest due, if:
         (i) The dissenter believes that the amount paid under W.S. 17-16-1325 or offered under W.S. 17-16-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;
         (ii) The corporation fails to make payment under W.S. 17-16-1325 within sixty (60) days after the date set for demanding payment; or
         (iii) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection

SECTION 17-16-1330      WYOMING BUSINESS CORPORATION ACT      SECTION 17-16-1330

(a) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Laws 1989, ch. 249, Section 1.)

                     SUBARTICLE C.  JUDICIAL APPRAISAL OF SHARES

SECTION 17-16-1330.  COURT ACTION.

    (a) If a demand for payment under W.S. 17-16-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (b) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in the amendment to it. The dissenters are entitled to the same discovery rights as partes in other civil proceedings.
    (e) Each dissenter made a party to the proceeding is entitled to judgment for:

         (i) The amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
         (ii) The fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under W.S. 17-16-1327. (Laws 1989, ch. 249, Section 1.)

Cross references, - As to service by publication, see Rule 4, W.R.C.P. As to depositions and discovery, see Rules 26 to 37, W.R.C.P.

SECTION 17-16-1331           WYOMING STATUTES 1977            SECTION 17-16-1331

SECTION  17-16-1331.  COURT COSTS AND COUNSEL FEES.

    (a) The court in an appraisal proceeding commenced under W.S. 17-16-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under W.S. 17-16-1328.
    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
         (i) Against the corporation and in favor of any or all dissenters if the court find the corporation did not substantially comply with the requirements of W.S. 17-16-1320 through 17-16-1328; or
         (ii) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the article.
    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Laws 1989, ch. 249, Section 1.)

                               ARTICLE 14.  DISSOLUTION

                                      ----------

    CROSS REFERENCES -- As to dissolution of nonprofit corporations, see Sections 17-6-109 and 17-6-110. As to dissolution of lodge, and societies, see
Section 17-9-106. As to dissolution of a corporation formed under the Wyoming Industrial Corporation Act, see Section 17-11-116. As to dissolution of a partnership under Uniform Partnership Act, see Section 17-13-601 et seq. As to dissolution of limited partnerships, see Section 17-14-901 et. seq. As to dissolution of limited liability companies, see Sections 17-15-123 through 17-15-129.
    As to dissolution of corporation upon judgment against corporation in action of quo warranto, see Sections 1-31-118 through 1-31-121. As to appointment of receivers by district court, and as to qualifications, powers and duties of appointees, see chapter 33 of title 1. As to reorganization of banks, see chapter 4 of title 13.
    Am. Jur. 2d, ALR and C.J.S. references. -- Jurisdiction of action involving internal affairs of foreign corporation. 18 ALR 1383; 89 ALR 736; 153 ALR 1231; 72 ALR2d 1211.
    Inherent power of equity, at instance of stockholder, to wind up solvent, going corporation on ground of fraud, mismanagement or dissentions, 43 ALR 288; 61 ALR 1212; 91 ALR 665.
    Conduct of affairs and powers of corporation after its dissolution or expiration or forfeiture of its charter, 47 ALR 1288; 97 ALR 477.
    Dissolution of corporation or expiration or forfeiture of its charter as affecting property rights, 47 ALR 1328; 97 ALR 477.
    Personal liability on contract made by "trustees" or others, in closing affairs of dissolved corporations, 76 ALR 1478.
    Dissolution of corporation on ground of intracorporate deadlock or dissention, 13 ALR2d 1260.
    Stockholders' rights to patent, copyright or trademark owned by corporation upon its dissolution, 30 ALR2d 938.
    Service of process on dissolved domestic corporation in the absence of express statutory direction, 75 ALR2d 1399.
    Dissolving or winding up affairs of corpora-

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Companies Act of British Columbia, the Articles of the Registrant permit that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether or not brought by the Registrant or by a corporation or other legal entity or enterprise as hereinafter mentioned and whether civil, criminal or administrative, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, a partnership, joint venture, trust or other enterprise, against all costs, charges and expenses, including legal fees and any amount paid to settle the action or proceeding or satisfy a judgment, if he acted honestly and in good faith with a view to the best interests of the corporation or other legal entity or enterprise as aforesaid of which he is or was a director, officer, employee or agent, as the case may be, and exercised the care, diligence and skill of a reasonably prudent person, and with respect to any criminal or administrative, action or proceeding, he had reasonable grounds for believing that his conduct was lawful; provided that the Registrant shall not be bound to indemnify any such person, other than a director, officer or an employee of the Registrant (who shall be deemed to have notice of the Article of the Registrant's Article dealing with indemnification and to have contracted with the Registrant in the terms hereof solely by virtue of his acceptance of such office or employment) if in acting as agent for the Registrant or as a director, officer, employee or agent of another corporation or other legal entity or enterprise as aforesaid, he does so by written request of the Registrant containing an express reference to said Article; and provided further that no indemnification of a director or former director of the Registrant, or director or former director of a corporation in which the Registrant is or was a shareholder, shall be made except to the extent approved by a court pursuant to the Companies Act of British Columbia or any other statute. The determination of any action, suit or proceeding by judgment, order, settlement, conviction or otherwise shall not, of itself, create a presumption that the person did not act honestly and in good faith and in the best interests of the Registrant and did not exercise the care, diligence and skill of a reasonably prudent person and, with respect to any criminal action or proceeding, did not have reasonable grounds to believe that his conduct was lawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  EXHIBITS.

     EXHIBIT
     -------
     NUMBER
     ------
     DESCRIPTION OF EXHIBIT
     ----------------------

     2         Proposed Agreement and Plan of Merger.

     3(a)* Memorandum and Articles for Catalina Energy & Resources Ltd., a British Columbia corporation, dated January 31, 1979, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

     3(b)* Certificate for Catalina Energy & Resources Ltd., a British Columbia corporation, dated November 27, 1981, changing the name of Catalina Energy & Resources Ltd. to Alaska Apollo Gold Mines Ltd., and further changing the authorized capital of the Company from 5,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share, filed as an exhibit to Form 10 Registration Statement filed May 25, 1984. File No. 0-12185.

     3(c)* Certificate of Change of Name for Alaska Apollo Gold Mines Ltd., a British Columbia corporation, dated October 14, 1992, changing the name of Alaska Apollo Gold Mines Ltd. to Alaska Apollo Resources Inc., and further changing the authorized capital of the Company from 20,000,000 shares of common stock, without par value per share, to 6,000,000 shares of common stock, without par value per share.

     3(d)* Altered Memorandum of Alaska Apollo Resources Inc., a British Columbia corporation, dated September 9, 1994, changing the authorized capital of the Company from 6,000,000 shares of common stock, without par value per share, to 20,000,000 shares of common stock, without par value per share.

     4*        See Exhibit No. 3(a).

     5** Opinion of Norman T. Reynolds, Esq. as to the legality of the securities to be issued.

     8**       Opinion of Norman T. Reynolds, Esq. as to certain tax matters.

     9* Voting Trust Agreements. Exhibits 3, 10 and 13 to Form 8-K for the Company dated March 6, 1994. File No. 0-12185.

     10(a)* Letter of Intent dated May 8, 1992 between Alaska Apollo Gold Mines Limited and the Alaska Syndicate. Exhibit 10(f) to Form 10-K for the Company for the fiscal year ended December 31, 1992. File No. 0-12185.

     10(b)* Letter of Intent between Daugherty Petroleum, Inc. and Michigan Southern Energy Corporation dated March 31, 1994 described in
               Exhibit 10(b) to Form 10-K for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

     10(c)* Redevelopment Agreement between the Company and Summit Funding, Inc. dated July 1993 described in Exhibit 10(c) to Form 10-K for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

     10(d)* Agreement dated December 22, 1993 by and between Daugherty Petroleum, Inc. and Wentzloff Energy, Inc. with respect to the purchase by Daugherty Petroleum, Inc. of 6.5 billion cubic feet of natural gas or its equivalent from 29 Kentucky partnerships produced since April 1, 1993. Exhibit "1" to Form 8-K for the Company dated March 6, 1994. File No. 0-12185.

     10(e)* Trust Agreement dated December 22, 1993 by and between the various partnerships described in Exhibit "1" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185) and Breeding, McIntyre & Cunningham, P.S.C. with respect to the 1,086,108 shares of the Common Stock of the Company received by the partnerships in consideration of the sale and purchase described in Exhibit "1" attached thereto.

     10(f)* Voting Trust Agreement dated December 22, 1993 by and between Wentzloff Energy, Inc. and the various partnerships described in Exhibit "1" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185) and Breeding, McIntyre & Cunningham, P.S.C. with respect to the 1,086,108 shares of the Common Stock of the Company received by the partnerships in consideration of the sale and purchase described in Exhibit "1" attached thereto.

     10(g)* Gas Purchase and Sale Agreement dated December 22, 1993 by and between the various partnerships described in Exhibit "1" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185) and Daugherty Petroleum, Inc. with respect to the production of gas resulting from the sale and purchase of gas pursuant to the sale and purchase described in Exhibit "1" attached thereto.

    10(h)* Proxy dated December 22, 1993 by and between Wentzloff Energy, Inc. and the various partnerships described in Exhibit "1" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185) in favor of Breeding, McIntyre & Cunningham, P.S.C. with respect to the voting of the 1,086,108 shares of the Common Stock of the Company received by the partnerships in consideration of the sale and purchase described in Exhibit "1" attached thereto.

    10(i)* Agreement for Purchase and Sale dated as of September 24, 1993 by and between Wentzloff Energy, Inc. and Daugherty Petroleum, Inc. with respect to the purchase and sale of the of 6.5 billion cubic feet of natural gas or its equivalent from 29 Kentucky partnerships produced since April 1, 1993 as described in Exhibit "1" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185), as well as the purchase by Daugherty Petroleum, Inc. of undivided working interests in oil and gas leases and certain equipment, machinery and personal property with respect to such leases from Wentzloff Energy, Inc.

    10(j)* Agreement and Amendment to Agreement dated November 16, 1993 by and between Daugherty Petroleum, Inc., Wentzloff Energy, Inc. and Wentzloff Partners, Inc. with respect to the amendment of the agreement described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185), and the recasting of the agreement in its current form.

    10(k)* Agreement and Amendment to Agreement dated November 16, 1993 by and between Daugherty Petroleum, Inc., Wentzloff Energy, Inc. and Southern Drilling Co., Inc. with respect to the amendment of the agreement described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994 (File No. 0-12185), and the recasting of the agreement in its current form.

    10(l)* Escrow Agreement dated November 15, 1993 by and between Wentzloff Energy, Inc., Daugherty Petroleum, Inc., Inc., Alaska Apollo Resources Inc., and Breeding, McIntyre & Cunningham, P.S.C. with respect to the 60,000 shares of the Common Stock of the Company received by Wentzloff Energy, Inc. in consideration of the sale and purchase described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994. (File No. 0-12185).

    10(m)* Voting Trust Agreement dated November 16, 1993 by and between Wentzloff Energy, Inc. and Breeding, McIntyre & Cunningham, P.S.C. with respect to the 60,000 shares of the Common Stock of the Company received by Wentzloff Energy, Inc. in consideration of the sale and purchase described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994. (File No. 0-12185).

    10(n)* Proxy executed by Wentzloff Energy, Inc. covering the 60,000 shares of the Common Stock of the Company received by Wentzloff Energy, Inc. in consideration of the sale and purchase described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994. (File No. 0-12185).

    10(o)* Escrow Agreement dated November 15, 1993 by and between Southern Drilling Co., Inc., Daugherty Petroleum, Inc., Alaska Apollo Resources Inc., and Breeding, McIntyre & Cunningham, P.S.C. with respect to the 20,000 shares of the Common Stock of the Company received by Southern Drilling Co., Inc. in consideration of the sale and purchase described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994. (File No. 0-12185).

    10(p)* Voting Trust Agreement dated November 16, 1993 by and between Southern Drilling Co., Inc. and Breeding, McIntyre & Cunningham, P.S.C. with respect to the 20,000 shares of the Common Stock of the Company received by Southern Drilling Co., Inc. in consideration of the sale and purchase described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994. (File No. 0-12185).

    10(q)* Proxy executed by Southern Drilling Co., Inc. covering the 20,000 shares of the Common Stock of the Company received by Southern Drilling Co., Inc. in consideration of the sale and purchase described in Exhibit "6" to Form 8-K for the Company dated March 6, 1994. (File No. 0-12185).

    10(r)* Stock Purchase Agreement by and between William S. Daugherty, Alaska Apollo Resources, Inc. and Daugherty Petroleum, Inc. dated July 20, 1993. Reference is made to Form 8-K, dated November 11, 1993, filed with the Securities and Exchange Commission on November 12, 1993. (File No. 0-12185).

    10(s)* Subscription Agreement dated July 30, 1992 between Alaska Apollo Gold Mines Ltd. and Alaska Investments Ltd. described in Exhibit 10(g) to Form 20-F for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

    10(t)* Letter of Intent dated March 15, 1993 between Alaska Apollo Resources Inc. and Daugherty Petroleum, Inc. described in Exhibit 10(h) to Form 20-F for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

    10(u)* Director's Incentive Stock Option Agreement dated January 10, 1994 between the Company and John R. Bogert described in Exhibit 10(u) to Form 10-K for the Company for the fiscal year ended December 31, 1994. (File No. 0-12185).

    10(v)* Director's Incentive Stock Option Agreement dated January 10, 1994 between the Company and William S. Daugherty described in
               Exhibit 10(v) to Form 10-K for the Company for the fiscal year ended December 31, 1994. (File No. 0-12185).

    10(w)* Director's Incentive Stock Option Agreement dated January 10, 1994 between the Company and James K. Klyman-Mowczan described in
               Exhibit 10(w) to Form 10-K for the Company for the fiscal year ended December 31, 1994. (File No. 0-12185).

    10(x)* Director's Incentive Stock Option Agreement dated January 10, 1994 between the Company and Colin R. Bowdidge described in
               Exhibit 10(x) to Form 10-K for the Company for the fiscal year ended December 31, 1994. (File No. 0-12185).

    21         Subsidiaries of the Company:

                  -  Niagara Oil, Inc., a Kentucky corporation.
                  -  Daugherty Petroleum, Inc., a Kentucky corporation.

    23(a)*     Consent of Richard M. Russell & Associates, Inc. described in
               Exhibit 23(a) to Form 10-K for the Company for the fiscal year ended December 31, 1993. (File No. 0-12185).

    23(b)      Consent of Kraft, Rothman, Berger, Grill, Schwartz & Cohen.

    23(c)      Consent of Edward O. Strandberg, Jr., P.E.

    23(d)**    Consent of Norman T. Reynolds, Esq.

- ----------------------
  *  These exhibits are incorporated by reference.
  ** These exhibits are to be filed by amendment.

     (b)  FINANCIAL STATEMENT SCHEDULES.

          No schedules are required as all information required has been presented in the audited financial statements.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

     (b) To include any prospectus required by Section 10(a)(3) of the Securities Act.

     (c) To reflect in the Joint Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

     (d) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (g) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form. That every prospectus that is filed pursuant to this paragraph (g) will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (h) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (i) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Kentucky, on May 31, 1996.


                                   ALASKA APOLLO RESOURCES INC.



                                   By  /s/  William S. Daugherty
                                     -------------------------------------------
                                     William S. Daugherty, Chairman of the Board


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

           SIGNATURE                           TITLE                          DATE
           ---------                           -----                          ----

   /s/  William S. Daugherty          Chairman of the Board and           May 31, 1996
- --------------------------------              President
     William S. Daugherty



   /s/  Charles L. Cotterell                  Director                    May 31, 1996
- --------------------------------
      Charles L. Cotterell



  /s/  James K. Klyman-Mowczan                Director                    May 31, 1996
- --------------------------------
     James K. Klyman-Mowczan



    /s/  Timothy F. Guthrie                 Secretary and                 May 31, 1996
- --------------------------------       Chief Financial officer
       Timothy F. Guthrie


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